As filed with the Securities and Exchange Commission on February 28, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NII International Telecom S.C.A.

(as Issuer)

(Exact name of registrant as specified in its charter)

Luxembourg	4812	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

65, Boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg

+352 26 4491

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NII Holdings, Inc.

(as Guarantor)

(Exact name of parent guarantor as specified in its charter)

Delaware	4812	91-1671412
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1875 Explorer Street, Suite 1000

Reston, Virginia 20190

(703) 390-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary D. Begeman, Esquire Executive Vice President, General Counsel NII Holdings, Inc. 1875 Explorer Street, Suite 1000 Reston, Virginia 20190 (703) 390-5100	Copies to: Charles W. Kemp, Esquire Williams Mullen Williams Mullen Center 200 S. 10th St. Richmond, Virginia 23219 (804) 420-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
11.375% Senior Notes due 2019	$900,000,000	100%	$900,000,000	$115,920
7.875% Senior Notes due 2019	$700,000,000	100%	$700,000,000	$90,160
Guarantee of the 11.375% Senior Notes due 2019(2)	—	—	—	(4)
Guarantee of the 7.875% Senior Notes due 2019(3)	—	—	—	(4)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended.
(2)	The 11.375% Senior Notes due 2019 are fully and unconditionally guaranteed on a senior unsecured basis by NII Holdings, Inc.
(3)	The 7.875% Senior Notes due 2019 are fully and unconditionally guaranteed on a senior unsecured basis by NII Holdings, Inc.
(4)	Pursuant to 457(n), no separate fee for the guarantee is payable because the guarantees relate to other securities that are being registered concurrently.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exchange these securities and it is not the solicitation of an offer to exchange these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2014

PROSPECTUS

NII International Telecom S.C.A.

Offers to Exchange

11.375% SENIOR NOTES DUE 2019 that have been registered under the Securities Act of

1933, as amended (the “Securities Act”) for any and all 11.375% SENIOR NOTES DUE 2019

and

7.875% SENIOR NOTES DUE 2019 that have been registered under the Securities Act for any and all

7.875% SENIOR NOTES DUE 2019

This exchange offers will expire at 5:00 P.M.

New York City time, on             , 2014, unless extended.

NII International Telecom S.C.A. is offering to exchange:

•	$900,000,000 aggregate principal amount of registered 11.375% Senior Notes due 2019, which we refer to as the 11.375% Exchange Notes, for any and all of our original unregistered 11.375% Senior Notes due 2019 that were issued in private offerings on February 19, 2013 and April 15, 2013, which we refer to as the 11.375% Outstanding Notes; and

•	$700,000,000 aggregate principal amount of registered 7.875% Senior Notes due 2019, which we refer to as the 7.875% Exchange Notes, for any and all of our original unregistered 7.875% Senior Notes due 2019 that were issued in a private offering on May 23, 2013, which we refer to as the 7.875% Outstanding Notes.

We refer to these exchanges as the exchange offers. We refer to the 11.375% Exchange Notes and the 7.875% Exchange Notes collectively as the Exchange Notes and we refer to the 11.375% Outstanding Notes and the 7.875% Outstanding Notes collectively as the Outstanding Notes. NII International Telecom S.C.A. will not receive any proceeds from the exchange offers.

NII Holdings, Inc., the parent of NII International Telecom S.C.A., will fully and unconditionally guarantee the Exchange Notes. We refer to NII Holdings, Inc. as the guarantor.

Terms of the exchange offers:

•	NII International Telecom S.C.A. will exchange all Outstanding Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offers for an equal principal amount of Exchange Notes. All interest due and payable on the Outstanding Notes will become due on the same terms under the Exchange Notes.

•	The terms of the Exchange Notes are substantially identical to those of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act and the transfer restrictions and registration rights relating to the Outstanding Notes will not apply to the Exchange Notes.

•	You may withdraw your tender of Outstanding Notes at any time prior to the expiration of the exchange offers.

•	Any Outstanding Notes that are validly tendered and not timely withdrawn may be accepted by us.

•	The exchange of Outstanding Notes for Exchange Notes generally will not be a taxable exchange for U.S. federal income tax purposes, but you should see the discussion under the caption “Certain Tax Consideration – Material United States Federal Income Tax Consequences” on page 89 for more information.

•	All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See “Plan of Distribution.”

•	The Outstanding Notes are listed on the Irish Stock Exchange and application has been made to the Irish Stock Exchange for the Exchange Notes to be admitted to the Official List and to trade on the Global Exchange Market of the Irish Stock Exchange.

For a discussion of factors you should consider before you decide to participate in the exchange offer, see “Risk Factors” beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 .

In this prospectus, “NII Holdings,” “we,” “us,” “our” and “our company” refer to NII Holdings, Inc. and its subsidiaries, including NII International Telecom S.C.A., the issuer of the Outstanding Notes and the Exchange Notes, as a combined entity, except where it is clear that the terms mean only NII Holdings, Inc. This prospectus also uses the terms “Issuer” and “NII International” to refer to NII International Telecom S.C.A. as a separate entity.

Except as otherwise indicated, all amounts are expressed in U.S. dollars and references to “dollars” and “$” are to U.S. dollars. All historical financial statements contained in this prospectus are prepared in accordance with accounting principles generally accepted in the United States.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for securities where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. NII International Telecom S.C.A. has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC. IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER OR DIFFERENT INFORMATION. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO EXCHANGE THE OUTSTANDING NOTES FOR THE EXCHANGE NOTES AND THIS PROSPECTUS IS NOT AN OFFER TO EXCHANGE OR A SOLICITATION TO EXCHANGE THE OUTSTANDING NOTES FOR THE EXCHANGE NOTES IN ANY JURISDICTION WHERE AN OFFER OR EXCHANGE WOULD BE UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.

i

Notice to EEA investors

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each initial purchaser has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Exchange Notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the initial purchasers; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the Exchange Notes shall require the issuer or any initial purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section of the prospectus, the expression an “offer to the public” in relation to any Exchange Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Exchange Notes to be offered so as to enable an investor to decide to purchase or subscribe to the Exchange Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Grand Duchy of Luxembourg

This prospectus has not been approved by, and will not be submitted for approval to, the Luxembourg Financial Services Authority (Commission de Surveillance du Secteur Financier) for purposes of public offering or sale in the Grand Duchy of Luxembourg (“Luxembourg”). Accordingly, the Exchange Notes may not be offered or sold to the public in Luxembourg, directly or indirectly, and neither this prospectus nor any other offering circular, prospectus, form of application, advertisement or other material may be distributed, or otherwise made available in, from or published in, Luxembourg, except in circumstances that do not constitute an offer of securities to the public requiring the publication of a prospectus in accordance with the Luxembourg Act of 10 July 2005 on prospectuses for securities, as amended, and implementing the Prospectus Directive, as amended. Consequently, this prospectus and any other offering circular, prospectus, form of application, advertisement or other material may only be distributed to (i) Luxembourg qualified investors as defined in the Luxembourg Act of 10 July 2005 on prospectuses for securities, as amended, and (ii) no more than 149 prospective investors, which are not qualified investors.

Certain regulatory issues related to the United Kingdom

This prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

Japan

The Exchange Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each initial purchaser has agreed that it will not offer or sell any Exchange Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The Exchange Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Exchange Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Exchange Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Exchange Notes may not be circulated or distributed, nor may the Exchange Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Exchange Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Information about the enforceability of judgments

and the effect of non-U.S. law

NII International and NII Holdings consent in the indentures to jurisdiction in the U.S. federal and state courts in the city of New York and to service of process in the city of New York in any legal suit, action or proceeding brought to enforce any rights under or with respect to the indentures, the Exchange Notes and the guarantees. Any judgment against NII International in respect of any of the indentures, the Exchange Notes or the guarantees, including for civil liabilities under the U.S. federal securities laws, obtained in any U.S. federal or state court may have to be enforced in the courts of Luxembourg. Investors should not assume that the courts of Luxembourg would enforce judgments of U.S. courts obtained against NII International predicated upon the civil liability provisions of the U.S. federal securities laws or that such courts would enforce, in original actions, liabilities against NII International predicated solely upon such laws.

Enforcement of civil liabilities in Luxembourg

It may be possible for investors to effect service of process upon the issuer within Luxembourg provided that The Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters of 15 November 1965 is complied with.

A valid judgment with respect to the Exchange Notes, obtained against a company organised and established in Luxembourg from a court of competent jurisdiction in the United States, remains in full force and effect after all available appeals in the relevant State or Federal jurisdiction have been taken and may be entered and enforced through a court of competent jurisdiction of Luxembourg in compliance with the enforcement (exequatur) procedures set out at Articles 678 et seq. of the Luxembourg New Code of Civil Procedure (Nouveau Code de Procédure Civile), being:

•	the U.S. court has applied the substantive law as designated by the Luxembourg conflict of laws rules;

•	the U.S. court has acted in accordance with its own procedural laws;

•	the U.S. court order or judgment must not result from an evasion of Luxembourg law (fraude à la loi);

•	the U.S. court awarding the judgment has jurisdiction to adjudicate the respective matter under its applicable laws, and such jurisdiction is recognized by Luxembourg private international and local law;

•	the judgment is enforceable in the jurisdiction where the decision has been rendered;

•	the judgment was granted following proceedings where the defendant had the opportunity to appear, was granted the necessary time to prepare its case and, if it appeared, could present a defense; and

•	the considerations of the foreign order as well as the judgment do not contravene international public policy as understood under the laws of Luxembourg or has been given in proceedings of a criminal or tax nature.

If an original action is brought in Luxembourg, a court of competent jurisdiction may refuse to apply the designated law if its application contravenes Luxembourg’s international public policy (ordre public) and, if such action is brought on the basis of U.S. Federal or State securities laws, may not have the requisite power to grant the remedies sought.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that NII International and NII Holdings filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, which is referred to collectively as the Securities Act. The registration statement covers the Exchange Notes being offered and the Exchange Note guarantees by NII Holdings as guarantor and encompasses all amendments, exhibits, annexes, and schedules to the registration statement. This prospectus does not contain all the information in the exchange offer registration statement. For further information about NII International or NII Holdings and the exchange offers, reference is made to the registration statement.

NII International is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12h-5 thereunder. NII Holdings is, however, subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, NII Holdings files reports, proxy statements and other information with the SEC. You may read and copy any document that NII Holdings files at the SEC’s public reference room facility located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including NII Holdings, that file documents with the SEC  electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

In this document we “incorporate by reference” the information that NII Holdings files with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, to the extent they have been filed with the SEC:

•	NII Holdings’ annual report on Form 10-K for the year ended December 31, 2013;

•	NII Holdings’ current report on Form 8-K filed February 25, 2014; and

•	NII Holdings’ definitive proxy statement for the annual meeting to the held on May 15, 2014.

We also incorporate by reference all documents filed by NII Holdings to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any current report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules) (1) after the date of the initial registration statement containing this prospectus and prior to the effectiveness of the registration statement, and (2) after the date of this prospectus until this offering has been completed. Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to Investor Relations, NII Holdings, Inc., 1875 Explorer Street, Suite 1000, Reston, Virginia 20190, (703) 390-5100, or you may visit the investor relations section of our website at www.nii.com. The information contained on our website is not part of this prospectus.

For so long as any Notes are admitted to the Official List of the Irish Stock Exchange and the rules of such stock exchange so require, copies of:

•	the Issuer’s organizational documents; and

v

•	the Indentures, may be inspected and obtained in physical form during normal business hours on any business day at the registered office of the Issuer and in electronic format online at www.nii.com; and

•	the audited consolidated financial statements for each of the financial years ended 2012 and 2013 published by us may be inspected and obtained in electronic format online at www.nii.com and www.sec.gov respectively.

This prospectus or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various filings we have made with the SEC, as well as certain agreements that we will enter into in connection with the offering of the Exchange Notes described in this prospectus. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

We caution you that this prospectus and the documents incorporated by reference into this prospectus contain certain estimates, projections and other “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Statements regarding expectations, including performance assumptions and estimates relating to capital requirements, as well as other statements that are not historical facts, are forward-looking statements.

These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events, the economic and regulatory environment and the foreign currency exchange rates of currencies in the countries in which our operating companies conduct business relative to the U.S. dollar.

We have included risk factors and uncertainties that might cause differences between anticipated and actual future results in the “Risk Factors” section of this prospectus and the section entitled “Risk Factors” incorporated into this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2013. Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. The operations and results of our wireless communications business also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	beliefs and assumptions regarding our ability to continue as a going concern;.

•	our ability to attract and retain customers;

•	our ability to satisfy the requirements of our debt obligations;

•	our ability to access sufficient debt or equity capital to meet any future operating and financial needs;

•	our ability to meet the operating goals established by our business plan and generate cash flow;

•	general economic conditions in the U.S. or in Latin America, including specifically in the countries in which we operate and in the market segments that we are targeting for our services, including the impact of uncertainties in global economic conditions;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	the impact of foreign currency exchange rate volatility in our markets when compared to the U.S. dollar and related currency depreciation in countries in which our operating companies conduct business;

•	reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon, including technology deployed in connection with the introduction of digital two-way mobile data or internet connectivity services in our markets;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components at reasonable pricing to meet our service deployment and marketing plans and customer demand;

•	Motorola Mobility’s ability and willingness to provide handsets and related equipment for use on our iDEN network, including the availability of iDEN handsets, particularly in Argentina where we do not have the spectrum resources to deploy a WCDMA network;

•	the risk of deploying WCDMA networks, including the potential need for additional funding to support that deployment, delays in deployment, cost over-runs, the risk that new services supported by the new networks will not attract enough subscribers to support the related costs of deploying or operating the new networks and the potential distraction of management;

•	our ability to successfully scale our billing, collection, customer care and similar back-office operations to keep pace with customer growth, increased system usage rates and growth or to successfully deploy new systems that support those functions;

•	the success of efforts to improve and satisfactorily address issues relating to our network performance in Mexico and any similar future issues in Mexico or our other markets;

•	future legislation or regulatory actions relating to our services, other wireless communications services or telecommunications generally and the costs and/or potential customer impacts of compliance with regulatory mandates;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our network business;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;

•	market acceptance of our new service offerings;

•	equipment failure, natural disasters, terrorist acts or other breaches of network or information technology security; and

•	other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2013, including in Part I, Item 1A. “Risk Factors,” and, from time to time, in our reports filed with the SEC.

The words “may,” “could,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are found throughout this prospectus and elsewhere in this report. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, we do not undertake any obligation to publicly update or release any revisions to the forward-looking statement to reflect any events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by NII Holdings. See “Where You Can Find More Information” on page v for a list of the documents incorporated by reference into this prospectus.

SUMMARY

This summary highlights selected information from this prospectus and from the documents incorporated into this prospectus by reference and does not contain all the information that you should consider before participating in an exchange offer. You should read the entire prospectus and the documents we have referred you to carefully, especially “Risk Factors” beginning on page 16, before deciding to participate in an exchange offer described in this prospectus.

About NII Holdings

We were originally organized in 1995 as a holding company for the operations of Nextel Communications, Inc. in selected international markets. The corporation that is currently known as NII Holdings, Inc. was incorporated in Delaware in 2000 as Nextel International, Inc. In December 2001, we changed our name from Nextel International, Inc. to NII Holdings, Inc. Our principal executive office is located at 1875 Explorer Street, Suite 1000, Reston, Virginia 20190. Our telephone number at that location is (703) 390-5100.

We provide wireless communication services under the Nextel™ brand, primarily targeted at meeting the needs of subscribers who use our services to improve the productivity of their businesses and subscribers who make the individual decision to use our service for both professional and personal needs. Our subscribers generally value our broad set of value-added services, including our push-to-talk services, which allow our subscribers to talk to each other instantly, and our high level of customer service. As we expand our WCDMA networks in our markets, we are extending our target market to include additional business subscribers and consumers who exhibit above average usage, revenue and loyalty characteristics and who we believe will be attracted to the services and attractive pricing plans we offer, the quality of and data speeds provided by our WCDMA networks and the quality of our customer service.

We provide our services through operating companies located in Brazil, Mexico, Argentina and Chile with our principal operations located in major business centers and related transportation corridors of these countries. We provide our services in major urban and suburban centers with high population densities where we believe there is a concentration of the country’s business users and economic activity. We believe that the growing economic base, increase in the middle and upper classes and lower wireline service penetration encourage the use of the mobile wireless communications services that we offer and plan to offer in the future. Our new WCDMA networks in Brazil, Mexico and Chile serve or are expected to serve these major business centers and, in some instances, a broader geographic area in order to meet the requirements of our spectrum licenses.

Our original networks utilize integrated digital enhanced network, or iDEN, technology developed by Motorola, Inc. to provide our mobile services on our 800 MHz spectrum holdings in all of our markets. Our next generation networks utilize WCDMA technology, which is a standards-based technology that has been deployed by carriers throughout the world. These technologies allow us to use our spectrum efficiently and offer multiple wireless services integrated into a variety of handset and data devices.

The services we currently offer include:

•	mobile telephone service;

•	push-to-talk services, including Direct Connect®, Prip and International Direct Connect® services, which allow subscribers to talk to each other instantly;

•	wireless data services, including text messaging services; mobile internet services; and e-mail services;

•	other value-added services, including location-based services, which include the use of Global Positioning System, or GPS, technologies; digital media services; and a wide ranging set of applications available via our content management system, as well as the Android™ open application market;

•	business solutions, such as security, work force management, logistics support and other applications that help our business subscribers improve their productivity; and

•	voice and data roaming services.

The deployment and expansion of our WCDMA networks in Brazil, Mexico and Chile enables us to offer a wider range of products and services that are supported by that technology, including data services provided at substantially higher speeds than can be delivered on our iDEN networks. These WCDMA networks also support our unique push-to-talk services that provide significant differentiation from our competitors’ offerings. In the third quarter of 2013, our WCDMA network reached geographic coverage parity with our iDEN network in Mexico, and in Brazil we are currently offering services supported by our WCDMA network in over 250 cities, including cities in and around Sao Paulo and Rio de Janeiro. In December 2013, we signed agreements with Telefonica Moviles, or Telefonica, under which Telefonica agreed to provide Nextel Brazil and Nextel Mexico with nationwide roaming voice and data coverage services on Telefonica’s networks. When implemented, the agreements will allow us to enhance our service offerings by expanding the areas in which customers using our WCDMA services can access voice and data services. Our current spectrum holdings are sufficient to enable us to deploy networks that utilize long-term evolution, or LTE, technology in certain areas in Brazil and Mexico, and we currently plan to upgrade our WCDMA networks to support LTE services in select cities in Brazil and Mexico in 2014.

Our goal is to generate higher revenues and increase the number of subscriber units operating on our networks, which we refer to as our subscriber base, by providing differentiated wireless communications services that are valued by our existing and potential customers while improving our profitability and cash flow over the long term. Our strategy for achieving this goal is based on several core principles, including:

•	focusing on higher value customer segments such as segments that comprise the small, medium and large business markets, as well as certain consumer market segments that value our differentiated wireless communications services;

•	offering a broad array of differentiated services and devices that build upon and complement our push-to-talk services, which give our customers the ability to communicate with each other instantly;

•	offering new services supported by high quality WCMDA networks;

•	offering a superior customer experience; and

•	building on the strength of the unique positioning of the Nextel brand.

Historically, we have focused on postpaid rate plans. With the expansion of our target customer base, we have been offering more prepaid rate plans and hybrid rate plans that combine both postpaid and prepaid features and expect our sales of these types of service plans to increase over time.

To enhance our service offerings, we have deployed and are continuing to enhance our networks that utilize WCDMA technology. We believe that these networks enable us to offer a wider variety of applications and services, particularly applications and services that are supported by high speed data and internet access, increase our network capacity and ultimately reduce the costs of supporting the services we offer when compared to our original iDEN-based networks. We plan to continue to focus on our current high value subscriber base using the differentiated services that are or will be available on both our networks and to expand our targeted subscriber base using the handsets and devices, service offerings, applications and pricing plans made possible by our WCDMA networks.

We expect to continue to expand the coverage and capacity of our WCDMA networks, particularly in our core markets of Brazil and Mexico. We also expect to use domestic and international roaming agreements, including the roaming arrangements that will be implemented pursuant to the agreements we recently reached with Telefonica, to cost effectively expand our service to areas in our markets that we do not currently serve or plan to serve using our own networks and to provide our customers with services when they travel to other countries.

Business Update

State of the Business. During the second half of 2013, we experienced a significant decline in subscribers in Mexico and a reduction in operating revenues and operating cash flows generated by Nextel Brazil and Nextel Mexico as a result of continued competitive pressure, the depreciation of the local currency in Brazil, and delays in the deployment and launch of services on our WCDMA networks. In Mexico, our subscriber base, operating revenues and operating cash flows were also negatively impacted by Sprint Corporation’s, or Sprint’s, deactivation of its iDEN network in the U.S. in mid-2013 and our failure to effectively deploy and optimize our WCDMA network to meet the needs of customers who were seeking new services to replace their iDEN services, particularly customers living in areas near the border of Mexico and the U.S. These factors contributed to negative market perception of our brand and WCDMA network that developed in Mexico in late 2013. We believe iDEN subscriber losses will continue to outpace our ability to attract subscribers to services on our WCDMA network in Mexico into 2014. In addition, as a result of the delays in the deployment and optimization of our WCDMA network in Brazil, we proceeded with launches of our full voice and data services in that market late in 2013 that led to subscriber and revenue growth rates that were significantly lower than we had originally anticipated. These conditions, and their impact on our liquidity, in combination with the potential impact if we cannot satisfy certain financial covenants under our current debt obligations in 2014, raise substantial doubt about our ability to continue as a going concern under the applicable authoritative literature. For further discussion of these matters see “Risk Factors Relating to the Company” and our Annual Report on Form 10-K for the year ended December 31, 2013.

About NII International

NII International is a wholly-owned indirect subsidiary of NII Holdings. NII International is a partnership limited by shares (société en commandite par actions) organized and established under the laws of Luxembourg. NII International’s registered and principal offices are located at 65, Boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg. It is registered with the Luxembourg Register of Commerce and Companies (Registre de commerce et des sociétés) under the number B 149.237. Its telephone number at that address is +352 26 44 91. NII International is a holding company that directly and indirectly owns substantially all of the operating subsidiaries of NII Holdings. Otherwise, it conducts no independent business.

For financing purposes, NII International and those of its subsidiaries that conduct operations in Brazil, Mexico and Argentina comprise the “Restricted Group” as they are subject to the covenants and restrictions of the indentures governing the Exchange Notes. The operating subsidiaries of NII International that conduct operations in Chile will not be part of the “Restricted Group” and will not be subject to the restrictive covenants in the indentures.

Organizational Structure

We provide our services through operating companies located in each of our Latin American markets and we refer to our operating companies by the countries in which they operate, such as Nextel Brazil, Nextel Mexico, Nextel Argentina and Nextel Chile. All of the operating companies and their subsidiaries are organized under foreign law. Each of the operating companies is owned, directly or indirectly, by NII International.

NII Holdings, the ultimate parent company of the Issuer, will guarantee the Exchange Notes. We refer to NII Holdings as the guarantor. NII Capital Corp. (“NII Capital”) and the other U.S. subsidiaries of NII Holdings will not guarantee the Exchange Notes.

Nextel Chile has been designated as an unrestricted subsidiary under the indentures governing the Exchange Notes and will not be subject to the restrictive covenants in the indentures. Other than Nextel Chile, all of NII International’s subsidiaries initially comprise the restricted subsidiaries under the indentures governing the Exchange Notes. For the year ended December 31, 2013, Nextel Chile had revenues of $72.7 million, segment losses of $134.1 million and a net loss of $209.4 million. As of December 31, 2013, Nextel Chile had total assets of $169.1 million and total liabilities of $273.2 million.

The following chart represents the corporate organizational structure of NII Holdings and its subsidiaries, including NII International, on the date hereof. This chart excludes NII International’s intermediary holding companies and the subsidiaries of the operating companies.

* * * * *

Our corporate headquarters are located at 1875 Explorer Street, Suite 1000, Reston, Virginia 20190, and our telephone number is (703) 390-5100. Our Internet address is www.nii.com. The information contained on our web site is not part of this prospectus.

The Exchange Offers

On February 19, 2013 and April 15, 2013, we completed unregistered private offerings of the 11.375% Outstanding Notes and on May 23, 2013 we completed an unregistered private offering of the 7.875% Outstanding Notes. As part of those offerings, we entered into registration rights agreements (copies of which are filed with the SEC as exhibits to this registration statement), or the Registration Rights Agreements, with the initial purchasers of the Outstanding Notes, in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer. The following is a summary of the exchange offers.

Outstanding Notes	11.375% Senior Notes due 2019, which were issued on February 19, 2013 and April 15, 2013.

7.875% Senior Notes due 2019, which were issued on May 23, 2013.

Exchange Notes	11.375% Senior Notes due 2019 and 7.875% Senior Notes due 2019. The terms of the Exchange Notes are substantially identical to those terms of the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act and are not subject to the transfer restrictions and registration rights relating to the Outstanding Notes.

Exchange Offers	To satisfy our obligations under the Registration Rights Agreements we are offering to exchange $900 million principal amount of our 11.375% Exchange Notes that have been registered under the Securities Act for an equal amount of our 11.375% Outstanding Notes and $700 million principal amount of our 7.875% Exchange Notes that have been registered under the Securities Act for an equal amount of our 7.875% Outstanding Notes. We may withdraw the exchange offers at any time.

The Exchange Notes will evidence the same debt as the Outstanding Notes, including principal and interest, and will be issued under and be entitled to the benefits of the same indentures that govern the Outstanding Notes. Holders of the Outstanding Notes do not have any appraisal or dissenter’s rights in connection with the exchange offers. Because the Exchange Notes will be registered, the Exchange Notes will not be subject to transfer restrictions, and holders of Outstanding Notes that have tendered and had their Outstanding Notes accepted in an exchange offer will have no registration rights. With the consummation of the exchange offers the Outstanding Notes will not be entitled to receive liquidated damages, in the form of additional interest, under the Registration Rights Agreements.

Expiration Date	The exchange offers will expire at 5:00 P.M., New York City time, on , 2014, unless we decide to extend it or terminate it early. A tender of Outstanding Notes pursuant to these exchange offers may be withdrawn at any time prior to the Expiration Date if we receive a valid written withdrawal request before the expiration of the exchange offers.

Conditions to the Exchange Offers	The exchange offers are subject to customary conditions, which we may, but are not required to, waive. Please see “The Exchange Offers — Conditions to the Exchange Offers” for more information regarding the conditions to the exchange offers. We reserve the right, in our sole discretion, to waive any and all conditions to the exchange offers on or prior to the Expiration Date.

Procedures for Tendering Outstanding Notes	Unless you comply with the procedures described below under “The Exchange Offers — Procedures for Tendering Outstanding Notes — Guaranteed Delivery,” you must do one of the following on or prior to the Expiration Date to participate in an exchange offer:

•	tender your Outstanding Notes by sending the certificates for your Outstanding Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal with the required signature guarantee, and all other documents required by the letter of transmittal, to Wilmington Trust, National Association, as exchange agent, at the address set forth in this prospectus and such Outstanding Notes are received by our exchange agent prior to the expiration of the exchange offers; or

•	tender your Outstanding Notes by using the book-entry transfer procedures described in “The Exchange Offers — Procedures for Tendering Outstanding Notes — Book-Entry Delivery Procedures” and transmitting a properly completed and duly executed letter of transmittal with the required signature guarantee, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Outstanding Notes in an exchange offer, Wilmington Trust, National Association, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your Outstanding Notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offers.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any Exchange Notes that you will receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	you are transferring good and marketable title to the Outstanding Notes free and clear of all liens, security interests, encumbrances, or rights or interests of parties other than you;

•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Guaranteed Delivery Procedures	If you are a registered holder of the Outstanding Notes and wish to tender your Outstanding Notes in an exchange offer, but

•	the Outstanding Notes are not immediately available,

•	time will not permit your Outstanding Notes or other required documents to be received by our exchange agent before the expiration of the exchange offers, or

•	the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offers,

then you may tender Outstanding Notes by following the procedures described below under “The Exchange Offers — Procedures for Tendering Outstanding Notes — Guaranteed Delivery.”

Procedures for Beneficial Owners	If you are a beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Outstanding Notes in an exchange offer, you should promptly contact the person in whose name the Outstanding Notes are registered and instruct that person to tender on your behalf the Outstanding Notes prior to the expiration of the exchange offers.

If you wish to tender in an exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your Outstanding Notes, you must either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power from the person in whose name the Outstanding Notes are registered.

Withdrawal; Non-Acceptance	You may withdraw any Outstanding Notes tendered in an exchange offer at any time prior to 5:00 P.M., New York City time, on the Expiration Date by sending our exchange agent written notice of withdrawal. Any Outstanding Notes tendered on or prior to the Expiration Date that are not validly withdrawn on or prior to the Expiration Date may not be withdrawn. If we decide for any reason not to accept any Outstanding Notes tendered for exchange or to withdraw the exchange offers, the Outstanding Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offers. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted Outstanding Notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered Outstanding Notes, please see “The Exchange Offers — Withdrawal of Tenders.”

Certain Luxembourg and United States Federal Income Tax Considerations	The exchange of Outstanding Notes for Exchange Notes in the exchange offer will generally not be a taxable exchange for U.S. federal income tax purposes. Please see “Certain Tax Considerations” for more information regarding certain Luxembourg and United States federal income tax consequences that could apply to you as a consequence of the exchange offers.

Use of Proceeds	The issuance of the Exchange Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the Registration Rights Agreements.

Fees and Expenses	We will pay all of our expenses incident to the exchange offers.

Exchange Agent	We have appointed Wilmington Trust, National Association as our exchange agent for the exchange offers. You can find the address and telephone number of the exchange agent under “The Exchange Offers — Exchange Agent.”

Resales of Exchange Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the Exchange Notes you receive in the exchange offers may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as certain conditions are met. See “The Exchange Offers — Resale of the Exchange Notes; Plan of Distribution” for more information regarding resales.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Consequences of Not Exchanging Your Outstanding Notes	If you do not exchange your Outstanding Notes in these exchange offers, you will no longer be able to require us to register your Outstanding Notes under the Securities Act pursuant to the Registration Rights Agreements except in the limited circumstances provided under the Registration Rights Agreements. In addition, you will not be able to resell, offer to resell or otherwise transfer your Outstanding Notes unless we have registered the Outstanding Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with these exchange offers, or as otherwise required under certain limited circumstances pursuant to the terms of the Registration Rights Agreements, we do not currently anticipate that we will register the Outstanding Notes under the Securities Act.

For information regarding the consequences of not tendering your Outstanding Notes and our obligation to file a registration statement, please see “The Exchange Offers — Consequences of Failure to Exchange.”

Description of the Exchange Notes

The terms of the Exchange Notes are substantially identical to those terms of the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act and are not subject to the transfer restrictions and registration rights relating to the Outstanding Notes.

Issuer	NII International Telecom S.C.A. a partnership limited by shares (société en commandite par actions) organized and established under the laws of Luxembourg. NII International’s registered and principal offices are located at 65, Boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg and NII International is registered with the Luxembourg Register of Commerce and Companies (Registre de commerce et des sociétés) under the number B 149.237

Notes Offered	$900 million aggregate principal amount of 11.375% Senior Notes due 2019.

$700 million aggregate principal amount of 7.875% Senior Notes due 2019.

Maturity Date	The 11.375% Exchange Notes and the 7.875% Exchange Notes will mature on August 15, 2019.

Interest	Interest on the 11.375% Exchange Notes will accrue at 11.375% per annum, payable semi-annually in arrears. Interest on the 7.875% Exchange Notes will accrue at 7.875% per annum, payable semi-annually in arrears.

Interest Payment Dates	The interest payment dates for the Exchange Notes will be February 15 and August 15 of each year.

Optional Redemption	NII International may redeem the Exchange Notes, in whole or in part, at any time on or after February 15, 2017 at the applicable redemption prices set forth in this prospectus, plus accrued and unpaid interest. Prior to February 15, 2017, NII International may redeem the Exchange Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest as described in “Description of Exchange Notes — Optional Redemption of 11.375% Exchange Notes” and “Description of Exchange Notes — Optional Redemptions of 7.875% Exchange Notes.”

Prior to February 15, 2016, NII International may redeem up to 35% of the aggregate principal amount of the Exchange Notes with the net cash proceeds from specified equity offerings by NII Holdings at a redemption price of 111.375% of the 11.375% Exchange Notes’ principal amount or 107.875% of the 7.875% Exchange Notes’ principal amount, as applicable, plus accrued and unpaid interest. NII International may, however, only make such a redemption if, after the redemption, at least 65% of the aggregate principal amount of each series of the Exchange Notes issued under the respective indentures remains outstanding.

Springing Maturity Offer	If we fail to refinance or repay our existing 10% Senior Notes due 2016 on or prior to May 15, 2016, NII International will be required to offer to repurchase all of the Exchange Notes at par. See “Description of Exchange Notes — Repurchase at the Option of Holders — Springing Maturity Offer.”

Change of Control	If a change of control of NII Holdings occurs, each holder of Exchange Notes may require us to repurchase all of the holder’s Exchange Notes at a purchase price equal to 101% of the principal amount of the Exchange Notes, plus accrued and unpaid interest. See “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed on a senior unsecured basis by NII Holdings. However, NII Holdings will not be subject to any of the restrictive covenants in the indentures governing the Exchange Notes. No subsidiaries of NII Holdings or NII International will guarantee the Exchange Notes.

Restricted Group	The restrictive covenants in the indentures governing the Exchange Notes will apply to NII International and its restricted subsidiaries (the “Restricted Group”). They will not apply to NII Holdings or NII Holdings’ other subsidiaries that will not be part of the Restricted Group.

Ranking	The Exchange Notes and the guarantees:

•	will be general senior unsecured obligations of NII International and the guarantor, as applicable;

•	will rank equally in right of payment with any future unsecured and unsubordinated indebtedness of NII International and the guarantor, as applicable, including, but not limited to, with respect to NII Holdings’ guarantee of Exchange Notes, NII Holdings’ guarantees of NII Capital’s outstanding $800.0 million aggregate principal amount of 10% senior notes due 2016, $500.0 million aggregate principal amount of 8.875% senior notes due 2019 and $1.45 billion aggregate principal amount of 7.625% senior notes due 2021;

•	will be effectively junior to existing and future secured obligations of NII International and the guarantor, as applicable, to the extent of the assets securing such obligations;

•	will be structurally junior to all existing and future liabilities, including trade payables, of NII International’s subsidiaries, which do not guarantee Exchange Notes;

•	with respect to Exchange Notes, will be senior in right of payment to NII International’s outstanding subordinated intercompany loan from NII Capital of $644.0 million principal amount;

•	will be senior in right of payment to any future subordinated indebtedness of NII International and the guarantor, as applicable; and

•	with respect to Exchange Notes, will be structurally senior to NII Capital’s outstanding $800.0 million aggregate principal amount of 10% senior notes due 2016, $500.0 million aggregate principal amount of 8.875% senior notes due 2019 and $1.45 billion aggregate principal amount of 7.625% senior notes due 2021 to the extent of the assets of NII International.

As of December 31, 2013, NII Holdings had no material indebtedness outstanding on an unconsolidated basis (excluding NII Holdings’ guarantee of NII Capital’s 10% senior notes due 2016, 8.875% senior notes due 2019 and 7.625% senior notes due 2021), none of which was secured. Almost all of our business operations and assets are conducted and held by NII International’s subsidiaries that will not guarantee the Exchange Notes. As of December 31, 2013, the subsidiaries of NII International had $3,297.4 million in liabilities outstanding, including $1,418.4 million of indebtedness.

The foregoing amounts do not include NII International’s $644.0 million principal amount subordinated intercompany loan from NII Capital that is subordinated to Exchange Notes.

Certain Covenants	The indentures governing the Exchange Notes, among other things, limit NII International’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness and issue preferred stock;

•	create liens or other encumbrances;

•	place limitations on distributions from restricted subsidiaries;

•	pay dividends, acquire shares of our capital stock, make investments;

•	prepay subordinated indebtedness or make other restricted payments;

•	issue or sell capital stock of restricted subsidiaries;

•	issue guarantees;

•	sell or exchange assets;

•	enter into transactions with affiliates; and

•	merge or consolidate with another entity.

The covenants are subject to a number of important qualifications and exceptions that are described in the section “Description of Exchange Notes — Certain Covenants.”

Covenant Suspension	During any period of time that (i) the ratings assigned to Exchange Notes by both of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Service are equal to or higher than Baa3 and BBB-, respectively (or, if either such entity ceases to rate Exchange Notes for reasons outside of our control, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency), and (ii) no default or event of default has occurred and is continuing, we will not be subject to most of the covenants discussed above with respect to Exchange Notes. In the event that we are not subject to certain covenants for any period of time as a result of the preceding sentence and, on any subsequent date, the rating assigned by either rating agency (or replacement agency) should decline below the level set forth above, then we will thereafter again be subject to such covenants.

Governing law	The Notes will be governed by the laws of the State of New York.

Articles 86 to 94-8 of the Luxembourg law on commercial companies dated 10 August 1915, as amended, do not apply to the Notes.

Listing	Application has been made to the Irish Stock Exchange for the Exchange Notes to be admitted to the Official List and to trade on the Global Exchange Market of the Irish Stock Exchange.

Listing Agent	A&L Listing Limited, North Wall Quay, IFSC, Dublin 1, Ireland

Risk Factors	You should refer to the section of this prospectus entitled “Risk Factors” for a discussion of the factors you should carefully consider before deciding to invest in the Exchange Notes, including factors affecting forward- looking statements.

SELECTED CONSOLIDATED FINANCIAL DATA

The tables below set forth selected consolidated financial data for the periods or as of the dates indicated and should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013.

	Year Ended December 31,
	2013	2012	2011	2010	2009
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Operating revenues	$4,772,564	$5,743,122	$6,380,817	$5,293,791	$4,126,643
Foreign currency transaction (losses) gains, net	$(143,745)	$(53,957)	$(37,297)	$52,412	$105,087
Net (loss) income from continuing operations	$(1,609,417)	$(597,479)	$262,694	$373,291	$381,828

Net (loss) income from continuing operations per common share, basic	$(9.36)	$(3.48)	$1.53	$2.21	$2.29

Net (loss) income from continuing operations per common share, diluted	$(9.36)	$(3.48)	$1.52	$2.17	$2.27

	December 31,
	2013	2012	2011	2010	2009
	(in thousands)
Consolidated Balance Sheet Data:
Total assets	$8,679,954	$9,223,078	$9,822,136	$8,195,100	$7,554,464
Long-term debt, including current portion	$5,793,471	$4,859,544	$4,711,835	$3,127,597	$3,565,092

Foreign Currency Transaction (Losses) Gains, Net. Consolidated foreign currency transaction losses of $143.7 million for the year ended December 31, 2013 are primarily related to the impact of the depreciation in the average value of the Brazilian real and the Argentine peso relative to the U.S. dollar on Nextel Brazil’s and Nextel Argentina’s net liabilities. Consolidated foreign currency transaction losses of $54.0 million for the year ended December 31, 2012 are primarily related to the impact of the depreciation in the average value of the Brazilian real and Mexican peso relative to the U.S. dollar on Nextel Brazil’s and Nextel Mexico’s net liabilities. Consolidated foreign currency transaction losses of $37.3 million for the year ended December 31, 2011 are primarily related to the impact of the depreciation in the value of the Brazilian real relative to the U.S. dollar on Nextel Brazil’s net liabilities. Consolidated foreign currency transaction gains of $52.4 million for the year ended December 31, 2010 are primarily related to the impact of the appreciation in the value of the Mexican peso relative to the U.S. dollar on peso-denominated receivables due to corporate from Nextel Mexico. Consolidated foreign currency transaction gains of $105.1 million for the year ended December 31, 2009 are primarily related to the impact of the significant appreciation in the value of the Brazilian real relative to the U.S. dollar on Nextel Brazil’s syndicated loan facility, which was denominated in U.S. dollars. See the section entitled “Critical Accounting Policies and Estimates — Foreign Currency.” in our Annual Report on Form 10-K for the year ended December 31, 2013 for more information.

Net (Loss) Income From Continuing Operations. During the second half of 2013, we experienced a significant decline in subscribers in Mexico and a reduction in operating revenues and operating cash flows generated by Nextel Brazil and Nextel Mexico as a result of continued competitive pressure, the depreciation of the local currency in Brazil, and delays in the deployment and launch of services on our WCDMA networks. See Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for more information. In addition, during the year ended December 31, 2013, we recognized

$171.0 million in non-cash impairment and restructuring charges primarily related to the discontinuation of our use of software relating to customer relationship management, the restructuring of our outsourcing agreements with Nokia Siemens Networks, or NSN, and restructuring charges incurred in connection with the realignment of our organization and staffing structure, including costs associated with staff reductions that occurred primarily at our corporate headquarters and in Mexico. During the year ended December 31, 2012, we recognized $322.2 million in non-cash impairment charges, $298.8 million of which represented an asset impairment related to the reduction of the carrying amount of Nextel Chile’s asset group to its fair value in the fourth quarter of 2012, and the remainder of which related to the write-off of certain information technology projects. In addition, during the fourth quarter of 2012, we recognized $7.6 million in restructuring charges at the corporate level, primarily related to the separation of employees in conjunction with certain actions taken to realign resources and roles between our corporate headquarters and operating segments.

RISK FACTORS

Before you make an investment decision, you should be aware of various risks, including the risks described below and in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2013. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the Exchange Notes could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking and Cautionary Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and included elsewhere or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risk Factors Relating To The Exchange Offers

You may have difficulty selling the Outstanding Notes you do not exchange.

If you do not exchange your Outstanding Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Outstanding Notes as described in the legend on the global notes representing the Outstanding Notes. There are restrictions on transfer of your Outstanding Notes because we issued the Outstanding Notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any Outstanding Notes not tendered in the exchange offers and, upon consummation of the exchange offers, you will not be entitled to any rights to have your untendered Outstanding Notes registered under the Securities Act. In addition, the trading market, if any, for the remaining Outstanding Notes will be adversely affected depending on the extent to which Outstanding Notes are tendered and accepted in the exchange offers.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that exchanges its Outstanding Notes in an exchange offer for the purpose of participating in a distribution of the Exchange Notes or resells Exchange Notes that were received by it for its own account in an exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Exchange Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive Exchange Notes in the exchange offers if the exchange offer procedure is not followed.

We will only issue Exchange Notes in exchange for Outstanding Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes to the exchange agent and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Outstanding Notes. We may waive any defects or irregularities with respect to your tender of Outstanding Notes, but we are not required to do so and may not do so. See “The Exchange Offers — Procedures for Tendering Outstanding Notes” and “Description of Exchange Notes.”

Risk Factors Relating To The Exchange Notes

We may not have sufficient cash flow to make payments on the Exchange Notes and our other debt.

Our ability to pay principal and interest on the Exchange Notes and our other debt and to fund our planned capital expenditures depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive, regulatory and environmental factors. Additionally, our cash flow from operations were negative in 2013, and based on our current plans, we expect our cash flows from operating activities to remain negative through 2015. Because of our recent and projected results of operations, non-investment grade credit rating, the going concern statement in our audit report, restrictions in our current debt and/or general conditions in the financial and credit markets, our access to the capital markets may be limited or nonexistent. See “Risk Factors Relating to the Company. ” Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on our indebtedness.

If our cash flow and capital resources are insufficient to allow us to make scheduled payments on the Exchange Notes or our other debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.

If we cannot make scheduled payments on our debt:

•	the holders of our debt could declare all outstanding principal and interest to be due and payable;

•	the holders of our secured debt could commence foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	you could lose all or part of your investment in the Exchange Notes.

A decline in our credit ratings could negatively affect the trading price of the Exchange Notes and also our ability to refinance our debt.

Credit rating agencies continually revise their ratings for companies they follow, including us. Our credit ratings and the ratings for the Exchange Notes could be lowered, suspended or withdrawn entirely, at any time, by the rating agencies, if, in each rating agency’s judgment, circumstances warrant, including in connection with this offering or as a result of our business and financial condition. A downgrade or withdrawal, or the announcement of a possible downgrade or withdrawal, of the credit ratings for the Exchange Notes may cause the trading price of the Exchange Notes to decline significantly, to the extent a trading market for the Exchange Notes develops. In addition, downgrades in our long-term debt ratings may make it more difficult to refinance our debt and increase the cost of any debt that we may incur in the future.

Although the Exchange Notes are referred to as “Senior Notes,” they will be effectively subordinated to NII International’s and the guarantors’ secured indebtedness and structurally subordinated to the indebtedness and other liabilities of NII International’s subsidiaries.

The Exchange Notes and the guarantees are unsecured and therefore will be effectively subordinated to the existing and future secured indebtedness of NII International and NII Holdings to the extent of the assets securing such indebtedness. As of December 31, 2013, NII International and NII Holdings had no secured indebtedness outstanding. However, the indentures governing the Exchange Notes permit NII International and NII Holdings to incur a substantial amount of secured indebtedness. See “Description of Exchange Notes.”

If NII International or NII Holdings becomes insolvent or is liquidated, the lenders under NII International or NII Holdings’ secured indebtedness will have claims on the assets securing their indebtedness and will have priority over any claim for payment under the Exchange Notes or the guarantees to the extent of such security.

Accordingly, in the event of a bankruptcy or insolvency, it is possible that there would be no assets remaining after satisfaction of the claims of such secured creditors from which claims of the holders of the Exchange Notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully. Also, as described below, there are federal and state laws that could invalidate NII Holdings’ guarantees of the Exchange Notes. If that were to occur, the claims of creditors of NII Holdings would also rank effectively senior to the Exchange Notes, to the extent of the assets of NII Holdings other than its investments in NII International.

Other than NII International as the issuer, none of our subsidiaries has any obligation to pay any amounts due on the Exchange Notes. In addition, none of NII International’s subsidiaries has any obligation to provide us or NII International with funds for our or NII International’s payment obligations, whether by dividends, distributions, loans or other payments. In the event of a bankruptcy, liquidation or reorganization of any of NII International’s subsidiaries, holders of their liabilities, including trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to NII International. Almost all of our business operations and assets are conducted and held by NII International’s subsidiaries, which will not guarantee the Exchange Notes. As of December 31, 2013, the subsidiaries of NII International had $3,297.4 million in liabilities outstanding, including $1,418.4 million of indebtedness.

Contractual provisions in NII International’s subsidiaries’ debt agreements, as well as laws restricting the exchange of currencies or expatriating funds, limit the ability of NII International’s subsidiaries to make funds available to NII International to pay debt service.

Because almost all of our business operations and assets are conducted and held by NII International’s subsidiaries, NII International depends on those subsidiaries to provide it with cash to satisfy its obligations, including debt service on the Exchange Notes, whether in the form of advances from its subsidiaries, the repayment by its subsidiaries of intercompany loans or the payment of dividends and other distributions from the net earnings and cash flow generated by such subsidiaries. Contractual provisions in the agreements governing the indebtedness of NII International’s subsidiaries in Brazil, Mexico and Chile, and laws or regulations restricting the exchange of currencies or expatriation of funds, as well as any subsidiary’s financial condition and operating requirements, limit the ability of these subsidiaries to distribute cash or assets to NII International or NII Holdings. For example, Brazilian law provides that the Brazilian government may, for a limited period of time, impose restrictions on the remittance by Brazilian companies to foreign investors of the proceeds of investments in Brazil. These restrictions may be imposed whenever there is a material imbalance or a serious risk of a material imbalance in Brazil’s balance of payments. In Argentina, the Argentine Central Bank has implemented certain formal and informal requirements related to the acquisition of foreign currency by Argentine and non-Argentine residents and on the inflow and outflow of capital to and from Argentina, including for the purposes of repayment of principal and interest, dividend payments and repatriation of capital. From time to time, the Argentine Central Bank and other authorities in Argentina have used these formal and informal requirements to limit the convertibility of currency and the ability to repatriate capital from Nextel Argentina to its parent companies. The inability to receive sufficient cash from NII International’s subsidiaries to satisfy our obligations would require it to obtain additional debt or equity financing or sell assets to meet those obligations. There can be no assurance that NII International would be able to obtain such financing or sell assets at acceptable terms or at all and, under such circumstances, NII International’s failure to do so could prevent it from satisfying its obligations, including making payments on the Exchange Notes when due.

NII Holdings will not be subject to any of the restrictive covenants in the indentures governing the Exchange Notes, and you should not expect NII Holdings to participate in making any payments in respect of the Exchange Notes.

The Exchange Notes will be guaranteed by NII Holdings, but NII Holdings will not be subject to any of the restrictive covenants in the indentures governing the Exchange Notes. NII Holdings is a holding company, the only assets of which are the shares of its subsidiaries, including NII International. NII Holdings is dependent for the service of its indebtedness on the ability of its subsidiaries, including NII International, to generate cash flow and make this cash available to NII Holdings by dividend, distribution, loan or otherwise. The covenants in the indentures governing the Exchange Notes will apply only to NII International and its restricted subsidiaries and do not apply to any direct or indirect parent of NII International, including NII Holdings. As noted elsewhere in this prospectus, NII Holdings currently has a substantial amount of indebtedness outstanding, including guarantees of subsidiary indebtedness. Any direct or indirect parent of NII International, including NII Holdings, may be able to incur significant additional indebtedness in the future, and the indentures governing the Exchange Notes do not prohibit any such entity from doing so.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from the guarantor.

The creditors of NII Holdings could challenge its guarantees of the Exchange Notes as fraudulent conveyances or on other grounds. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees could be found to be a fraudulent transfer and declared void if a court determined that the guarantor, at the time it incurred the obligations evidenced by its guarantee, (1) delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; or (2) received less than reasonably equivalent value or did not receive fair consideration for the issuance of the guarantee and any of the following three conditions apply:

•	the guarantor was insolvent on the date of the issuance of the guarantee or was rendered insolvent as a result of the issuance of the guarantee;

•	the guarantor was engaged in a business or transaction, or was about to engage in a business or transaction, for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured.

In addition, any payment by the guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the Exchange Notes from the guarantor would be effectively subordinated to all indebtedness and other liabilities of the guarantor.

The indentures governing the Exchange Notes contain a “savings clause,” which limits the liability on the guarantees to the maximum amount that the guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect the guarantee from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees will suffice, if necessary, to pay the Exchange Notes in full when due. Furthermore, in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause used in the indentures was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit recently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision is followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the Exchange Notes would, with respect to amounts claimed against the guarantor, be subordinated to the indebtedness of the guarantor, including trade payables. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you, however, as to what standard a court would apply in making these determinations.

Luxembourg insolvency laws may not be as favorable to you as U.S. bankruptcy laws.

The issuer is incorporated in Luxembourg. Accordingly, insolvency proceedings with respect to the issuer may proceed under, and be governed by, Luxembourg insolvency laws. The following is a brief description of certain aspects of insolvency laws in Luxembourg. Luxembourg insolvency proceedings may have a material adverse effect on the issuer’s business and assets and the issuer’s respective obligations under the Exchange Notes. Under Luxembourg insolvency laws, your ability to receive payment on the Exchange Notes may be more limited than under United States bankruptcy laws. The following types of proceedings (altogether referred to as insolvency proceedings) may be opened against an issuer having its registered office or center of main interests in Luxembourg:

•	bankruptcy (faillite) proceedings, the opening of which may be requested by the issuer or by any of its creditors; following such a request, a competent Luxembourg court may open bankruptcy proceedings if the issuer (a) is unable to pay its debts as they fall due (cessation des paiements), and (b) has lost its commercial creditworthiness (ébranlement de crédit); if a court finds that these conditions are met without any request, it may also open bankruptcy proceedings on its own motion;

•	controlled management proceedings (gestion contrôlée), the opening of which may only be requested by the issuer and not by its creditors; a reorganization order requires the prior approval by more than 50% (fifty percent) in number of the creditors representing more than 50% (fifty percent) of the company’s liabilities in order to take effect; and

•	voluntary composition with creditors (concordat préventif de faillite), upon request only by the issuer (subject to obtaining the consent of the majority of its unsecured creditors representing at least 75% (seventy-five percent) of the issuer’s liabilities) and not by its creditors. The court’s decision to admit a company to a composition with participating creditors triggers a provisional stay on enforcement of claims by participating creditors while other creditors may pursue their claims individually.

In addition to these insolvency proceedings, your ability to receive payment on the Exchange Notes may be affected by a decision of a court to grant a suspension of payments (sursis de paiement) or to put the issuer into judicial liquidation (liquidation judiciaire). Judicial winding up proceedings may be opened at the request of the public prosecutor against companies pursuing an activity violating criminal laws or seriously breaching the Luxembourg law dated August 10, 1915 on commercial companies, as amended. The management of such winding up proceedings will generally follow the rules of bankruptcy proceedings.

Generally, during the insolvency proceedings, all enforcement measures by general secured and unsecured creditors against the issuer are stayed, while certain secured creditors (pledgees or mortgagees) retain the ability to settle separately while the debtor is in bankruptcy. Collateral over which a security right has been granted will in principle not be available for distribution to unsecured creditors (except after enforcement and to the extent a surplus of enforcement proceeds is realized). During controlled management proceedings, enforcement measures are suspended until the final reorganization order from the adjudicating court, declarations of default and any subsequent acceleration upon the occurrence of an event of default may not be enforceable and participating secured creditors in composition proceedings are required to abandon their security.

Liabilities of the issuer in respect of its Notes will, in the event of a liquidation of such issuer following bankruptcy or judicial winding-up proceedings, rank junior to the cost of such proceedings (including any debt incurred for the purpose of such bankruptcy or judicial winding-up) and those debts of the Issuer that are entitled to priority under Luxembourg law. Preferential rights arising by operation of law under Luxembourg law include:

•	certain amounts owed to the Luxembourg Revenue

•	value-added tax and other taxes and duties owed to the Luxembourg Customs and Excise;

•	social security contributions; and

•	remuneration owed to employees.

Luxembourg insolvency law may also affect transactions entered into or payments made by the issuer during the hardening period (période suspecte) (which is a maximum of 6 (six) months and 10 (ten) days) preceding the judgment adjudicating the insolvency proceedings, in particular, the granting of a security right for antecedent debt, the payment of debt not due (whether or not payment is made in cash or by way of assignment, sale, set-off or by any other means) or of debt due by any means other than cash or bill of exchange or the sale of assets without consideration or with substantially inadequate consideration. These transactions must be declared null and void, in all circumstances, at the request of the competent Luxembourg insolvency official (including any commissaire, juge-commissaire, liquidateur or curateur or similar official). Further, if the insolvency official demonstrates that (i) an adequate payment in relation to a due debt was made during the hardening period to the detriment of the general body of creditors, and/or (ii) the party receiving such payment knew that the issuer had ceased payments when such payment occurred, the insolvency official has the power, among other things, to invalidate such preferential transaction. Notwithstanding the above, a financial collateral arrangement under the Luxembourg Act dated 5 August 2005 concerning financial collateral arrangements, as amended, entered into after the opening of liquidation proceedings or the entry into force of reorganization measures is valid and binding against third parties or insolvency officials notwithstanding the hardening period if the collateral taker proves that it was unaware of the opening of such proceedings or of the taking of such measures or that it could not reasonably have been aware of them. Generally, if the insolvency official demonstrates that the issuer has given a preference to any person by defrauding the rights of creditors generally, a competent insolvency official (acting on behalf of the creditors) has the power to challenge such preferential transaction (including the granting of security right with fraudulent intent) without limitation of time.

In principle, a bankruptcy order rendered by a Luxembourg court does not result in an automatic termination of contracts. The bankruptcy receiver decides whether or not to continue performance under ongoing contracts (i.e., contracts existing before the bankruptcy order). The bankruptcy receiver may elect to continue the business of the debtor, provided the bankruptcy receiver obtains the authorization of the court and such continuation does not cause any prejudice to the creditors. However, two exceptions apply:

•	the parties to an agreement may contractually agree that the occurrence of a bankruptcy constitutes an early termination or acceleration event; and

•	intuitu personae contracts (i.e., contracts whereby the identity of the other party constitutes an essential element upon the signing of the contract) are automatically terminated as of the bankruptcy judgment since the debtor is no longer responsible for the management of the company. Parties can agree to continue to perform under such contracts.

The bankruptcy receiver may elect not to perform the obligations of the bankrupt party that are still to be performed after the bankruptcy under any agreement validly entered into by the bankrupt party prior to the bankruptcy. The counterparty to that agreement may make a claim for damages in the bankruptcy and such claim will rank pari passu with claims of all other unsecured creditors and/or seek a court order to have the relevant contract dissolved. The counterparty may not require specific performance of the contract.

As of the date of adjudication of bankruptcy, no interest on any unsecured claim will accrue vis-à-vis the bankruptcy estate. Insolvency proceedings may hence have a material adverse effect on the issuer’s business and assets and the issuer’s respective obligations under the Exchange Notes (as issuer).

Finally, international aspects of Luxembourg bankruptcy, controlled management or composition proceedings may be subject to the EU Insolvency Regulation.

From time to time we engage in discussions that could result in a change of control, and upon a change of control NII International may not be able to purchase the Exchange Notes, which would result in a default under the indentures governing the Exchange Notes and would adversely affect our business and financial condition.

From time to time we engage in discussions with or receive proposals from third parties relating to potential acquisitions or strategic transactions that could result in a change of control. Upon the occurrence of a change of control, each holder of the Exchange Notes will have the right to require NII International to repurchase all or any part of such holder’s Notes at 101% of the principal amount thereof plus accrued and unpaid interest up to but excluding the purchase date. NII International may not have sufficient funds available to make any required repurchases of the Exchange Notes, and it may be unable to receive distributions or advances from its subsidiaries in the future sufficient to meet such repurchase obligation. In addition, restrictions under future debt instruments may not permit NII International to repurchase the Exchange Notes. If NII International fails to repurchase Notes in that circumstance, we will be in default under the indentures governing the Exchange Notes. See “Description of Exchange Notes — Repurchase at the Option of Holders.”

If we fail to repay or refinance our existing 10% Senior Notes due 2016 on or prior to May 15, 2016, NII International will be required to offer to repurchase all of the Exchange Notes at par, and if it is unable to do that, this would result in a default under the indentures governing the Exchange Notes and would adversely affect our business and financial condition.

In the event that we have not repaid in full or refinanced our existing $800 million principal amount of 10% Senior Notes due 2016 on or prior to May 15, 2016 in accordance with the provisions described under “Description of Exchange Notes — Repurchase at the Option of Holders — Springing Maturity Offer,” NII International will be required to make a “Springing Maturity Offer” to all holders of the Exchange Notes to purchase their Exchange Notes at a price equal to the principal amount thereof, plus accrued and unpaid interest. There can be no assurance that we will be able to repay or refinance these existing notes on or prior to that date in accordance with those provisions. If we fail to do so, and NII International becomes obligated to make a Springing Maturity Offer, NII International may not have sufficient funds available to make any required repurchases of the Exchange Notes under the offer, and it may be unable to receive distributions or advances from its subsidiaries in the future sufficient to meet such repurchase obligation. In addition, restrictions under future debt instruments may not permit NII International to repurchase the Exchange Notes. If NII International fails to repurchase the Exchange Notes in that circumstance, we will be in default under the indentures governing the Exchange Notes, which would result in cross-defaults on our other indebtedness and would adversely affect our business and financial condition.

There is no public market for the Exchange Notes, which could limit their market price or the ability to sell them for an amount equal to or higher than their initial offering price.

The Exchange Notes are a new issue of securities for which there currently is no trading market. Although we have made an application to list the Exchange Notes on the Global Exchange Market of the Irish Stock Exchange, we cannot assure you that the Exchange Notes will become or will remain listed. In addition, the initial purchasers have advised us that they intend to make a market in the Exchange Notes, but they are not obligated to do so. The initial purchasers could stop making a market at any time without notice. As a result, we cannot provide any assurances that a market will develop for the Exchange Notes or that you will be able to sell your Exchange Notes. If any of the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the Exchange Notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

Risk Factors Relating To The Company

1.	Due to our recent results of operations, we may not be able to continue as a going concern.

Recently, our results of operations, including our operating revenues and operating cash flows, have been negatively affected by a number of factors, including competitive pressure across all of our markets, and a series of events that first arose or started to affect us to an unexpected degree in the third quarter of 2013. These events included:

•	the impact of Sprint’s deactivation of its iDEN network in the U.S.;

•	the depreciation of local currencies;

•	the impact of delays in the deployment and launch of services on our WCDMA networks, which delayed our ability to generate subscriber growth and revenues on those networks from what we had previously expected; and

•	the increased costs to support our WCDMA networks.

In particular, Sprint’s deactivation of its iDEN network in the U.S., combined with competitive pressures and delays in our deployment and optimization of our WCDMA network in Mexico, resulted in a significant loss of subscribers on our iDEN network that we were unable to offset with new subscribers on our WCDMA network. This subscriber loss resulted in a significant decline in subscribers and a reduction in operating revenues and operating cash flows in Mexico during the second half of 2013. We currently expect this trend in Mexico to continue into 2014 as iDEN subscriber losses continue to outpace our ability to attract customers to our new network. In addition, negative market perceptions of our WCDMA service in Mexico developed in late 2013 due primarily to Sprint’s deactivation of its iDEN network and delays in effectively deploying and optimizing our WCDMA networks to meet the needs of customers who were seeking to replace the iDEN services that no longer met their needs, particularly in the border area with the U.S. These negative perceptions, if they persist, could further hinder our ability to attract the level of customers to our new network that we had previously anticipated. Similarly, delays in the deployment and optimization of our WCDMA network in Brazil made it difficult to proceed with our scheduled launches of WCDMA services in that market. As a result, we proceeded with launches of full voice and data services in Brazil late in 2013, which led to subscriber and revenue growth rates that were significantly lower than originally anticipated.

These factors had a significant negative impact on our results during the second half of 2013, and as a result, we ended 2013 with a significantly smaller subscriber and revenue base than we had previously expected. We plan to use our available funding, together with cash provided by our operations, to finance our current business plan; however, with a smaller subscriber base in Mexico and Brazil, absent changes to our outlook, it is probable that we will not be able to generate sufficient growth in our operating revenues and operating cash flows to meet our obligations through 2015. These conditions, and their impact on our liquidity, in combination with the potential impact if we cannot satisfy certain financial covenants under our current debt obligations in 2014 as more fully discussed below, raise substantial doubt about our ability to continue as a going concern under applicable authoritative literature. For this purpose, we assume that a business is generally considered to be a going concern if there is neither the intention nor the need to liquidate or materially curtail the scope of its business plans.

a.	We may not be able to execute our business plans or meet our obligations.

Assuming that we are not required to repay the outstanding debt under our operating company financing agreements prior to their scheduled maturity dates as described below, see “Risk Factors Relating to the Company—1.b. We could be in violation of one or more of our financing arrangements if we do not significantly improve our operating cash flows or otherwise address any failure to comply with such arrangements,” we believe our current sources of funding will be adequate to allow us to execute our business plan and meet our obligations through 2014, but that we will likely not have sufficient funding to do so throughout 2015. To meet our funding needs in 2014, we expect operating cash flows to improve in the second half of 2014, and we intend to reduce our investment in capital expenditures, including our investments in our networks, below the $882.9 million we invested in 2013. Our current business plan assumes that customers will find our services attractive and that we will be able to expand our subscriber base on our WCDMA networks in Brazil. We also assume that in 2014 we will be able to stabilize our business in Mexico and achieve a partial to full reversal of the subscriber loss trends we experienced in 2013. However, given the factors that have negatively affected our business and the difficulties associated with predicting our ability to overcome these factors, there can be no assurance that these assumptions will prove to be correct.

In light of the liquidity issues we face, we continue to assess our ability to significantly improve our operating cash flows and are considering a number of options to do so, including:

•	reducing or delaying our investments in capital expenditures, including scaling back our network development and deployment efforts;

•	reducing the scope of our operations in one or more markets that we currently serve;

•	selling assets or operations;

•	restructuring, reorganizing or refinancing all or a portion of our existing debt obligations, including modifying the terms of those obligations to reduce or delay our debt service requirements;

•	seeking additional equity capital or borrowing additional funds;

•	creating partnerships or alliances; or

•	selling our company.

Some of these actions could have the effect of increasing our debt, negatively impacting the quality of our customer service or customer confidence in our ability to provide products and services, reducing our ability to raise additional capital, and further delaying our ability to operate profitably and generate operating cash flows. These actions could also have a significant adverse impact on the value of our business and the value of our outstanding debt and equity securities. There can be no assurance that any of these potential actions could, if necessary, be implemented on commercially reasonable terms, or at all, or that they would alone or in combination with other actions adequately preserve our liquidity or enable us to meet our ongoing funding requirements, including our debt service obligations. In addition, if we are able to and do incur additional debt, the risks associated with our substantial leverage, including the risk that we will be unable to service our debt or generate enough cash flow to fund our liquidity needs, could intensify.

As part of our current assessment or assessments in the future, if we believe we will be unable to significantly improve our cash flow from operations or implement measures to enable us to continue to satisfy our obligations, we may voluntarily commence reorganization proceedings, which could mean that debt and equity holders could lose all or part of their investment.

b.	We could be in violation of one or more of our financing arrangements if we do not significantly improve our operating cash flows or otherwise address any failure to comply with such arrangements.

The negative impact of the factors discussed above on our results of operations may also adversely affect our ability to comply with certain financial covenants in our existing debt obligations. Specifically, based on our current business plan projections, it is likely that we will be unable to satisfy one or more of the financial covenants currently included in the equipment financing arrangements for Nextel Brazil and Nextel Mexico in 2014. In addition, based on our current business plan projections, it is likely that we will be unable to satisfy the financial covenants currently included in Nextel Brazil’s local bank financing arrangements in 2014. Each of these financing arrangements requires that we meet these financial covenants semi-annually, calculated as of June 30 and December 31. As of December 31, 2013, we were in compliance with these covenants and had $926.8 million principal amount outstanding under these financing arrangements.

If we are unable to comply with the relevant covenants in these arrangements, some of the available courses of action that we could pursue either separately or in combination in an effort to ensure that we satisfy the requirements of these financial covenants or resolve potential non-compliance with these covenants include:

•	negotiating amendments to the financing agreements to modify the relevant covenants;

•	securing waivers of the non-compliance from the lenders;

•	taking actions designed to enhance the creditworthiness of the borrowers, including moving cash or other assets to the relevant borrower; or

•	repaying the relevant outstanding indebtedness in full.

If we are unable to remain in compliance with these financial covenants or to otherwise address that non-compliance, a default or acceleration of the debt under those agreements could occur. If the debt under any of these agreements were to be accelerated, the holders of 25% of each series of senior notes issued by Capital Corp. and NII International Telecom, S.C.A., or NIIT, would have the right to declare that an event of default has occurred under the related indentures and could then require the immediate repayment of all borrowings represented by the senior notes. As of December 31, 2013, we had approximately $4.4 billion principal amount of senior notes outstanding.

While we believe we will be able to negotiate either amendments or waivers with these lenders, there can be no assurance that we will be able to negotiate such amendments or waivers on reasonable terms or at all. Accordingly, if we are required to repay these borrowings, which is not contemplated by our 2014 business plan, the repayment would have a significant negative impact on our liquidity and would further intensify the liquidity issues we face.

2.	Our independent registered public accounting firm has indicated that our financial condition raises substantial doubt as to our ability to continue as a going concern.

Based on our results of operations, including our operating revenues and operating cash flows, and the impact such results have had on our liquidity, in combination with the potential impact if we cannot satisfy certain financial covenants under our current debt obligations in 2014, our independent registered public accounting firm has included a statement with respect to our ability to continue as a going concern in their report on our consolidated financial statements for the year ended December 31, 2013. See “Risk Factors Relating to the Company—1. Due to our recent results of operations we may not be able to continue as a going concern.” However, our financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we become unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. The reaction of investors and others to the inclusion of a going concern statement by our auditors, our results of operations and questions regarding our potential inability to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations and may materially adversely affect our share price and our ability to continue to execute our business plans, raise new capital and/or make our scheduled debt payments on a timely basis or at all.

3.	Because our cash flows from operating activities are negative, and are expected to continue to be negative through 2015, we will likely need to meet our obligations and fund our working capital with cash on hand, proceeds from existing amounts available under our equipment financing facilities and proceeds from asset sales.

Our cash flows from operations were negative in 2013, and based on our current plans, we expect our cash flows from operating activities to remain negative through 2015. Our current plans are based on a number of key assumptions relating to, among other things, our ability to attract and retain customers and build our subscriber and revenue base without significantly increasing our costs. If any of our assumptions are not borne out or are otherwise not correct, our cash flows from operations could be significantly lower than expected. As a result, our cash flows from operating activities could continue to be negative or our capital expenditures could exceed our cash flows from operations beyond 2015 and for an extended period of time. There can be no assurance that we will succeed in executing on our plans or that we will generate positive cash flows from operations or cash flows from operations sufficient to cover our capital expenditures in the future. See “Risk Factors Relating to the Company—1. Due to our recent results of operations we may not be able to continue as a going concern.”

While we intend to reduce our investment in capital expenditures, including our investments in our networks, below the $882.9 million we invested in 2013, we plan to maintain a significant level of capital expenditures in order to continue to pursue our business plans. Additionally, based on our current level of debt, we need to pay cash interest in excess of $550.0 million annually, which includes interest related to our sale of towers in Brazil and Mexico in 2013, and are required to make scheduled principal payments on certain of our debt obligations, including our bank financing in Brazil and our equipment financing facilities in Brazil and Mexico. This annual interest expense does not include interest on any additional debt capital we may raise, including through additional borrowings under our existing market level equipment financing facilities or through additional sale and leaseback transactions, including sales of certain additional transmitter and receiver sites pursuant to our 2013 agreements with American Tower. In addition, we need to pay cash taxes and fund our working capital.

Because of the combined impact of our recent and projected results of operations, our non-investment grade credit rating, the inclusion of the going concern statement in the report of our independent registered public accounting firm, restrictions in our current debt and/or general conditions in the financial and credit markets, our access to the capital markets is likely to be limited or nonexistent. See “Risk Factors Relating to the Company—5. We are dependent on external sources of capital to meet our long-term funding needs and debt service requirements, and our financial condition could negatively impact our access to funding. If we are unable to obtain funding when needed and on terms acceptable to us, our business and liquidity will be adversely affected and we may not be able to meet our debt obligations.” As a result, we will likely need to meet our obligations and fund our working capital with cash on hand, proceeds from existing amounts available under our equipment financing facilities and proceeds from asset sales. If we are unable to meet our obligations and fund our working capital through these or other means, we may be unable to execute our business plan or meet our obligations in a timely manner or at all.

4.	Our current and future debt may limit our flexibility and increase our risk of default.

We may need to incur additional indebtedness or distribute cash or assets between our subsidiaries in connection with our current obligations and business plans. The terms of the indentures governing our existing senior notes and the agreements governing our other indebtedness currently permit us, subject to specified limitations, to incur certain limited categories of additional indebtedness, including indebtedness incurred to refinance our existing financing agreements, and to transfer cash and assets between our subsidiaries. However, based on our operating results and current forecasts of growth in our operating revenues and operating cash flows, these terms are expected to impose significant restrictions on our ability to raise additional indebtedness in the future and may also limit or prevent the transfer of funds from Nextel Brazil or Nextel Mexico, which could result in a funding shortfall that limits our ability to pursue our business plans, meet our current and future debt service obligations or refinance our existing debt, or could require us to seek funding from other sources which may not be available on acceptable terms, if at all. As a result, the terms of our existing and future debt could limit our flexibility and increase our risk of default by:

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increase our vulnerability to general adverse economic and industry conditions;

•	placing us at a disadvantage compared to our competitors that have less indebtedness and greater financial resources and flexibility;

•	preventing or limiting our ability to transfer funds within our organization;

•	limiting our ability to execute our business plan and take advantage of new business opportunities;

•	limiting our ability to meet our current and future debt service obligations; and

•	preventing or limiting our ability to obtain additional financing that we may need to fund our business or to refinance our existing debt.

5.	We are dependent on external sources of capital to meet our long-term funding needs and debt service requirements, and our financial condition could negatively impact our access to funding. If we are unable to obtain funding when needed and on terms acceptable to us, our business and liquidity will be adversely affected and we may not be able to meet our debt obligations.

Because our cash flows from operating activities are, and are expected to continue to be, negative through 2015, we are dependent on external sources of capital to meet our long-term funding needs and debt service requirements. As of December 31, 2013, the total outstanding principal amount of our debt was $5,804.2 million. Based on our current plans and our long-term capital needs, we believe it will be necessary for us to refinance or replace a significant portion of this indebtedness over the next five years. For instance, our 11.375% senior notes and our 7.875% senior notes both provide that if we have not repaid in full or refinanced our existing $800.0 million principal amount of 10.0% senior notes due August 15, 2016 on or prior to May 15, 2016, we will have to offer to purchase all of the $900.0 million principal amount of our 11.375% senior notes and the $700.0 million principal amount of our 7.875% senior notes shortly prior to the August 15, 2016 maturity date of our 10.0% senior notes. There can be no assurance that we will be able to repay or refinance our 10.0% senior notes due 2016 on or prior to that date or that we will have sufficient funds available to make any required repurchases of our 11.375% senior notes or our 7.875% senior notes.

Our ability to meet our existing or future debt obligations and to reduce our indebtedness will depend on our future performance and the other cash requirements of our business. We expect our current sources of funding will be adequate to allow us to execute our business plan and meet our obligations through 2014, but that we will likely not have sufficient funding to do so throughout 2015. Additionally, our performance is subject to, among other things, general economic conditions and financial, business, political and other factors that are beyond our control. If our cash flow and capital resources are insufficient to allow us to meet our obligations, we may have to, among other options, sell assets or operations, seek additional capital or restructure or refinance our debt. See “Risk Factors Relating to the Company—1. Due to our recent results of operations we may not be able to continue as a going concern.” We cannot assure you that the terms of our debt will allow for these alternative measures or that these measures would satisfy our scheduled debt service obligations.

Our ability to obtain funding is subject to a variety of factors that we cannot presently predict with certainty, including our future performance, the volatility and demand in the capital markets and future market prices of our securities. Because of the combined impact of our recent and projected results of operations, our non-investment grade credit rating, the inclusion of the going concern statement in the report of our independent registered public accounting firm, restrictions in our current debt and/or general conditions in the financial and credit markets, our access to the capital markets is likely to be limited and, if available, the cost of any funding could be both significant and higher than the cost of our existing financing arrangements. Moreover, the urgency of a capital-raising transaction may require us to pursue funding at an inopportune time. We may not be successful in obtaining capital for these or other reasons. If we fail to obtain suitable financing when it’s required, it could, among other things, negatively impact our results of operations and liquidity, result in our inability to implement our current or future business plans, and prevent us from meeting our debt service obligations.

If we are unable to meet our debt service obligations or to comply with our other obligations under our existing financing arrangements:

•	the holders of our debt could declare all outstanding principal and interest to be due and payable;

•	the holders of our secured debt could commence foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	debt and equity holders could lose all or part of their investment in us.

6.	If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

Our business involves selling wireless communications services to subscribers, and as a result, our economic success is based on our ability to attract new subscribers and retain current subscribers. Our success will depend on the ability of our operating companies to compete effectively with other telecommunications services providers, including other wireless telecommunications companies, internet and cable service providers and providers of fixed wireline services, in the markets in which they operate. Our ability to compete successfully will depend on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry in our markets, including the availability of new services, features and technologies; changes in consumer preferences, demographic trends and economic conditions; our ability to fund our operations; and our competitors’ pricing strategies.

a.	The wireless industries in our markets are highly competitive, making it difficult for us to attract and retain customers. If we are unable to attract and retain customers, our financial performance will be impaired.

Competition among telecommunications service providers in our markets is intense as multiple carriers seek to attract and retain customers. Some of the factors contributing to this competitive environment include a higher relative penetration of wireless services in our markets compared to historic levels, which drives more aggressive competition as competitors seek to attract and retain customers that support the growth of their businesses in a more saturated market, the development and availability of new products and services, including services supported by new technologies, and the entry of new competitors. We also expect the current trend of alliances, cost-sharing arrangements and consolidation in the wireless and communications industries to continue as companies respond to the need for cost reduction and additional spectrum. This trend may result in the creation of larger and more efficient competitors with greater financial, technical, promotional and other resources to compete with our businesses. In addition, as we continue to pursue our plans to expand our marketing and sales focus to include a larger segment of high value consumers, we will be increasingly seeking to attract customers in segments that have historically been predominantly served by our competitors, many of which are larger companies with more extensive networks, financial resources and benefits of scale that allow them to spend more money on marketing and advertising than us and to exploit scale advantages that allow them to offer products and services at a lower cost.

In order to obtain a competitive advantage, our competitors have, among other things:

•	provided increased handset subsidies;

•	offered higher commissions to distributors;

•	offered a broader range of handsets and, in some cases, offered those handsets through exclusivity periods;

•	provided discounted or free airtime or other services;

•	expanded their networks to provide more extensive network coverage;

•	developed and deployed networks that use new technologies and support new or improved services;

•	offered incentives to larger customers to switch service providers, including reimbursement of cancellation fees; and

•	offered bundled telecommunications services that include local, long distance and data services.

In addition, number portability requirements, which enable customers to switch wireless providers without changing their wireless numbers, have been implemented in all of our markets, making it easier for wireless providers to effectively target and attract their competitors’ customers.

The competitive environment in our markets and competitive strategies of our competitors will put pressure on the prices we can charge for our services and for handsets and other devices that we sell in connection with our service offerings. These developments and actions by our competitors could continue to negatively impact our operating results and our ability to attract and retain customers. These competitive conditions may also require that we incur increased costs such as higher sales commissions or handset subsidies as we add new customers, which may reduce our profitability even while customer growth continues. If we are unable to respond to competition and compensate for declining prices by adding new customers, increasing usage and offering new services, our revenues and profitability could continue to decline.

b.	Competition and technological changes in the market for wireless services, including competition driven by our competitors’ deployment of long-term evolution or other advanced technologies, could negatively affect our average revenue per subscriber, customer turnover, operating costs and our ability to attract new subscribers, resulting in adverse effects on our revenues, future cash flows, growth and profitability. If we do not keep pace with rapid technological changes or if we fail to deploy our WCDMA networks and offer new technology that supports services on these networks in a manner that delivers a quality customer experience, we may not be able to attract and retain customers.

The wireless telecommunications industry is experiencing significant technological change. Spending by our competitors on new wireless services and network improvements could enable them to obtain a competitive advantage with new technologies or enhancements that we do not offer. Rapid change in technology may lead to the development of wireless communications technologies that support products or services that consumers prefer over the products or services that we offer. If we are unable to keep pace with future advances in competing technologies on a timely basis, or at an acceptable cost, we may not be able to compete effectively and could lose subscribers to our competitors.

While we have deployed or are in the process of deploying our WCDMA networks in our markets other than Argentina, they have yet to achieve wide acceptance, and competitors in each of our markets have launched new or upgraded networks that use technology similar to the WCDMA networks that we have deployed or are in the process of deploying and are designed to support services that use high speed data transmission capabilities, including internet access and video telephony, and some of those competitors have expended significant resources and made substantial investments to deploy upgrades to the technology used in their networks. Some of our competitors have also deployed or announced their plans to deploy new network technologies that could provide further enhancements to data speed and capacity in our markets, including services utilizing LTE technologies. These and other future technological advancements may enable competitors to offer features or services we cannot provide or exceed the quality of services we offer, thereby making our services less competitive. In addition, we may not be able to accurately predict technological trends or the success of new services in the market. If our services fail to gain acceptance in the marketplace in the near term, or if costs associated with implementation and completion of the introduction of these services materially increase, our ability to retain and attract customers could continue to be adversely affected. In particular, our push-to-talk services on our new WCDMA networks may not meet the continually changing demands of our customers and may no longer serve to differentiate our services in the future.

The 800 MHz spectrum that our operating companies are licensed to use is largely non-contiguous, while the technology platforms that are currently available to us, including the WCDMA technology we have deployed or are deploying, operate only on contiguous spectrum. While we have rights to use spectrum outside the 800

MHz band in Brazil, Mexico and Chile that is contiguous and supports our existing and planned WCDMA networks, we have only recently launched services supported by our new WCDMA networks and are still in the process of expanding the coverage of these networks. This gives our competitors a significant time-to-market advantage in which they can offer new applications and services that are supported by their networks, but that we have not been able to offer until recently when our new networks became widely available. In addition, in Argentina, we do not hold rights to use additional spectrum in bands that would facilitate a transition to a new network technology, which could make it more difficult or impossible for us to deploy new and more competitive services in Argentina. The successful deployment of our WCDMA networks is a critical step in keeping pace with technological change and is necessary in order for us to continue to offer competitive services. If we are unable to fully deploy our WCDMA networks in a timely manner or at all, or if we are not able to achieve wide acceptance by our customers and target customers of our WCDMA networks, we may not be able to compete effectively and could lose customers to our competitors. For more information, see “Risk Factors Relating to the Company—7a. We may be limited in our ability to grow unless we successfully deploy our WCDMA networks and expand network capacity.”

c.	Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.

Because of their size, scale and resources, some of our competitors may be able to offer services to subscribers at prices that are below the prices that our operating companies can offer for comparable services. Many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

•	larger spectrum positions;

•	higher profitability and positive free cash flow;

•	more access to funding, lower leverage and lower cost of financing; and

•	larger service coverage areas than those of our operating companies.

If we cannot compete effectively based on the price of our service offerings and related cost structure, our results of operations may be adversely affected.

d.	The network and subscriber equipment we currently use and expect to use is more expensive than the equipment used by our competitors, which may limit our ability to compete.

Our iDEN-based networks utilize a proprietary technology developed and designed by Motorola Solutions that relies solely on the efforts of Motorola Solutions and any current or future licensees of this technology for product development and innovation. Additionally, Motorola Mobility is the primary supplier for the network equipment and handsets we sell for use on our iDEN networks. In contrast, all of our competitors use infrastructure and customer equipment that are based on standard technologies like the global system for mobile communications standard, or GSM, and WCDMA, which are substantially more widely used technologies than iDEN, are available from a significant number of suppliers and are produced in much larger quantities for a worldwide base of customers. As a result, our competitors benefit from economies of scale and lower costs for handsets and infrastructure equipment than are available to us for handsets and infrastructure used to provide services on our iDEN network. In addition, because we plan to continue to offer our push-to-talk services as key differentiators and as part of the services supported by our WCDMA networks, we expect that the cost of certain handsets that are designed specifically to support those differentiated services will be higher even when they are supported by the more widely used WCDMA technology because they will not be produced at scale levels comparable with more standard WCDMA handsets. These factors, as well as the higher cost of our handsets and other equipment may make it more difficult for us to attract or retain customers, and may require us to absorb a comparatively larger cost of offering handsets to new and existing customers. The combination of these factors may place us at a competitive disadvantage and may reduce our growth and profitability. In addition, the spectrum band that we use to support our WCDMA networks and services in Mexico is not as widely used throughout the world to support WCDMA networks as other spectrum bands that are being used by some of our competitors. Utilizing this type of spectrum band may have an adverse impact on the availability of certain types of handsets that our customers may desire and may increase the costs of the handsets we offer.

e.	Our operating companies may face disadvantages when competing against government-owned and formerly government-owned incumbent wireline operators or wireless operators affiliated with them.

In some markets, our operating companies compete against a government-owned telecommunications operator or a formerly government-owned telecommunications operator, some of which enjoy a near monopoly position relating to the provision of wireline telecommunications services and may have a wireless affiliate. For example, an affiliate of Telcel, which is our largest competitor in Mexico, is the incumbent provider of wireline services in Mexico and was formerly a government-owned monopoly. In Argentina, we expect to compete against ARSAT, which is a government-owned telecommunications operator. Our operating companies may be at a competitive disadvantage in these markets because former government-owned incumbents or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly or near-monopoly basis.

For example, the services that we provide on our new WCDMA networks require significantly greater data capacity than is the case on our iDEN networks, and this higher capacity demand have made it necessary for us to obtain wireline or other connecting circuits between elements of our network such as switches and transmitter and receiver sites that are capable of transporting a significantly higher volume of data traffic. In some instances, the availability of those higher capacity circuits is limited and in many cases, our access to those circuits is controlled by entities that are affiliated with our competitors. As a result, we are dependent on entities that are affiliated with our competitors to provide us with the data transport services needed to support our networks and services. Our ability to offer services could be adversely affected if those entities were to choose to allocate limited transport capacity to other customers including their wireless affiliates or otherwise make it more difficult for us to obtain the necessary transport capacity to support our networks and services.

Our operating companies may also encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment. As a result, our operating companies may be at a competitive disadvantage to incumbent providers, particularly as our operating companies seek to offer new telecommunications services.

f.	Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain subscribers.

In recent years, we have expanded the coverage of our iDEN networks, particularly in Mexico and Brazil, and we have deployed and will continue to expand our WCDMA networks in Brazil, Mexico and Chile, but our current networks do not, and our existing and planned WCDMA networks will not, offer nationwide coverage in the countries in which we operate nor will they provide the coverage available on some of our competitors’ networks. Although we have entered into roaming agreements relating to our WCDMA services in Brazil, Mexico and Chile that allow our customers to use roaming services in a broader area in those markets, we are not able to supplement our iDEN network coverage using roaming arrangements because the uniqueness of our iDEN technology limits our potential roaming partners for subscribers solely on iDEN networks. In addition, the implementation of the roaming services that support our WCDMA services are subject to the risks described below, and the costs of such services may be uneconomical, particularly if the competitive environment continues to put pressure on the prices we are able to charge for services provided to our customers. As a result, we will not be able to utilize roaming arrangements to extend the coverage of our iDEN networks and may not be able to economically extend the coverage of our WCDMA networks using our existing or future roaming arrangements, making it difficult for us to provide geographic coverage for our services that is sufficient to attract and retain certain subscribers and compete effectively with competitors that operate mobile networks with more extensive service areas.

We have entered into roaming arrangements with respect to services supported by our WCDMA networks in Brazil, Mexico and Chile that enable our customers in Chile, and will enable our customers in Brazil and Mexico, to roam within those markets in areas where we do not offer network coverage. There is no guarantee we will be able to effectively implement or maintain these agreements to provide roaming service in areas where we do not have network coverage or that the terms of those agreements will allow us to utilize roaming services to economically extend our coverage areas. In addition, we have entered into agreements with wireless carriers in a number of countries that allow customers whose service is supported by our WCDMA networks to utilize roaming services in those countries. Both in-market and international roaming requires our customers to rely on networks that are owned and operated by third parties and, in the case of in-market roaming, by our competitors. We are unable to ensure the availability of services or data speeds on these networks, and in most cases, push-to-talk service, one of our key differentiators, will not be available or will not have the same level of performance when our subscribers are roaming, which could negatively affect the service experience of our customers.

g.	If there is a substantial increase in our customer turnover rate, our business could be negatively affected.

In recent years, we have experienced a generally higher consolidated customer turnover rate compared to earlier periods, which resulted primarily from the combined impact of weaker economic conditions, more competitive sales environments in the markets in which we operate and our offering of prepaid and hybrid services to customers who are more likely to change service providers. Specifically, Nextel Mexico experienced higher iDEN customer turnover in 2013 and was not able to effectively offset the loss of iDEN subscribers with new WCDMA subscribers. The increase in Nextel Mexico’s customer turnover rate was due in part to Sprint’s deactivation of its iDEN network in the U.S. in mid-2013, which resulted in increased customer dissatisfaction as customers experienced changes in their ability to roam in the U.S., changes in their connections with contacts in the U.S. and because the coverage and capacity of Nextel Mexico’s WCDMA network was not sufficient to support the significant subscriber loading and migrations of subscribers resulting from this deactivation. Nextel Mexico is continuing to take actions designed to address these issues, including actively improving the capacity and coverage of its WCDMA network, working to improve service along the Mexico/U.S. border by entering into arrangements designed to enhance the ability of our customers to roam in the U.S. and by recently cooperating with Sprint to implement improvements to the solutions that allow our WCDMA subscribers to use push-to-talk services to communicate with Sprint’s customers to who use push-to-talk service in the U.S. Despite these actions, differences in the nature and quality of the services that we are able to provide using our WCDMA network compared to services historically available on our iDEN network, particularly in the area near the Mexico/U.S. border, may have a continued negative impact on our existing subscribers’ willingness to remain on our iDEN network or to make the transition to service on our WCDMA network, which could result in further increases in subscriber deactivations and customer turnover.

In addition, our plans contemplate a further expansion of our target market to a broader range of customers that have typically demonstrated a willingness to change service providers more frequently and our increased use of prepaid and hybrid post and prepaid payment terms as part of our service plans in order to attract more price sensitive customers has had an adverse impact on our consolidated customer turnover rate, particularly in Brazil. These and other changes in our marketing strategies and the types of customers we target have recently had a negative impact on our consolidated customer turnover rate and could continue to have that impact in the future. Subscriber losses adversely affect our business and results of operations because these losses result in lost revenues and cash flow, drive higher bad debt expenses and require us to attract replacement customers and incur the related sales commissions and other costs. Although attracting new subscribers and retaining existing subscribers are both important to the financial viability of our business, there is an added focus on retaining existing subscribers because the cost of acquiring a new subscriber is much higher. Accordingly, increased levels of subscriber deactivations have had and could continue to have a negative impact on our results, even if we are able to attract new subscribers at a rate sufficient to offset those deactivations. If we experience further increases in our customer turnover rate, or if the higher customer turnover rates we are currently experiencing do not decline to levels that are closer to what we have historically experienced, our ability to maintain our revenues and our profitability could be materially impaired.

h.	If our networks do not perform in a manner that meets subscriber expectations, we will be unable to attract and retain customers.

Customer acceptance of the services we offer on our networks is and will continue to be affected by technology-based differences and by the operational performance and reliability of these networks. We may have difficulty attracting and retaining customers if we are unable to satisfactorily address and resolve performance or other transmission quality issues as they arise or if these issues limit our ability to deploy or expand our network capacity as currently planned or place us at a competitive disadvantage to other wireless providers in our markets. In Mexico, our subscriber base, operating revenues and operating cash flows were negatively impacted by Sprint’s decision to deactivate its iDEN network in the U.S. in mid-2013 and our failure to effectively deploy and optimize our WCDMA network to meet the needs of customers who were seeking new services to replace their iDEN services, particularly customers living in areas near the border of Mexico and the U.S. These factors contributed to the negative market perception of our brand and services provided using our WCDMA network that developed in Mexico in late 2013, and our competitors in Mexico used this negative perception as an opportunity to aggressively target our existing and potential subscribers, making it difficult for us to attract and retain subscribers and resulting in a significant decline in our subscriber base.

i.	Customer concerns about our financial condition, ability to continue as a going concern and ability to implement our business plan, including our network development and deployment efforts, may have an additional adverse effect on our ability to attract and retain customers.

We believe that our customers may take our medium- to long-term operating and financial outlook, particularly to the extent that it is perceived to impact our network deployment and development, into account when deciding whether to continue or begin service with us. Recently, our results of operations, including our operating revenues and operating cash flows, have been negatively affected by a number of factors. See “Risk Factors Relating to the Company—1. Due to our recent results of operations, we may not be able to continue as a going concern.” If customers or potential customers who are aware of our recent results of operations, or of current and future adjustments to our business plan in response to those results, become concerned that we will be unable to continue to provide service to them at a quality level that meets their needs, customer deactivations could increase and new subscribers could decrease relative to our business plans. Our current business plan assumes that customers will find our services attractive and that we will be able to expand our subscriber base on our WCDMA network in Brazil. We also assume that in 2014 we will be able to stabilize our business in Mexico and achieve a partial to full reversal of the subscriber loss trends we experienced in 2013. However, given the factors that have negatively affected our business and the difficulties associated with predicting our ability to overcome these factors, there can be no assurance that these assumptions will prove to be correct. Increases in customer deactivations and decreases in new subscribers relative to our business plan would materially affect our ability to maintain our revenues and to generate cash needed to fund our business and meet our other obligations.

7.	If we are not able to develop and deploy our new WCDMA-based networks and manage the associated growth effectively, our future growth and operating results will suffer.

Our ability to achieve our long-range business goals, and to grow profitably, is dependent on our ability to successfully design and deploy our WCDMA networks and related services and to manage changes to our business model and cost structure that are necessary to allow us to pursue our plans to expand both our service offerings and our targeted customer segments, including by implementing new and more efficient supporting business systems and processes. Our inability to complete these efforts in a timely fashion, or to manage the related costs, could have an adverse impact on our business.

a.	We may be limited in our ability to grow unless we successfully deploy our WCDMA networks and expand network capacity.

To continue to successfully retain our existing customers, increase our customer base and pursue our business plan, we must economically:

•	expand the capacity and coverage of our WCDMA networks;

•	secure sufficient transmitter and receiver sites at appropriate locations to meet planned system coverage and capacity targets;

•	obtain adequate quantities of base radios and other system infrastructure equipment; and

•	obtain an adequate volume and mix of handsets to meet customer demand.

In particular, the deployment of our WCDMA networks will require us to deploy a significant number of new transmitter and receiver sites in order to meet the expanded coverage requirements for those networks resulting from differences in our commercial strategies, differences in the propagation characteristics of the spectrum bands being used to support those networks and the coverage requirements associated with the spectrum licenses being utilized for those networks. In some of our markets, individuals and governments are opposing new tower construction and supporting laws restricting the construction of towers and other transmitter and receiver sites. For example, in Chile, a nationwide law that limits tower siting and imposes height, co-location and camouflage requirements in certain locations, as well as outright bans on constructing new towers in other locations, was enacted in early 2012. Laws like this could increase the time and costs associated with our planned network deployments. The effort required to locate and build a significant number of additional transmitter sites across our markets in coming years will be substantial, and our failure to meet this demand could delay or impair the deployment of our WCDMA networks, which would adversely affect our business.

In addition, as we deploy our WCDMA networks, we must develop, test and deploy new supporting technologies, software applications and systems intended to enhance our competitiveness both by supporting existing and new services and features, and by reducing the costs associated with providing those services. Successful deployment and implementation of new services and technology on our WCDMA networks depend, in part, on the willingness and ability of third parties to develop new handsets and applications that are attractive to our customers and that are available in a timely manner. We may not be able to successfully complete the development and deployment of our new networks. If this occurs, we may be unable to recover the substantial investment we are making in our new networks and the related costs we incur to offer these new services. Failure to successfully deploy those networks could also be expected to result in subscriber dissatisfaction that could affect our ability to retain subscribers and could have an adverse effect on our results of operations and growth prospects. For example, in Mexico, our failure to effectively deploy and optimize our WCDMA network to meet the needs of customers who were seeking new services to replace their iDEN services, particularly customers living in areas near the border of Mexico and the U.S. contributed to negative market perceptions of our brand and WCDMA network and negatively impacted our subscriber base, operating revenues and operating cash flows in 2013.

b.	We may not be able to manage our growth effectively. Failure to successfully implement core information technology and operating systems may adversely affect our business operations.

Our business strategy envisions growing our business by successfully building and deploying our WCDMA networks, expanding our product and service offerings and expanding our target customer base. Even if we do expand our business, if we fail to manage our growth effectively, our financial results could be adversely affected. Separately, growth may place a strain on our management systems and resources. We must continue to refine and expand our business development and sales capabilities, our network operations and information technology infrastructure, and the hardware, software, systems, processes and people to effectively support current and future sales, customer service and information requirements of our business in an efficient and cost-effective manner. In addition, failure to prioritize technology initiatives and effectively allocate resources in order to achieve our strategic goals could result in a failure to realize those goals, including the expected benefits of our growth, and could negatively affect our financial results.

Changes to our networks and business strategies require us to implement new operating and supporting systems to improve our ability to address the needs of our customers, as well as to create additional efficiencies and strengthen our internal controls over financial reporting. We may not be able to successfully implement these new systems in an effective or timely manner or we could fail to complete all necessary data reconciliation or other conversion controls when implementing the new systems. In addition, we may incur significant increases in costs and encounter extensive delays in the implementation and rollout of these new systems. Failure to effectively implement our new operating systems may adversely affect our results of operations, customer perceptions and internal controls over financial reporting.

As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to allocate our human resources optimally or identify and hire qualified employees or retain valued employees. If we are unable to manage our growth and operations, our results of operations could be adversely affected.

c.	Costs, regulatory requirements and other problems we encounter as we deploy our new networks could adversely affect our operations.

We have acquired or successfully bid for new spectrum rights and have deployed or begun to deploy our WCDMA networks using that spectrum so that we may offer our customers new services supported by those networks. In some instances, the rights to use this new spectrum come with significant regulatory requirements governing the coverage of our new networks, the timing of deployment of those networks and the loading of new customers on those networks. If we fail to meet these regulatory requirements, the applicable regulators could assess fines and, in some instances, take action to revoke our spectrum rights. In addition, our deployment of these new networks will require significant capital expenditures and will result in incremental operating expenses prior to fully launching services. Costs could increase beyond expected levels as a result of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, problems with network or systems compatibility, equipment unavailability and technological or other complications.

In addition, we have received a request from a competitor to interconnect with our push-to-talk services to enable that competitor’s customers to connect with our customers using a push-to-talk service platform that is different from the ones we use to serve our customers on our iDEN and WCDMA networks. Regulators could require us to provide competitors with access to our push-to-talk customers in the future. This access could dilute the competitive advantage and negatively affect the quality of this key differentiator, which could affect the willingness of current customers to remain on our network and negatively impact the willingness of potential customers to choose our service.

Deployment of new technology supporting new service offerings may also adversely affect the performance or reliability of our networks with respect to both the new and existing services and may require us to take action like curtailing new customers in certain markets. Any resulting customer dissatisfaction could affect our ability to retain customers and have an adverse effect on our results of operations and growth prospects.

Additionally, it may be necessary for us to raise additional funds in order to finance the costs associated with the development and deployment of our new networks. To do so, we may issue shares of common stock, incur new debt or sell assets. Our ability to raise additional capital at all or on acceptable terms to meet our funding needs will depend on our financial condition, the conditions in the financial markets and the terms of our existing financing agreements. See “Risk Factors Relating to the Company—4. Our current and future debt may limit our flexibility and increase our risk of default.” and “Risk Factors Relating to the Company—5. We are dependent on external sources of capital to meet our long-term funding needs and debt service requirements, and our financial condition could negatively impact our access to funding. If we are unable to obtain funding when needed and on terms acceptable to us, our business and liquidity will be adversely affected and we may not be able to meet our debt obligations.” for more information.

8.	Laws restricting the exchange of currencies or expatriating funds limit the ability of our subsidiaries to make funds available to us.

Because almost all of our business operations and assets are conducted and held by our foreign subsidiaries, we depend on those subsidiaries to provide us with cash to satisfy our obligations whether in the form of advances from our subsidiaries, the repayment by our subsidiaries of intercompany loans or the payment of dividends and other distributions from the net earnings and cash flow generated by these subsidiaries. Laws or regulations restricting the exchange of currencies or expatriation of funds limit the ability of these subsidiaries to distribute cash or assets. For example, in Argentina, the Argentine Central Bank has implemented certain formal and informal requirements related to the acquisition of foreign currency by Argentine and non-Argentine residents and on the inflow and outflow of capital to and from Argentina, including those for the purposes of repayment of principal and interest, dividend payments and repatriation of capital. From time to time, the Argentine Central Bank and other authorities in Argentina have used these formal and informal requirements to limit the convertibility of currency and our ability to repatriate capital from Nextel Argentina to its parent companies. Due to these restrictions, $168.0 million of our cash is not available to our holding company or our subsidiaries located outside of Argentina. Brazilian law provides that the Brazilian government may, for a limited period of time, impose restrictions on the remittance by Brazilian companies to foreign investors of the proceeds of investments in Brazil. These restrictions may be imposed whenever there is a material imbalance or a serious risk of a material imbalance in Brazil’s balance of payments. The inability to receive sufficient cash from our subsidiaries to satisfy our obligations would require us to obtain additional debt or equity financing or sell assets to meet those obligations. There can be no assurance that we would be able to obtain such financing or sell assets at acceptable terms or at all and, under such circumstances, our failure to do so could prevent us from satisfying our obligations. See “Risk Factors Relating to the Company—5. We are dependent on external sources of capital to meet our long-term funding needs and debt service requirements, and our financial condition could negatively impact our access to funding. If we are unable to obtain funding when needed and on terms acceptable to us, our business and liquidity will be adversely affected and we may not be able to meet our debt obligations.”

9.	We operate exclusively in foreign markets, and our assets, subscribers and cash flows are concentrated in Latin America, which presents risks to our operating plans.

a.	A decline in foreign exchange rates for currencies in our markets may adversely affect our growth and our operating results.

Historically, in the countries in which we do business, the values of the local currencies in relation to the U.S. dollar have been volatile. The unstable global economic environment and recent weakness in the economies of some of the countries where we operate has led to increased volatility in these currencies. Nearly all of our revenues are earned in non-U.S. currencies, but we report our results in U.S. dollars. As a result, fluctuations in foreign currency exchange rates can have and have had a significant impact on our reported results that may not reflect the operating trends in our business. In addition, over 80% of our outstanding debt is denominated in U.S. dollars. A decline in the values of the local currencies in the markets in which we operate makes it more costly for us to service our U.S. dollar-denominated debt obligations and affects our operating results because we generate nearly all of our revenues in foreign currencies, but we pay for some of our operating expenses and capital expenditures in U.S. dollars. Further, because we report our results of operations in U.S. dollars, declines in the value of local currencies in our markets relative to the U.S. dollar result in reductions in our reported revenues, operating income and earnings, as well as a reduction in the carrying value of our assets, including the value of cash investments held in local currencies. Depreciation of the local currencies also results in increased costs to us for imported equipment. We have entered into some limited hedging arrangements to mitigate short-term volatility in foreign exchange rates, but have not hedged against long-term movements in foreign exchange rates because the alternatives currently available for hedging against those movements are limited and costly. To partially offset long-term exposure to foreign exchange risks, we have successfully executed and will continue to evaluate financing arrangements in our markets that are denominated in local currency while maintaining a majority of our cash in U.S. dollars. Nonetheless, if the values of local currencies in the countries in which our operating companies conduct business depreciate relative to the U.S. dollar, we would expect our reported operating results in future periods, and the value of our assets held in local currencies, to be adversely affected.

b.	We face economic and political risks in our markets, which may limit our ability to implement our strategy and could negatively impact our financial flexibility, including our ability to repatriate and redeploy profits, and may disrupt our operations or hurt our performance.

Our operations depend on the economies of the markets in which our operating companies conduct business, all of which are considered to be emerging markets. These markets are in countries with economies in various stages of development, some of which are subject to volatile economic cycles and significant, rapid fluctuations in terms of commodity prices, local consumer prices, employment levels, gross domestic product, interest rates and inflation rates, which have been generally higher, and at times, significantly higher than the inflation rate in the U.S. If these economic fluctuations and higher inflation rates make it more difficult for customers to pay for our products and services, we may experience lower demand for our products and services and a decline in the growth of their customer base and in revenues. In addition, in recent years, the economies in some of the markets in which we operate have also been negatively affected by volatile political conditions and, in some instances, by significant intervention by the relevant government authorities relating to economic and currency exchange policies. For more information, see “Risk Factors Relating to the Company—8. Laws restricting the exchange of currencies or expatriating funds limit the ability of our subsidiaries to make funds available to us.” Limitations on our ability to convert currency and repatriate and redeploy capital may prevent us from managing our business and financial obligations in a cost effective manner, compete effectively, take advantage of new business opportunities and grow our business.

We are unable to predict the impact that local or national elections and the associated transfer of power from incumbent officials or political parties to newly elected officials or parties may have on the local economy or the growth and development of the local telecommunications industry. Changes in leadership or in the ruling party in the countries in which we operate may affect the economic programs developed under the prior administration, which in turn, may adversely affect the economies in the countries in which we operate. Other risks associated with political instability could include the risk of expropriation or nationalization of our assets by the governments in the markets where we operate. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country or in the U.S. may affect our business as a whole, including our access to international capital markets to obtain funding needed for our business or to refinance our existing indebtedness.

c.	Our operating companies are subject to local laws and government regulations in the countries in which they operate, and we are subject to the U.S. Foreign Corrupt Practices Act, which could limit our growth and strategic plans and negatively impact our financial results.

Our operations are subject to local laws and regulations in the countries in which we operate, which may differ substantially from those in the U.S., and we could become subject to legal penalties in foreign countries if we do not comply with those local laws and regulations. In some foreign countries, particularly in those with developing economies, persons may engage in business practices that are prohibited by U.S. regulations applicable to us such as the Foreign Corrupt Practices Act, or the FCPA. The FCPA prohibits us from providing anything of value to foreign officials for the purpose of influencing official decisions or obtaining or retaining business. Our employees and agents interact with government officials on our behalf, including interactions necessary to obtain licenses and other regulatory approvals necessary to operate our business and through contracts to provide wireless service to government entities, creating a risk that actions may occur that could violate the FCPA. Although we have implemented policies and procedures designed to ensure compliance with local laws and regulations as well as U.S. laws and regulations, including the FCPA, there can be no assurance that all of our employees, consultants, contractors and agents will abide by our policies. The penalties for violating the FCPA can be severe. Any violations of law, even if prohibited by our policies, could have a material adverse effect on our business.

In addition, in each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations by increasing our costs, reducing our revenues or making it more difficult for us to compete.

The regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions or decisions of the regulators in our markets that potentially benefit us such as decisions regarding the allocation and licensing of spectrum. If our competitors are successful in pursuing claims such as these, or if the regulators in our markets take actions against us in response to actions initiated by our competitors, our ability to pursue our business plans and our results of operations could be adversely affected. For example, challenges could arise with respect to future spectrum auctions in which we are a participant, and these challenges could adversely affect our ability to acquire the rights to use spectrum that would provide us with the ability to deploy new technologies that support new services that would position us to compete more effectively.

Finally, rules and regulations affecting placement and construction of our transmitter and receiver sites affect our ability to deploy and operate our networks in each of our markets, and therefore impact our business strategies. In some of our markets, local governments have adopted very stringent rules and regulations related to the placement and construction of wireless towers, or have placed embargoes on some of the cell sites owned by our operating companies, which can significantly impede the planned expansion of our service coverage area or require us to remove or modify existing towers, which can result in unplanned costs, negatively impact network performance and impose new and onerous taxes and fees. For example, in Chile, a nationwide law that limits tower siting and imposes height, co-location and camouflage requirements in certain locations, as well as outright bans on constructing new towers in some locations, was enacted in early 2012. Laws like this could increase the time and costs associated with our planned network deployments. The propagation characteristics of the spectrum bands being used to support our WCDMA networks and the coverage requirements associated with the spectrum licenses being utilized for those networks will require substantially more transmitter and receiver sites to meet the minimum coverage requirements of those licenses and to provide coverage to the areas needed to provide competitive services. In addition, our licenses to use spectrum in some of our markets require us to build our networks within proscribed time periods, and rules and regulations affecting tower placement and construction could make it difficult to meet our build requirements in a timely manner or at all, which could lead us to incur unplanned costs or result in the loss of spectrum licenses.

d.	We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.

Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets and other devices from locations outside the countries in which we operate. Network equipment and handsets may be subject to significant import duties and other taxes in the countries in which our operating companies conduct business. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted.

e.	We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.

Many of the foreign countries in which we operate have increasingly turned to new taxes, as well as aggressive interpretations of current tax law, as a method of increasing revenue. For example, our operating company in Brazil is required to pay two types of income taxes, which include a corporate income tax and a social contribution tax and is subject to various types of non-income related taxes, including value-added tax, excise tax, service tax, importation tax and property tax. In addition, the reduction in tax revenues resulting from the economic downturn that has occurred in the last several years has led to proposals and new laws in some of our markets that increase the taxes imposed on sales of handsets and on telecommunications services. The provisions of new tax laws may attempt to prohibit us from passing these taxes on to our customers. These taxes may reduce the amount of earnings that we can generate from our services or in some cases may result in operating losses.

Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.

In general, a U.S. corporation may claim a foreign tax credit against its Federal income tax expense for foreign withholding taxes and, under certain circumstances, for its share of foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. Federal taxable income.

We may also be required to include in our income for U.S. Federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

Nextel Brazil has received various assessment notices from state and federal Brazilian authorities asserting deficiencies in payments related primarily to value-added taxes, excise taxes on imported equipment and other non-income based taxes. Nextel Brazil has filed various administrative and legal petitions disputing these assessments. In some cases, Nextel Brazil has received favorable decisions, which are currently being appealed by the respective governmental authority. In other cases, Nextel Brazil’s petitions have been denied, and Nextel Brazil is currently appealing those decisions. Nextel Brazil is also disputing various other claims. See Note 10 to our consolidated financial statements in our Annual Report Form 10-K for the year ended December 31, 2013 for more information regarding our potential tax obligations in Brazil.

f.	We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.

A number of the agreements that we and our operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the U.S. is also uncertain.

10.	The costs we incur to connect our operating companies’ networks with those of other carriers are subject to local laws in the countries in which they operate and may increase, which could adversely impact our financial results.

Our operating companies must connect their telecommunication networks with those of other carriers in order to provide the services we offer. We incur costs relating to these interconnection arrangements and for local and long distance transport services relating to the connection of our transmitter sites and other network equipment. These costs include interconnection charges and fees, charges for terminating calls on the other carriers’ networks and transport costs, most of which are measured based on the level of our use of the related services. We are able to recover a portion of these costs through revenues earned from charges we are entitled to bill other carriers for terminating calls on our network, but because users of mobile telecommunications services who purchase those services under contract generally, and business customers like ours in particular, tend to make more calls that terminate on other carriers’ networks and because we have a smaller number of customers than most other carriers, we incur more charges than we are entitled to receive under these arrangements. The terms of the interconnection and transport arrangements, including the rates that we pay, are subject to varying degrees of local regulation in most of the countries in which we operate, and often require us to negotiate agreements with the other carriers, most of whom are our competitors, in order to provide our services. In some instances, other carriers offer their services to some of their subscribers at prices that are near or lower than the rates that we pay to terminate calls on their networks, which may make it more difficult for us to compete profitably. Our costs relating to these interconnection and transport arrangements are subject to fluctuation both as a result of changes in regulations in the countries in which we operate and the negotiations with the other carriers. Changes in our customers’ calling patterns that result in more of our customers’ calls terminating on our competitors’ networks and changes in the interconnection arrangements either as a result of regulatory changes or negotiated terms that are less favorable to us could result in increased costs for the related services that we may not be able to recover through increased revenues, which could adversely impact our financial results.

11.	Because we rely on one supplier for equipment used in our iDEN networks, any failure of that supplier to perform could adversely affect our operations.

Much of the spectrum that our operating companies are licensed to use, other than the spectrum that supports our WCDMA networks, is non-contiguous, and the iDEN technology is the only commercially available technology that operates on non-contiguous spectrum. As a result, Motorola Solutions is the primary supplier for the network equipment and Motorola Mobility, which is currently owned by Google, Inc., but which is the subject of a proposed sale from Google, Inc. to Lenovo, is the primary supplier of the handsets we sell for use on our iDEN networks. If either Motorola Solutions or Motorola Mobility fails to deliver system infrastructure equipment and handsets or enhancements to the features and functionality of our iDEN-based networks and handsets on a timely, cost-effective basis, we may not be able to adequately service our existing customers or attract new customers to services supported by our iDEN networks. Nextel Communications, Inc., a subsidiary of Sprint, was historically one of the largest users of iDEN technology and, in the past, provided significant support with respect to new product development for that technology. The deactivation of Sprint’s iDEN network in mid-2013 resulted in changes to the connections previously available between our subscribers and their contacts in the U.S., as well as their ability to roam in the U.S. These changes led to a significant disruption of Nextel Mexico’s business plans and is likely to affect the ability or willingness of Motorola Solutions or Motorola Mobility to provide support for the development of new iDEN handset models or enhancements to the features and functionality of our iDEN networks beyond their contractual commitments, which could make it more difficult or costly for us to compete effectively, particularly in Argentina where we do not currently hold rights to use spectrum that would support the deployment of a WCDMA network. Lower levels of iDEN equipment purchases as a result of Sprint’s deactivation of its iDEN service and our transition to offering services on our WCDMA networks in our markets other than Argentina are likely to limit the availability of iDEN-based network equipment and support and the willingness of Motorola Solutions or Motorola Mobility to support iDEN technology beyond their current commitments. We continue to rely principally on Motorola Solutions for the maintenance and support of the network equipment used in our iDEN-based networks and on Motorola Mobility for the manufacture of iDEN compatible handsets. Accordingly, if Motorola Solutions is unable to, or determines not to, continue supporting our iDEN-based infrastructure or if Motorola Mobility is unable to, or determines not to, continue to manufacture iDEN-based handsets, including potentially as a result of adverse developments affecting their respective operations, profitability, and financial condition or other business developments, our business in Argentina will be materially adversely affected and our broader operations could be materially adversely affected.

12.	Our business could be negatively impacted by our reliance on indirect distribution channels for a significant portion of our sales.

Our business depends heavily upon third party distribution channels for securing a substantial portion of the new customers to our services, and with the expansion of our target market, we expect to rely more heavily on retailers and other sales channels for a growing portion of our sales. In Mexico, a significant portion of our sales through these indirect distribution channels is concentrated in a small number of third party dealers. In many instances, we rely on these third party dealers to serve as the primary contact between us and the customer and to interact with other third parties on our behalf. As a result, there may be risks associated with the actions taken by our distributors or the operators of our other retail channels, including potential risks associated with the failure of our distributors or other retail channels to follow regulatory requirements. The volume of our new customer additions, our ability to retain customers and our profitability could also be adversely affected if these third party dealers terminate their relationship with us, if there are adverse changes in our relationships with these dealers, if we alter our compensation arrangements with these dealers or if the financial condition of these dealers deteriorates.

13.	If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.

Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. This is particularly true with respect to the grants of licenses for spectrum we use to support our WCDMA networks, most of which impose strict deadlines for the construction of network infrastructure and supporting systems as a condition of the license. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil are renewable once, and no regulations presently exist regarding how or whether additional renewals will be granted in future periods. In addition, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge the award and use of our licenses. If our competitors are successful in pursuing claims such as these, or if regulators in our markets take actions modifying or revoking our licenses in response to these claims, our ability to pursue our business plans, including our plans to deploy WCDMA networks, and our results of operations could be adversely affected.

14.	Any modification or termination of our trademark license with Nextel Communications could increase our costs.

Nextel Communications has licensed to us the right to use “Nextel” and other of its trademarks on a perpetual basis in Latin America. However, Nextel Communications may terminate the license on 60 days notice if we commit one of several specified defaults (namely, unauthorized use, failure to maintain agreed quality controls or a change in control of NII Holdings). If there is a change in control of one of our subsidiaries, upon 90 days notice, Nextel Communications may terminate the sublicense granted by us to the subsidiary with respect to the licensed marks. The loss of the use of the “Nextel” name and trademark could require us to incur significant costs to establish a new brand in our markets, which could have a material adverse effect on our operations.

15.	Our business could be negatively impacted by security threats and other material disruptions of our wireless networks.

Major equipment failures and the disruption of our wireless networks as a result of natural disasters, severe weather, terrorist attacks, acts of war, cyber attacks or other breaches of network or information technology security, even for a limited period of time, may result in significant expenses, result in a loss of subscribers or impair our ability to attract new subscribers, which in turn could have a material adverse effect on our business, results of operations and financial condition. In some of our markets, more stringent network performance standards and reporting obligations have been adopted in order to ensure quality of service during unforeseen disturbances, and we may be required to make significant investments in our existing networks in order to comply with these recently adopted network performance standards. In addition, while we maintain information security policies and procedures designed to comply with relevant privacy and security laws and restrictions, if we suffer a security breach of customer or employee confidential data, we may be subject to significant legal and financial exposure, damage to our reputation, and loss of confidence in the security of our products and services.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement relating to the Outstanding Notes. We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offers. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive, in exchange, Outstanding Notes in like principal amount. We will cancel all Outstanding Notes tendered in exchange for Exchange Notes in the exchange offers. As a result, the issuance of the Exchange Notes will not result in any increase or decrease in our indebtedness or in the early payment of interest.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization, as of December 31, 2013. You should read the information set forth in the table in conjunction with our historical consolidated financial statements and notes thereto incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended December 31, 2013.

As of December 31, 2013
(in thousands)
Cash, cash equivalents and short-term investments(1)	$2,319,543

Debt:
Priority Debt of Restricted Group(2)
Brazil bank loans	$444,268
Tower financing obligations	118,755
Capital lease obligations	197,971
Brazil equipment financing(3)	352,725
Mexico equipment financing(4)	300,832
Other	3,901

Total(5)	1,418,452
NII International(6)
7.875% Senior Notes due 2019	700,000
11.375% Senior Notes due 2019(7)	909,962

Total	1,609,962

NII Capital
7.625% Senior Notes due 2021(8)	$1,441,176
8.875% Senior Notes due 2019(9)	497,166
10% Senior Notes due 2016(10)	790,979
NII Holdings and U.S. Subsidiaries (other than NII Capital)(11)
Capital lease obligations	35,736

Total debt	$5,793,471

Stockholders’ equity:
Common stock, 172,438 shares issued and outstanding	$172
Paid-in capital	1,504,258
Accumulated deficit	(192,966)
Accumulated other comprehensive loss	(956,077)

Total stockholders’ equity	355,387

Total capitalization	$6,148,858

(1)	The cash, cash equivalents and short-term investments balance includes the aggregate of $2,316.1 million held by direct and indirect parents of NII International and $3.4 million held by Nextel Chile.
(2)	Represents the debt of all restricted subsidiaries of NII International.
(3)	Includes amounts borrowed under loan agreement with China Development Bank. As of December 31, 2013, $147.3 million remains available under this agreement to finance infrastructure equipment and certain other costs related to the deployment of our WCDMA-based network in Brazil.
(4)	Includes amounts borrowed under loan agreement with China Development Bank. As of December 31, 2013, $74.1 million remains available under this agreement to finance infrastructure equipment and certain other costs related to the deployment of our WCDMA-based network in Mexico.
(5)	All of this debt will rank structurally senior to the Notes.

(6)	Does not include intercompany loans from NII Capital directly to NII International, which are subordinated to the Notes offered hereby. See “Intercompany arrangements — Intercompany loans”.
(7)	Excludes amortizable premium of $10.0 million.
(8)	These notes are guaranteed by NII Holdings and the U.S. subsidiaries of NII Holdings (other than NII Capital). As of December 31, 2013, the outstanding aggregate principal amount of these notes was $1.45 billion.
(9)	These notes are guaranteed by NII Holdings and the U.S. subsidiaries of NII Holdings (other than NII Capital). As of December 31, 2013, the outstanding aggregate principal amount of these notes was $500 million.
(10)	These notes are guaranteed by NII Holdings and the U.S. subsidiaries of NII Holdings (other than NII Capital). Amount shown is net of original issue discount and deferred financing costs. As of December 31, 2013, the outstanding aggregate principal amount of these notes was $800 million.
(11)	As of February 28, 2014, the U.S. subsidiaries of NII Holdings (other than NII Capital) include Nextel International (Services), Ltd., NII Aviation, Inc., NII Funding Corp. and NII Global Holdings, Inc.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our historical ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2013.

	December 31,
	2013(1)	2012(2)	2011	2010	2009
Historical ratio of earnings to fixed charges	—	—	2.20x	2.56x	3.07x

(1)	Earnings were inadequate to cover fixed charges by $1,192.6 million for the year ended December 31, 2013.
(2)	Earnings were inadequate to cover fixed charges by $527.8 million for the year ended December 31, 2012.

We have computed the ratios of earnings to fixed charges shown above by dividing earnings by fixed charges. For this purpose, “earnings” is the amount resulting from adding (a) income from continuing operations before income tax, (b) fixed charges and (c) amortization of capitalized interest; and then subtracting (a) interest capitalized, (b) equity in gains or losses of unconsolidated affiliates and (c) losses attributable to minority interest. “Fixed charges” is the amount resulting from adding (a) interest expense on indebtedness (including amortization of debt expense and discount), (b) interest capitalized and (c) the portion of rent expense representative of interest (30%).

INTERCOMPANY ARRANGEMENTS

The following is a summary of certain arrangements between NII Holdings and its direct and indirect subsidiaries.

Intercompany loans

NII International is party to an intercompany loan directly from NII Capital of $644.0 million principal amount as of December 31, 2013, as a result of a prior internal reorganization. This debt is denominated in U.S. dollars and interest is paid annually at a rate of 7.75% per annum. The loan matures on June 1, 2020 and may be extended upon the agreement of the parties. This intercompany loan and all future funds provided to NII International by any direct or indirect parent of NII International or any subsidiary of such parent are expressly subordinated in right of payment to the Notes. At this time, NII International is not obligated under any other material intercompany loans.

Management and royalty arrangements

Management services agreements

NII International (Services) Ltd. (“NII Services”), a direct U.S. subsidiary of NII Holdings, has entered into certain intercompany services agreements with our operating companies in each of Brazil, Mexico, Argentina and Chile. Pursuant to these agreements, NII Services provides ongoing services related to the business development and strategy, product development, sourcing, procurement and vendor management, sales and customer care and finance, legal and communications support activities described in the agreements. In exchange for these services, our operating companies are charged a fee equal to NII Services’ costs in providing these services, plus a 10 percent mark-up. The agreements provide for a methodology to calculate NII Services’ costs, which generally includes identifying time spent working on services that benefit the particular operating company, excluding duplicative activities and those that are performed solely to protect our capital investment in the operating company or facilitate compliance by the operating company with reporting, legal or regulatory requirements applicable to us.

In addition, NII Holdings, NII Services and our operating companies in Brazil, Mexico, Argentina and Chile have entered into intercompany service agreements pursuant to which NII Holdings or NII Services may request specified services to be provided by the operating company. In exchange for these services, the operating companies may charge NII Holdings or NII Services a fee equal the provider’s costs in providing the services, plus a mark-up ranging from 6 to 10 percent. The amount of costs will be determined based on the amount of the internal costs directly incurred in the performance of services by the operating company, as determined in accordance with generally accepted accounting principles, and expenses.

Royalty agreements

NII Holdings has entered into intercompany license and sublicense agreements with our operating companies in each of Brazil, Mexico, Argentina and Chile. These agreements cover the trademarks, patents and related improvements related to our business and owned by NII Holdings, as well as the trademark for the Nextel brand, licensed by NII Holdings from Nextel Communications, Inc., a subsidiary of Sprint Nextel Corporation. In return for these licenses and sublicenses, our operating companies are charged a fee equal to a percentage of their net revenues. The fee percentage currently ranges from 0.1% to 2.5% of net revenues of our various operating companies, where net revenue is equal to the operating company’s gross revenue, determined in accordance with GAAP, less any local sales or value added taxes. The fee percentage is subject to change and reviewed on an annual basis, but will be adjusted to reflect no more than an arm’s length rate, determined using appropriate assumptions.

Equity recharge agreements

NII Holdings also has entered into intercompany incentive compensation chargeback agreements with our operating companies in each of Brazil, Mexico, Argentina and Chile. Under these agreements each of our operating companies agrees to reimburse NII Holdings for the cost of compensation given to officers or employees of the operating company under NII Holdings’ 2012 Incentive Compensation Plan. Reimbursement is in the form of a short term note to be settled in cash or capitalized by the applicable operating company, at the discretion of NII Holdings.

At December 31, 2013, our operating companies’ outstanding and unpaid intercompany payables to NII Holdings or subsidiaries of NII Holdings that are not part of the Restricted Group under all of the arrangements described under “Management and royalty arrangements” totaled $191.5 million.

THE EXCHANGE OFFERS

This section of the prospectus describes the proposed exchange offers. While we believe that the description covers the material terms of the exchange offers, this summary may not contain all of the information that is important to you. You should carefully read this entire document for a complete understanding of the exchange offers.

Purpose and Effects of the Exchange Offers

The Exchange Notes are being offered in the exchange offer in exchange for the Outstanding Notes, which were issued in unregistered private offerings. In the private offerings, we issued $900 million principal amount of the 11.375% Outstanding Notes on February 19, 2013 and April 15, 2013 and $700 million principal amount of the 7.875% Outstanding Notes on May 23, 2013. The initial purchasers subsequently offered and sold a portion of the Outstanding Notes only to “qualified institutional buyers” as defined in and in compliance with Rule 144A and outside the United States in compliance with Regulation S of the Securities Act.

In connection with the sale of the Outstanding Notes, we and the guarantor entered into Registration Rights Agreements, which require us, among other things, to:

•	file with the SEC a registration statement under the Securities Act with respect to an offer to exchange the Outstanding Notes for Exchange Notes identical in all material respects to the Outstanding Notes; and

•	use our commercially reasonable efforts to cause such registration statement to become effective as promptly as possible; and

•	consummate the Exchange Offer within 360 days after the issuance of the Outstanding Notes.

If we failed to comply with the requirements of the Registration Rights Agreements we would be required to pay certain liquidated damages in the form of additional interest to each holder of Outstanding Notes.

We are making the exchange offers to satisfy our obligations under the Registration Rights Agreements. The term “holder” with respect to the exchange offers means any person in whose name Outstanding Notes are registered on our books or on the books of the Depository Trust Company, or DTC, or any other person who has obtained a properly completed certificate of transfer from the registered holder, or any person whose Outstanding Notes are held of record by DTC who desires to deliver such Outstanding Notes by book-entry transfer at DTC.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe the Exchange Notes issued in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act provided that you:

•	are not a broker-dealer who purchased Outstanding Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

•	are not our “affiliate;” or

•	acquire the Exchange Notes in the ordinary course of your business and that you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes.

Any holder who tenders in an exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is our affiliate may not rely upon such interpretations by the staff of the SEC and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Any such holder may incur liabilities under the Securities Act for which the holder is not indemnified by us in order to comply with such requirements. Each broker-dealer (other than an affiliate of ours) that receives Exchange Notes for its own account in the exchange offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, for a period of one year after the expiration date, we will make the prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We are not making these exchange offers to, nor will we accept surrenders for exchange from, holders of Outstanding Notes in any jurisdiction in which this exchange offer or its acceptance would not comply with the securities or blue sky laws.

By tendering in the exchange offers, you will represent to us that, among other things, you:

•	are acquiring the Exchange Notes in an exchange offer in the ordinary course of your business, whether or not you are a holder;

•	are transferring good and marketable title to the Outstanding Notes free and clear of all liens, security interests, charges or encumbrances or rights of parties other than you;

•	do not have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

•	are not a broker-dealer, or you are a broker-dealer but will not receive Exchange Notes for your own account in exchange for Outstanding Notes, neither you nor any other person is engaged in or intends to participate in the distribution of the Exchange Notes; and

•	are not our “affiliate” within the meaning of Rule 405 under the Securities Act or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Following the completion of the exchange offers, no Outstanding Notes will be entitled to the liquidated damages payment applicable to the Outstanding Notes. Nor will holders of Outstanding Notes have any further registration rights, and the Outstanding Notes will continue to be subject to certain restrictions on transfer. See “— Consequences of Failure to Exchange.” Accordingly, the liquidity of the market for the Outstanding Notes could be adversely affected.

Participation in the exchange offers is voluntary and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decisions on whether to participate in an exchange offer.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal, we will accept any and all Outstanding Notes validly tendered and not withdrawn prior to the Expiration Date. We will issue Exchange Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof in exchange for Outstanding Notes of equal principal amounts that are accepted in the exchange offers. The Exchange Notes will accrue interest on the same terms as the Outstanding Notes; however, holders of the Outstanding Notes accepted for exchange will not receive accrued interest thereon at the time of exchange; rather, all accrued interest on the Outstanding Notes will become obligations under the Exchange Notes. Holders may tender some or all of their Outstanding Notes pursuant to the exchange offers. However, Outstanding Notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that:

•	the Exchange Notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act; and

•	except as otherwise described above, holders of the Exchange Notes will not be entitled to the rights of holders of Outstanding Notes under the Registration Rights Agreement.

The Exchange Notes will evidence the same debt as the Outstanding Notes that they replace, and will be issued under, and be entitled to the benefits of, the indentures that govern all of Exchange Notes, including the payment of principal and interest.

We are sending this prospectus and the letter of transmittal to all registered holders of Outstanding Notes. Only a registered holder of Outstanding Notes or such holder’s legal representative or attorney-in-fact as reflected on the indenture trustee’s records may participate in the exchange offers. There will be no fixed record date for determining holders of the Outstanding Notes entitled to participate in the exchange offers.

Holders of the Outstanding Notes do not have any appraisal or dissenter’s rights under Delaware law or the indentures in connection with the exchange offers. We intend to conduct the exchange offers in accordance with the requirements of the Exchange Act and the SEC’s rules and regulations thereunder.

We will be deemed to have accepted validly tendered Outstanding Notes when and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act solely as our agent in connection with the tendering of the Outstanding Notes and our acceptance of the Outstanding Notes. The Exchange Notes delivered in the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of Outstanding Notes.

If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, our withdrawal of the tender offer, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering holder as promptly as practicable after the Expiration Date. Any acceptance, waiver of default or a rejection of a tender of Outstanding Notes shall be at our discretion and shall be conclusive, final and binding.

Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Outstanding Notes in the exchange offers. We will pay all charges and expenses, other than certain taxes, in connection with the exchange offers. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments; Termination and Waivers

The term “Expiration Date” with respect to the exchange offer means 5:00 p.m., New York City time, on             , 2014 unless we, in our sole discretion, extend the exchange offers, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offers are extended.

If we extend the exchange offers, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

We reserve the right, in our sole discretion:

•	to extend the exchange offers;

•	if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, to terminate either or both exchange offers or waive any conditions that have not been satisfied; or

•	to amend the terms of the exchange offers in any manner.

We may affect any such delay, extension, waiver or termination by giving oral or written notice thereof to the exchange agent.

Except as specified in the second paragraph under this heading, we will make a public announcement of any such delay in acceptance, extension, termination, waiver or amendment as promptly as practicable. If we amend or waive any condition of an exchange offer in a manner determined by us to constitute a material change to that exchange offer, we will promptly disclose such amendment or waiver in a prospectus supplement that will be distributed to the registered holders of the Outstanding Notes. That exchange offer will then be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment or waiver and the manner of disclosure to the registered holders.

We will make a timely release of a public announcement of any delay, extension, termination, waiver or amendment to the exchange offer to an appropriate news agency.

Consequences of Failure to Exchange

The Outstanding Notes that are not exchanged for Exchange Notes in the exchange offers will remain restricted securities within the meaning of Rule 144(a)(3) of the Securities Act and subject to restrictions on transfer, and you will no longer be able to require us to register your Outstanding Notes under the Securities Act, except in the limited circumstances set forth in the Registration Rights Agreement related to your Outstanding Notes. Accordingly, such Outstanding Notes may not be offered, sold, pledged or otherwise transferred except:

1.	to us;

2.	so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A;

3.	in an offshore transaction in accordance with Regulation S under the Securities Act;

4.	pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act;

5.	in reliance on another exemption from the registration requirements of the Securities Act; or

6.	pursuant to an effective registration statement under the Securities Act.

In all of the situations discussed above, the resale must be in accordance with the Securities Act, any applicable securities laws of any U.S. state, the securities laws of any foreign country and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

To the extent Outstanding Notes are tendered and accepted in these exchange offers, the principal amount of Outstanding Notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the Outstanding Notes could be adversely affected.

Procedures for Tendering Outstanding Notes

Tenders of Outstanding Notes

The tender by a holder of Outstanding Notes pursuant to any of the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the applicable exchange offer. Our acceptance for exchange of Outstanding Notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the applicable exchange offer. Only holders are authorized to tender their Outstanding Notes. The procedures by which Outstanding Notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the Outstanding Notes are held.

DTC has authorized DTC participants that are beneficial owners of Outstanding Notes through DTC to tender their Outstanding Notes as if they were holders. To effect a tender, DTC participants should either (1) complete and sign the letter of transmittal or a facsimile thereof, have the signature thereon guaranteed if required by the instructions in the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under “— Book-Entry Delivery Procedures,” or (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under “— Book-Entry Delivery Procedures.”

Tender of Outstanding Notes Held in Physical Form

To tender Outstanding Notes held in physical form in the exchange offers:

•	the exchange agent must receive at one of the addresses set forth in this prospectus: (i) a properly completed letter of transmittal applicable to such Outstanding Notes (or a facsimile thereof) duly executed by the tendering holder, (ii) any other documents the letter of transmittal requires, and (iii) the physical Outstanding Notes or electronic delivery of Outstanding Notes effected through the deposit of Outstanding Notes into the exchange agent’s account with DTC and making book-entry delivery as set forth below), on or prior to the Expiration Date; or

•	the tendering holder must comply with the guaranteed delivery procedures set forth below on or prior to the Expiration Date.

Letters of transmittal or Outstanding Notes should be sent only to the exchange agent and should not be sent to us.

Tender of Outstanding Notes Held Through a Custodian

To tender Outstanding Notes that a custodian bank, depository, broker, trust company or other nominee holds of record, the beneficial owner thereof must instruct such holder to tender the Outstanding Notes on the beneficial owner’s behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which the beneficial owner may use in this process to instruct the registered holder of such owner’s Outstanding Notes to effect the tender.

Tender of Outstanding Notes Held Through DTC

To tender Outstanding Notes that are held through DTC, DTC participants on or before the Expiration Date should either:

•	properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below; or

•	transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the exchange agent for its acceptance.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Outstanding Notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

Outstanding Notes held through DTC may only be tendered pursuant to the book-entry delivery procedures set forth below, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Outstanding Notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering Outstanding Notes and delivering letters of transmittal. If you use ATOP to tender, you must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on the Expiration Date. Except as otherwise provided in the letter of transmittal, tender and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.

Except as provided below, unless the Outstanding Notes being tendered are deposited with the exchange agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent’s Message), we may, at our option, reject such tender. Exchange of Exchange Notes for Outstanding Notes will be made only against deposit of the tendered Outstanding Notes and delivery of all other required documents.

Book-Entry Delivery Procedures

The exchange agent will establish accounts with respect to the Outstanding Notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account in accordance with DTC’s procedures for transfer. However, although delivery of Outstanding Notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to as a “Book-Entry Confirmation.”

Signature Guarantees

Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an “Eligible Institution”), unless the Outstanding Notes tendered thereby are tendered (1) by a registered holder of Outstanding Notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such Outstanding Notes) who has not completed either the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or (2) for the account of an Eligible Institution. See Instruction 1 of the letter of transmittal. If the Outstanding Notes are registered in the name of a person other than the signer of the letter of transmittal or if Outstanding Notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered Outstanding Notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the letter of transmittal.

Guaranteed Delivery

If you wish to tender your Outstanding Notes but they are not immediately available or if you cannot deliver your Outstanding Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the Expiration Date, you may tender if:

•	the tender is made by or through an eligible institution;

•	prior to 5:00 p.m., New York City time, on the Expiration Date, the exchange agent receives from that eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail, courier or overnight delivery or a properly transmitted agent’s message relating to a notice of guaranteed delivery:

•	stating your name and address, the registration number or numbers of your Outstanding Notes and the principal amount of Outstanding Notes tendered;

•	stating that the tender is being made thereby;

•	guaranteeing that, within three trading days after the Expiration Date of the exchange offer, the letter of transmittal or facsimile thereof or agent’s message in lieu thereof, together with the Outstanding Notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile or Agent’s Message, as well as all tendered Outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three trading days after the Expiration Date.

Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your Outstanding Notes according to the guaranteed delivery procedures described above.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Outstanding Notes will be determined by us in our sole discretion, which determination will be conclusive, final and binding. Alternative, conditional or contingent tenders of Outstanding Notes will not be considered valid and may not be accepted. We reserve the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes our acceptance of which, in the opinion of our counsel, would be unlawful.

We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be conclusive, final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as we shall determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any Outstanding Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, and Outstanding Notes submitted in a principal amount greater than the principal amount of Outstanding Notes being tendered by such tendering holder, will be:

•	returned by the exchange agent to the tendering holders; or

•	in the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such book-entry transfer facility.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Outstanding Notes in the exchange offer may be withdrawn, unless accepted for exchange as provided in the exchange offer, at any time prior to the Expiration Date.

To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the Outstanding Notes (unless the Outstanding Notes were tendered by book-entry transfer), and aggregate principal amount of the Outstanding Notes; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indentures register the transfer of the Outstanding Notes into the name of the person withdrawing the Outstanding Notes.

If Outstanding Notes have been delivered pursuant to the procedures for book-entry transfer set forth in “— Procedures for Tendering Outstanding Notes — Book-Entry Delivery Procedures,” any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with the withdrawn Outstanding Notes and must otherwise comply with the book-entry transfer facility’s procedures.

If the Outstanding Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal, even if physical release is not yet effected. A withdrawal of Outstanding Notes can only be accomplished in accordance with these procedures.

All questions as to the validity, form and eligibility (including time of receipt) of any notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of Outstanding Notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are retendered prior to the Expiration Date. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under “— Procedures for Tendering Outstanding Notes” at any time prior to the Expiration Date.

Any Outstanding Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Conditions to the Exchange Offer

The exchange offers are not subject to any conditions, other than that:

•	the exchange offers, or the making of any exchange by a holder, do not violate applicable law or any applicable interpretation of the staff of the SEC;

•	there shall have not been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with an exchange offer, that would or might, in our sole judgment, prohibit, prevent, restrict or delay consummation of that exchange offer;

•	no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offers, or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, of us, our subsidiaries or our affiliates;

•	there shall not have occurred or be likely to occur any event affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of us, our subsidiaries or our affiliates that, in our sole judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offers;

•	there shall not have occurred: (i) any general suspension of, or limitation on prices for, trading in the U.S. securities or financial markets, (ii) a material impairment in the trading market for debt securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our sole judgment, might affect the extension of credit by banks or other lending institutions, (v) an outbreak or escalation of hostilities or acts of terrorism involving the U.S. or declaration of a national emergency or war by the U.S. or any other calamity or crisis or any other change in political, financial or economic conditions, if the effect of any such event, in our sole judgment, makes it impractical or inadvisable to proceed with the exchange offers, or (vi) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

If we determine in our reasonable discretion that any of the conditions to the exchange offer are not satisfied, we may, as to either or both exchange offers:

•	refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering holders;

•	terminate the exchange offer;

•	extend the exchange offer and retain all Outstanding Notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such Outstanding Notes; or

•	waive that unsatisfied conditions with respect to the exchange offer and accept all validly tendered Outstanding Notes which have not been withdrawn.

If a waiver constitutes a material change to an exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders and will extend that exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if that exchange offer would otherwise expire during such five to 10 business day period.

Exchange Agent

Wilmington Trust, National Association, the trustee under the indentures governing the Exchange Notes, has been appointed as exchange agent for the exchange offers. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery and other documents to the exchange agent addressed as follows:

Delivery by Regular, Registered or Certified Mail or Overnight Delivery:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attn: Workflow Management – 5th Floor

Facsimile: (302) 636-4139, Attention: Workflow Management – 5th Floor

Other Inquiries: DTC Desk (DTC2@Wilmingtontrust.com)

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail by the exchange agent; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our or our affiliates’ officers and regular employees.

No dealer-manager has been retained in connection with the exchange offers and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offers. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses.

Our out-of-pocket expenses for the exchange offers will include fees and expenses of the exchange agent and the trustee under the indentures, accounting and legal fees, and printing costs, among others.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of the Outstanding Notes pursuant to the exchange offers. If, however, a transfer tax is imposed for any reason other than the exchange of the Outstanding Notes pursuant to the exchange offers, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

DESCRIPTION OF EXCHANGE NOTES

The Issuer will issue the 11.375% Exchange Notes offered hereby pursuant to an Indenture dated as of February 19, 2013 and a Supplemental Indenture, dated as of April 15, 2013 (the “Supplemental Indenture”), both by and among the Issuer, the Guarantor and Wilmington Trust, National Association, as trustee (together, the “11.375% Indenture”) and will issue the 7.875% Exchange Notes offered hereby pursuant to an indenture dated as of May 23, 2012, by and among the Issuer, the Guarantor and Wilmington Trust, National Association, as trustee (the “7.875% Indenture” and, together with the 11.375% Indenture, the “Indentures”). The terms of the Exchange Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Exchange Notes are subject to all such terms, and you should refer to the Indentures and the Trust Indenture Act for a statement thereof.

The following description is a summary of the material provisions of the Indentures relating to the Exchange Notes offered hereby. It does not restate the Indentures in their entirety. We urge you to read the Indentures because the applicable Indenture, and not this description, defines your rights as Holders of the Exchange Notes. Anyone who receives this prospectus may obtain copies of the Indentures, without charge, by writing to NII Holdings, Inc., 1875 Explorer Street, Suite 1000, Reston, Virginia 20190, Attention: Secretary. The 11.375% Indenture, the Supplemental Indenture and the 7.875% Indenture are also on file with the SEC as exhibits to our current reports on Form 8-K, dated February 19, 2013, April 15, 2013 and May 23, 2013, respectively.

You can find the definitions of certain terms used in this description below under the caption “— Certain Definitions.” Certain capitalized terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the Indentures. In this description, the word “Issuer” refers only to NII International and not to any of its subsidiaries, the word “Guarantor” refers only to NII Holdings, Inc. and not to any of its subsidiaries and the word “Notes” refers to the Exchange Notes, the Outstanding Notes and any Additional Notes issued pursuant to the Indentures.

The registered Holder of a Note will be treated as its owner for all purposes. Only registered Holders of Notes will have rights under the Indentures.

The terms of the Exchange Notes are substantially identical to those terms of the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act and are not subject to the transfer restrictions and registration rights relating to the Outstanding Notes.

Brief Description of the Exchange Notes

The Exchange Notes:

•	are general unsecured obligations of the Issuer;

•	are equal in right of payment with any future unsecured, unsubordinated Indebtedness of the Issuer;

•	are senior in right of payment to any future subordinated Indebtedness of the Issuer; and

•	are effectively subordinated to all existing and any future Secured Indebtedness of the Issuer, to the extent of the assets securing such Indebtedness, and to all existing and any future Indebtedness and other liabilities (including trade payables) of the Issuer’s Subsidiaries that are not Guarantors, to the extent of the assets of such Subsidiaries.

As of December 31, 2013, (i) the Issuer had $2,765.1 million in indebtedness outstanding, not including the Existing Subordinated Intercompany Loan, and (ii) the Issuer’s Subsidiaries, none of which will be Guarantors, had $3,297.4 million in liabilities outstanding, including $1,418.4 million of indebtedness, all of which will rank effectively senior to Exchange Notes. The Issuer is a holding company substantially all of the assets of which consist of the Capital Stock of, and loans to, its subsidiaries and cash and cash equivalents.

Although the Indentures will limit the Incurrence of Indebtedness by the Issuer and its Restricted Subsidiaries, such limitations are subject to a number of significant exceptions. The Issuer and its Restricted Subsidiaries may be able to incur substantial amounts of Indebtedness, including secured Indebtedness, in the future.

As of the date of the exchange offers, all of the Issuer’s Subsidiaries other than Nextel Chile will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Issuer will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Nextel Chile and any other Unrestricted Subsidiaries designated in the future will not be subject to any of the restrictive covenants in the Indentures and will not Guarantee Exchange Notes. As of the Exchange Notes’ issuance date, NII Holdings will Guarantee the Exchange Notes. However, NII Holdings will not be subject to the covenants in the Indentures. In addition, as of December 31, 2013, NII Holdings and its subsidiaries, other than the Issuer and its subsidiaries, had total principal amount debt outstanding of $2,765.1 million.

Principal, Maturity and Interest

The Indentures provide for the issuance by the Issuer of Notes with an unlimited principal amount, of which $1.6 billion principal amount are outstanding as Outstanding Notes and up to $1.6 billion principal amount will be issued in connection with this exchange offering. The Issuer may issue Additional Notes (the “Additional Notes”) from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness.” The Exchange Notes offered hereby, the Outstanding Notes and any Additional Notes subsequently issued under either the 11.375% Indenture or the 7.875% Indenture will be treated as a single class for all purposes under that Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuer will issue Exchange Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes will mature on August 15, 2019.

Cash interest on the 11.375% Exchange Notes will accrue at the rate of 11.375% per annum and will be payable semi-annually in arrears on February 15 and August 15. The Issuer will make each interest payment to the Holders of record of the 11.375% Exchange Notes on the immediately preceding February 1 and August 1.

Cash interest on the 7.875% Exchange Notes will accrue at the rate of 7.875% per annum and will be payable semi-annually in arrears on February 15 and August 15. The Issuer will make each interest payment to the Holders of record of the 7.875% Exchange Notes on the immediately preceding February 1 and August 1.

Interest on the Exchange Notes will accrue from the most recent date on which interest on the Exchange Notes has been paid, or if no interest has been paid, from the Exchange Notes’ issuance date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

If a Holder has given wire transfer instructions to the Issuer, the Issuer will pay or cause the Paying Agent to pay all principal, interest and premium, if any, on that Holder’s Exchange Notes in accordance with those instructions. All other payments on Exchange Notes will be made at the office or agency of the Paying Agent and Registrar unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Exchange Notes

The Trustee will initially act as Paying Agent and Registrar. The location of the corporate trust office of the Trustee is 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-1615. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders, and the Parent or any of its Subsidiaries may act as Paying Agent or Registrar.

For so long as Exchange Notes are listed on the Global Exchange Market of the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, the Issuer will publish a notice of any change of Paying Agent or Registrar in a newspaper having a general circulation in Dublin (which is expected to be the Irish Times) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Irish Stock Exchange (www.ise.ie). The Issuer will maintain a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to the European Union Directive on the taxation of savings income (2003/48/EC), or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or any law implementing or complying with, or introduced to conform to, any such directive.

The Registrar will send a copy of the Register to the Issuer on the Exchange Notes’ issuance date and after any change to the Register made by the Registrar, with such copy to be held by the Issuer and at its registered office. For purposes of Luxembourg law, ownership of Exchange Notes will be evidenced through registration from time to time at the registered office of the Issuer, and such registration is a means of evidencing title to Exchange Notes.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indentures. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indentures. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Note Guarantees

The Outstanding Notes are, and any Exchange Notes or Additional Notes will be guaranteed, jointly and severally, fully and unconditionally by the Guarantor. On the Exchange Notes’ issuance date, NII Holdings will be the only Guarantor. However, NII Holdings will not be subject to any of the covenants in the Indentures.

Each Note Guarantee:

•	will be a general unsecured obligation of the Guarantor;

•	will be equal in right of payment with all existing and any future unsecured, unsubordinated Indebtedness of the Guarantor;

•	will be senior in right of payment to any future subordinated Indebtedness of the Guarantor; and

•	will be effectively subordinated to all existing and any future secured Indebtedness of the Guarantor, to the extent of the assets securing such Indebtedness, and the Note Guarantee of the Guarantor will be effectively subordinated to all existing and any future liabilities of the Guarantor’s Subsidiaries other than the Issuer and any Subsidiary Guarantor to the extent of the assets of such Subsidiaries.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from the guarantors.” In addition, a Note Guarantee by a Guarantor organized in a jurisdiction other than the United States may be subject to further limitations if the Issuer’s Board of Directors, based on the advice of local counsel in the relevant jurisdiction, reasonably determines that such limitations are required due to applicable mandatory law in such jurisdiction with respect to the enforceability of such Guarantee and such limitations also apply to any Guarantee of such Guarantor of any other Indebtedness of the Issuer or any Guarantor. On the Exchange Notes’ issuance date, none of the Issuer’s Subsidiaries will be Guarantors. As of

December 31, 2013, the Issuer’s Subsidiaries had $3,297.4 million in liabilities outstanding, including $1,418.4 million of indebtedness, all of which will rank effectively senior to Exchange Notes. In certain circumstances, the Indentures may require the Issuer to cause certain of its Subsidiaries to become Guarantors.

Note Guarantees of the Subsidiary Guarantors may be released in certain circumstances. See “— Certain Covenants — Subsidiary Guarantees.”

Optional Redemption of 11.375% Exchange Notes

At any time prior to February 15, 2016, the Issuer may (on any one or more occasions) redeem up to 35% of the aggregate principal amount of Notes issued under the 11.375% Indenture (including any Additional Notes) at a redemption price of 111.375% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the 11.375% Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Affiliates); and

(2)	the redemption must occur within 180 days of the date of the closing of such Equity Offering.

At any time prior to February 15, 2017, the Issuer may redeem all or part of the Notes issued under the 11.375% Indenture upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest to the date of redemption.

At any time on or after February 15, 2017, the Issuer may redeem all or a part of Exchange Notes issued under the 11.375% Indenture upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices set forth below (expressed as percentages of principal amount), plus accrued and unpaid interest on the Notes to be redeemed to the date of redemption, if redeemed during the twelve-month period or, in the case of 2019, six-month period beginning on February 15 of the years indicated below:

Year	Percentage
2017	105.688%
2018	102.844%
2019	100.000%

If less than all of the Notes issued under the 11.375% Indenture are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

(2)	if the Notes are not so listed, on a pro rata basis.

No Notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail or electronic transmission at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

So long as the Notes are listed on the Global Exchange Market of the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, any such notice to the holders of the relevant Notes shall also be published in a newspaper having a general circulation in Dublin (which is expected to be the Irish Times) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Irish Stock Exchange (www.ise.ie) and, in connection with any redemption, the Issuer will notify the Irish Stock Exchange of any change in the principal amount of Notes outstanding.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Optional Redemption of 7.875% Exchange Notes

At any time prior to February 15, 2016, the Issuer may (on any one or more occasions) redeem up to 35% of the aggregate principal amount of Notes issued under the 7.875% Indenture (including any Additional Notes) at a redemption price of 107.875% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the 7.875% Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Affiliates); and

(2)	the redemption must occur within 180 days of the date of the closing of such Equity Offering.

At any time prior to February 15, 2017, the Issuer may redeem all or part of the Notes issued under the 7.875% Indenture upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption.

At any time on or after February 15, 2017, the Issuer may redeem all or a part of the Notes issued under the 7.875% Indenture upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices set forth below (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, on the Notes to be redeemed to the date of redemption, if redeemed during the twelve-month or, in the case of 2019, six-month period beginning on February 15 of the years indicated below:

Year	Percentage
2017	103.938%
2018	101.969%
2019	100.000%

If less than all of the Notes issued under the 7.875% Indenture are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

(2)	if the Notes are not so listed, on a pro rata basis.

No Notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail or electronic transmission at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

So long as the Notes are listed on the Global Exchange Market of the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, any such notice to the holders of the relevant Notes shall also be published in a newspaper having a general circulation in Dublin (which is expected to be the Irish Times) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Irish Stock Exchange (www.ise.ie) and, in connection with any redemption, the Issuer will notify the Irish Stock Exchange of any change in the principal amount of Notes outstanding.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Payment of Additional Amounts

If the Issuer (or any Guarantor) or other applicable withholding agent is required by law to deduct or withhold taxes imposed by Luxembourg or another Relevant Tax Jurisdiction on payments to Holders under or with respect to the Notes or any Note Guarantee, the Issuer or such Guarantor will pay additional amounts on those payments to the extent described in this section (“Tax Gross-Up”). “Relevant Tax Jurisdiction” means Luxembourg, or another jurisdiction in which the Issuer or a Guarantor, if any, or a successor of any of them, is organized, is resident or engaged in business for tax purposes or through which payments are made on or in connection with the Notes or Note Guarantees.

The Issuer (or any Guarantor) will pay or cause to pay to any Holder so entitled all additional amounts that may be necessary so that every net payment of interest, principal, premium or other amount on that note will not be less than the amount provided for in that note. “Net Payment” refers to the amount the Issuer or any paying agent pays the Holder after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a taxing authority (including any withholding or deduction attributable to additional amounts payable hereunder).

The Issuer (and any Guarantor) will also indemnify and reimburse Holders for

•	taxes (including any interest, penalties and related expenses) (“Tax Indemnities”) imposed on the Holders by a Relevant Tax Jurisdiction if and to the same extent that a Holder would have been entitled to receive additional amounts if the Issuer (or any Guarantor) had been required to deduct or withhold those taxes from payments on the Notes or with respect to any Note Guarantee; and

•	stamp, court, documentary or similar taxes or charges (including any interest, penalties and related expenses) imposed by a Relevant Tax Jurisdiction in connection with the Notes or the execution, delivery, enforcement or registration of the Notes, or payment under or with respect to other related documents and obligations (including the Note Guarantees), except regarding Luxembourg registration duties (droit d’enregistrement) for any Luxembourg tax payable due to a registration, submission or filing by any party of any financing documents in relation to and including the Notes where such registration submission or filing is or was not required to maintain or preserve the rights of the above-mentioned parties under the documents.

This obligation to pay additional amounts is subject to several important exceptions, however. The Issuer (or any Guarantor) will not pay additional amounts to any Holder for or on account of any of the following:

•	any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the Holder (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of or possessor of power over the relevant Holder if the Holder is an estate, nominee, trust, partnership, limited liability company, or corporation) and the jurisdiction imposing the tax (other than the mere receipt of a payment or the acquisition, ownership, disposition or holding of, or enforcement of rights under, a note);

•	any estate, inheritance, gift or any similar tax, assessment or other governmental charge;

•

any tax, assessment or other governmental charge imposed solely because the Holder (or if the Holder is not the beneficial owner, the beneficial owner) that is legally able to do so fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the Holder or any beneficial owner of the note, if compliance is required by law or by an applicable income tax treaty to which the jurisdiction imposing the tax is a party, as a precondition to exemption from the tax, assessment or other governmental charge and the Issuer has given the Holders at least 60 days’ notice that Holders will be required to provide such information and identification;

•	any tax, assessment or other governmental charge with respect to a note presented for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of the note would have been entitled to additional amounts on presenting the note for payment on any date during the 30-day period;

•	any withholding or deduction imposed on a payment to an individual or residual entity that is required to be made pursuant to the European Union Directive on the taxation of savings income (2003/48/EC), or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, any such directive; and

•	any Tax Indemnities to the extent these taxes have been compensated for an additional amount under the Tax Gross-Up or would have been compensated for an additional payment under the Tax Gross-Up but was not so compensated solely because one of the above-mentioned exclusions applied.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indentures and will apply mutatis mutandis to any successor Person to the Issuer or a Guarantor and to any jurisdiction in which such successor is organized, doing business or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents. Whenever the Indentures or this “Description of Exchange Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any note or under any Note Guarantee, such reference includes the payment of additional amounts or indemnification payments as described hereunder, if applicable.

Redemption for Taxation Reasons

The Issuer will be entitled, at its option, to redeem the Notes in whole if at any time it becomes obligated to pay additional amounts on any Notes on the next interest payment date with respect to such Notes, but only if its obligation results from a change in, or an amendment to, the laws or treaties (including any regulations or rulings promulgated thereunder) of a Relevant Tax Jurisdiction (or a political subdivision or taxing authority thereof or therein), or from a change in any official position regarding the interpretation, administration or application of those laws, treaties, regulations or rulings (including a change resulting from a holding, judgment or order by a court of competent jurisdiction), that becomes effective or is announced after the Issue Date (or, if the Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a later date, after such later date) and provided the Issuer cannot avoid the obligation after taking reasonable measures to do so. If the Issuer redeems the Notes in these circumstances, it will do so at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, and any other amounts due to the redemption date.

If the Issuer becomes entitled to redeem the Notes in these circumstances, it may do so at any time on a redemption date of its choice. However, the Issuer must give the Holders of the Notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which it would be obligated to pay additional amounts. In addition, the Issuer’s obligation to pay additional amounts must remain in effect when it gives the notice of redemption. Notice of the Issuer’s intent to redeem the Notes shall not be effective until such time as it delivers to the Trustee both an Officer’s Certificate stating that the Issuer’s obligation to pay additional amounts cannot be avoided by taking reasonable measures and an opinion of independent legal counsel or an independent auditor of recognized international standing stating that the Issuer is obligated to pay additional amounts because of an amendment to or change in law, treaties or position as described in the preceding paragraph.

So long as the Notes are listed on the Global Exchange Market of the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, any such notice to the holders of the relevant Notes shall also be published in a newspaper having a general circulation in Dublin (which is expected to be the Irish Times) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Irish Stock Exchange (www.ise.ie) and, in connection with any redemption, the Issuer will notify the Irish Stock Exchange of any change in the principal amount of Notes outstanding.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the applicable Indenture. In the Change of Control Offer, the Issuer will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest thereon, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this section in the event that the Issuer has exercised its right to redeem all the Notes under the terms of the caption “Optional Redemption of the 11.375% Exchange Notes” or “Optional Redemption of the 7.875% Exchange Notes” as applicable. No later than 30 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the applicable Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indentures, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indentures by virtue of such compliance.

If and for so long as the Notes are listed on the Global Exchange Market of the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, the Issuer will publish notices related to the Change of Control Offer in a newspaper having a general circulation in Dublin (which is expected to be the Irish Times) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Irish Stock Exchange (www.ise.ie).

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent, prior to 11:00 am, New York City time, an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Future credit agreements or other similar agreements to which the Issuer or any of its subsidiaries becomes a party may contain restrictions on the Issuer’s ability to purchase the Notes. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer or applicable subsidiary could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer or such subsidiary does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer’s failure to purchase properly tendered Notes would constitute an Event of Default under the applicable Indenture which could, in turn, constitute a default under such other agreements.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the Holders of Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Holders may not be able to require the Issuer to purchase their Notes in certain circumstances involving a significant change in the composition of the Issuer’s or Parent’s Board of Directors, including a proxy contest where the Issuer’s or Parent’s Board of Directors does not endorse the dissident slate of directors but approves them as “Continuing Directors.” In this regard, a recent decision of the Delaware Chancery Court (not involving the Issuer or Parent or any of their securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities substantially similar to the change of control event described in clause (4) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination).

Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Issuer or any Affiliate of the Issuer) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written novation agreement that releases the Issuer or such Restricted Subsidiary from further liability therefor; and

(b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are (within 60 days of receipt and subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion). Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or its Restricted Subsidiaries may apply such Net Proceeds at its option:

(1) to repay, prepay, defease, redeem, purchase or otherwise retire, in whole or in part, (i) Indebtedness secured by such assets, (ii) unsubordinated Indebtedness of the Issuer or any Subsidiary Guarantor or (iii) any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary and, in each case, if the Indebtedness repaid is revolving credit Indebtedness to correspondingly reduce commitments with respect thereto;

(2) [reserved]; or

(3) to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets; provided that (i) such purchase is consummated within the later of (x) 180 days after the date such binding agreement is entered into and (y) 365 days after the receipt of Net Proceeds from such Asset Sale and (ii) if such purchase is not consummated within the period set forth in subclause (i), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below)).

Pending the final application of any such Net Proceeds, the Issuer or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

On the 365th day after an Asset Sale (or, in the event that a binding agreement has been entered into as set forth in clause (3) of the preceding paragraph, the later date set forth in such clause (3)) or such earlier date, if any, as the Issuer determines not to apply the Net Proceeds relating to such Asset Sale as set forth in the preceding paragraph (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Issuer to make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes or any Subsidiary Guarantee containing provisions similar to those set forth in the Indentures with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest to the date of purchase, and will be payable in cash.

The Issuer may defer the Asset Sale Offer until the aggregate unutilized Excess Proceeds accrued equals or exceeds $100 million, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $100 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by the Indentures. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale will no longer be deemed to be Excess Proceeds.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indentures, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indentures by virtue of such compliance.

The Issuer will not be required to make an Asset Sale Offer as described above if the Issuer or any of its Restricted Subsidiaries makes the Asset Sale Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to an Asset Sale Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Asset Sale Offer.

Future credit agreements or other similar agreements to which the Issuer or its subsidiaries becomes a party may contain restrictions on the Issuer’s ability to purchase Notes. In the event an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer or applicable subsidiary could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer or such subsidiary does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under an Indenture which could, in turn, constitute a default under such other agreements.

Springing Maturity Offer

In the event that the Existing NII Capital 2016 Notes have not been repaid or refinanced in full (provided that any Indebtedness refinancing the Existing NII Capital 2016 Notes shall have a Stated Maturity no earlier than the 191st day following the Stated Maturity of Exchange Notes) on or prior to May 15, 2016, the Issuer will make an offer (a “Springing Maturity Offer”) to all Holders of Notes to purchase their Notes at a price in cash equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of purchase in accordance with the procedures set forth in the Indenture on June 15, 2016 (the “Springing Maturity Payment Date”). On the Springing Maturity Payment Date, the Issuer will accept for purchase all Notes properly tendered in the Springing Maturity Offer against payment of the offer price in cash.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the Issue Date:

(1) the Notes are rated Baa3 or better by Moody’s and BBB- or better by Standard & Poor’s (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Issuer as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1)	“Repurchase at the Option of Holders — Asset Sales”;

(2)	“— Restricted Payments”;

(3)	“— Incurrence of Indebtedness”;

(4)	“— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5)	“— Transactions with Affiliates”;

(6)	“— clause (3) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets”;

(7)	“— Designation of Restricted and Unrestricted Subsidiaries”;

(8)	“— Subsidiary Guarantees”; and

(9)	“— Business Activities.”

During any period that the foregoing covenants have been suspended, the Issuer’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant under the caption “— Designation of Restricted and Unrestricted Subsidiaries” unless such designation would have been permitted if a Suspension Period had not been in effect at such time.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively (or if either such agency ceases to rate the Notes, the equivalent investment grade credit rating from another nationally recognized statistical rating organization), the foregoing covenants will be reinstated as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the Indentures except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. Notwithstanding that the suspended covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with such suspended covenants during any period such covenants have been suspended. There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

(A) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests or pay any interest or other amounts in respect of Subordinated Intercompany Funding (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Issuer or (y) to the Issuer or a Restricted Subsidiary of the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) any Equity Interests of the Issuer or any Restricted Subsidiary thereof or of any direct or indirect parent of the Issuer held by Persons other than the Issuer or any of its Restricted Subsidiaries;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Note Guarantee or any Subordinated Intercompany Funding, except (x) a payment of interest or principal at the Stated Maturity thereof or (y) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

(2) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four Quarter Period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after February 19, 2013 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (9), (10) and (11) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(i) 100% of the Consolidated Cash Flow of the Issuer for the period (taken as one accounting period) from January 1, 2013 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, minus 1.4 times the Fixed Charges of the Issuer for the same period, plus

(ii) 100% of the aggregate net proceeds (including (x) cash and Cash Equivalents and (y) the Fair Market Value of property other than cash and Cash Equivalents, provided that if the Fair Market Value of such property exceeds $50 million such Fair Market Value shall be determined in good faith by the Board of Directors of the Issuer, whose good faith determination shall be conclusive and evidenced by a Board Resolution) received by the Issuer since February 19, 2013 as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Issuer or from the Incurrence of Indebtedness of the Issuer or the Issuer that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Issuer), plus

(iii) with respect to Restricted Investments made by the Issuer and its Restricted Subsidiaries after February 19, 2013, an amount equal to the net reduction in such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Parent or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Cash Flow), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after February 19, 2013.

As of December 31, 2013, the Issuer did not have the capacity for Restricted Payments under clause (3) above.

(B) The preceding provisions will not prohibit, so long as, in the case of clauses (5), (7), (9), (10) and (11) below, no Default has occurred and is continuing or would be caused thereby:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the payment of any dividend by a Restricted Subsidiary of the Issuer to the holders of its Common Stock on a pro rata basis;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Subordinated Intercompany Funding of the Issuer or any Subsidiary Guarantor or of any Equity Interests of the Issuer or any Restricted Subsidiary or of any direct or indirect parent of the Issuer in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Issuer or a substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests (other than Disqualified Stock) of the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (ii) of the preceding paragraph (A);

(4) the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the Notes or any Note Guarantee or of Subordinated Intercompany Funding with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness or Subordinated Intercompany Funding;

(5) the payment of any dividend or the making of any other payment or distribution on account of the Issuer’s Equity Interests or the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer or any direct or indirect parent of the Issuer in an aggregate amount not to exceed $100 million;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represents all or a portion of the exercise price thereof;

(7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any current or former employee, consultant or director of the Issuer or any direct or indirect parent of the Issuer, or any Restricted Subsidiaries of the Issuer pursuant to the terms of any equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate of all amounts paid by the Issuer in any calendar year will not exceed $20 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year; provided, further, that such amount in any calendar year may be increased by an amount equal to (a) the net cash proceeds to the Issuer from the sale of Equity Interests of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to current or former members of management, directors, consultants or employees that occurs after August 18, 2009 (provided that the amount of any such net cash proceeds will be excluded from clause (3) (ii) of the preceding paragraph (A)) plus (b) the net cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) after August 18, 2009;

(8) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Issuer or any direct or indirect parent of the Issuer, to the extent necessary, in the good faith judgment of the Issuer’s Board of Directors, to prevent the loss or secure the renewal or reinstatement of any license held by the Issuer or any of its Restricted Subsidiaries from any governmental agency;

(9) Restricted Payments (including, without limitation, dividends and other distributions, payments of interest or principal on any Subordinated Intercompany Funding, upstream loans or other Investments) to Parent or any Parent Level Subsidiary made after February 19, 2013 in amounts required (when taken together with amounts received after February 19, 2013 by Parent or any Parent Level Subsidiary in respect of Management and Royalty Fees from the Issuer and its Restricted Subsidiaries), without duplication, to (x) fund the payment due within 90 days by any of them of, or (y) reimburse any of them for, Permitted Parent Expenses incurred by any of them after February 19, 2013. As used in this clause (9), “Permitted Parent Expenses” means the following expenses of Parent and any Parent Level Subsidiary:

(a) federal, state, foreign or local income taxes, to the extent such taxes are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, as reasonably determined by a senior executive Officer of the Issuer;

(b) fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees and general corporate overhead costs and expenses (including license fees and capital expenditure), in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities, and corporate overhead costs and expenses (including license fees and capital expenditure) are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, as reasonably determined by a senior executive Officer of the Issuer; and

(c) cash interest owed by NII Capital Corp. or any Existing NII Capital Notes Guarantor on any Existing NII Holdings Indebtedness;

provided that any amounts received after February 19, 2013 by Parent or any Parent Level Subsidiary in respect of Management and Royalty Fees from the Issuer and its Restricted Subsidiaries in excess of the amount equal to: (x) the aggregate Permitted Parent Expenses incurred after February 19, 2013 minus (y) the aggregate Restricted Payments made under this clause (9) after February 19, 2013, shall be deemed Restricted Payments that are not permitted by this clause (9);

(10) Restricted Payments to Parent or any Parent Level Subsidiary in amounts and at times required for Parent or such Subsidiary to repay, prepay, defease or otherwise permanently discharge principal and premium, if any, on the Existing NII Capital 2016 Notes; provided that such Restricted Payments either (a) occur following the purchase by the Issuer of any Notes tendered pursuant to a Springing Maturity Offer in accordance with the Indenture or (b) are funded with the proceeds of a substantially concurrent Incurrence of Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the Notes and the Note Guarantees and has a Stated Maturity no earlier than the 191st day following the Stated Maturity of the Notes; and

(11) other Restricted Payments in an aggregate amount not to exceed $250 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment; provided that if the Fair Market Value exceeds $50 million, such Fair Market Value shall be determined in good faith by the Board of Directors of the Issuer evidenced by a Board Resolution. Not later than the date of making any Restricted Payment under paragraph (A) or clause (B)(10) or clause (B)(11) above, the Issuer will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any opinion or appraisal required by the Indentures.

Incurrence of Indebtedness

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Issuer, any Subsidiary Guarantor or any Restricted Subsidiary that is not a Subsidiary Guarantor may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 2.5 to 1.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by the Issuer, any Subsidiary Guarantor or any Restricted Subsidiary of Indebtedness under Credit Facilities in an aggregate amount at any one time outstanding pursuant to this clause (1), including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (1), not to exceed $500 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Issuer, any Subsidiary Guarantor or any Restricted Subsidiary to permanently repay any such Indebtedness pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(2) the Incurrence of Indebtedness of the Issuer or any of its Restricted Subsidiaries outstanding on the Existing NII Capital 2021 Notes Issue Date;

(3) the Incurrence by the Issuer and the Subsidiary Guarantors of Indebtedness represented by the Outstanding Notes and the related Note Guarantees issued on the Issue Date (and the Notes issued in connection with these Exchange Offers);

(4) the Incurrence by the Issuer or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, Attributable Debt, purchase money obligations or other similar obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisition of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the Fair Market Value of the property, plant or equipment of such Person) used in the business of the Issuer or such Restricted Subsidiary, in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed $500 million at any time outstanding;

(5) the Incurrence by the Issuer or any Restricted Subsidiary of the Issuer of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5), (12), (13), (15) or (16) of this paragraph;

(6) the Incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness owing to or held by the Issuer or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Issuer or any Subsidiary Guarantor of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the Notes or any Note Guarantee, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(8) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(9) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount (other than with respect to indemnities relating to tax obligations) does not exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary thereof in connection with such disposition;

(10) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished promptly after its Incurrence;

(11) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(12) the Incurrence by the Issuer or any Subsidiary Guarantor of Permitted Subordinated Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (12), not to exceed $500 million;

(13) the Incurrence by the Issuer or any Restricted Subsidiary of Acquired Indebtedness, provided that immediately after giving effect to such Incurrence on a pro forma basis, the Consolidated Leverage Ratio will not be greater than such ratios immediately prior to such Incurrence;

(14) the Incurrence by the Issuer or any Subsidiary Guarantor of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(15) [reserved]; or

(16) the Incurrence by the Issuer or any Subsidiary Guarantor or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (16), not to exceed $100 million.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to divide and classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant and may later redivide and/or reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant; provided that notwithstanding the foregoing, Indebtedness outstanding under Credit Facilities on the Existing NII Capital 2021 Notes Issue Date shall be deemed to have been incurred on such date under clause (1) above.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- denominated restrictions shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Issuer will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Issuer unless it is subordinate in right of payment to the Notes to the same extent. The Issuer will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, unless it is subordinate in right of payment to the relevant Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Issuer will not, and will not permit any Subsidiary Guarantor to, create, Incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, unless all payments due under the Indentures and the Notes or the Subsidiary Guarantee, as applicable, are secured on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the Notes, prior or senior thereto, with the same relative priority as the Notes or Subsidiary Guarantee will have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Issuer or any of its Restricted Subsidiaries or pay any liabilities owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1)	existing under, by reason of or with respect to agreements governing Indebtedness or any other agreements, as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, in the good faith judgment of the Board of Directors of the Issuer, whose judgment shall be conclusively binding and evidenced by a Board Resolution, either (i) are not materially more restrictive, taken as a whole, than those contained in agreements governing Indebtedness or such other agreements, as the case may be, as in effect on the Issue Date or (ii) will not materially affect the Issuer’s ability to pay the interest or principal, when due, on the Notes;

(2)	set forth in the Indentures and the Notes and the Note Guarantees;

(3)	existing under, by reason of or with respect to applicable law, rule, regulation or order;

(4)

with respect to any Person or the property or assets of a Person acquired by the Issuer or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, in the good faith judgment of the Board of Directors of the Issuer, whose judgment shall be binding and evidenced by a Board Resolution, either (i) are not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition or (ii) will not materially affect the Issuer’s ability to pay the interest or principal, when due, on the Notes;

(5)	in the case of clause (3) of the first paragraph of this covenant:

a.	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

b.	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture, or

c.	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(6)	existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(7)	existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(8)	existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements and which the Board of Directors of the Issuer determines in good faith will not adversely affect the Issuer’s ability to make payments of principal or interest payments on the Notes; and

(9)	encumbrances and restrictions in other Indebtedness incurred in compliance with the covenant described under the caption “— Incurrence of Indebtedness”; provided that such encumbrances and restrictions, taken as a whole, in the good faith judgment of the Issuer’s Board of Directors, whose judgment shall be binding and evidenced by a Board Resolution, either (x) are no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above or (y) are ordinary and customary for Indebtedness of that type at such time and will not materially affect the Issuer’s ability to pay the interest or principal, when due, on the Notes.

Merger, Consolidation or Sale of Assets

The Issuer will not, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia or Luxembourg or any other country that is a member country of the European Union and (ii) assumes all the obligations of the Issuer under the Notes and the applicable Indenture;

(2)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(3)	immediately after giving effect to such transaction on a pro forma basis, (a) the Issuer (or the Person formed by or surviving any such consolidation or merger with the Issuer, if other than the Issuer, or the Person to which such sale, assignment, transfer, conveyance or other disposition will have been made) will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness” or (b) the Consolidated Leverage Ratio for the Issuer (or such Person, as the case may be) will not be greater than the Consolidated Leverage Ratio for the Issuer immediately prior to such transaction; and

(4)	each Guarantor, unless such Guarantor is the Person with which the Issuer has entered into a transaction under this covenant, will have by amendment to its Note Guarantee confirmed that its Note Guarantee will apply to the obligations of the Issuer in accordance with the Notes and the applicable Indenture.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with this covenant, the successor corporation formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Indentures referring to the “Issuer” will refer instead to the successor corporation and not to the Issuer) and may exercise all rights and powers of, the Issuer under the Indentures with the same effect as if such successor Person had been named as the Issuer in the Indentures.

In addition, the Issuer and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of its and its Restricted Subsidiaries properties or assets taken as a whole, in one or more related transactions, to any other Person. Clause (3) above of this covenant will not apply to (x) any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and any of Issuer’s Restricted Subsidiaries or (y) a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer or any of its Restricted Subsidiaries; and

(2)	the Issuer delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an opinion as to the fairness to the Issuer or such

Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Issuer and/or its Restricted Subsidiaries;

(2)	payment of reasonable and customary compensation to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Issuer;

(3)	Permitted Investments and Restricted Payments that are permitted by the provisions of the Indentures described above under the caption “— Restricted Payments”;

(4)	any sale of Equity Interests (other than Disqualified Stock) of the Issuer or receipt of any capital contribution to the Issuer from any Affiliate of the Issuer;

(5)	transactions pursuant to agreements or arrangements in effect on the Issue Date, including for the payment of Management and Royalty Fees, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Issuer and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(6)	any employment, consulting, service or termination agreement or arrangement, or indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with current or former directors, officers and employees of the Issuer or any of its Restricted Subsidiaries and the payment of compensation to current or former directors, officers and employees of the Issuer or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement, arrangement, plan or payment has been approved by a majority of the disinterested members of the Board of Directors of the Issuer;

(7)	issuances, purchases or repurchases of Notes or other Indebtedness of the Issuer or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of Notes or such other Indebtedness, so long as such issuance, purchase, repurchase or solicitation is (i) offered generally to other holders of the Notes or other Indebtedness on the same or more favorable terms and (ii) approved by a majority of the disinterested members of the Board of Directors of the Issuer;

(8)	transactions with any Person that is an Affiliate of the Issuer solely by reason of the Issuer’s ownership interest in such Person in the ordinary course of business and otherwise in compliance with the terms of the applicable Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(9)	reasonable and customary payments made for any financial advisory, financing, underwriting, placement or syndication services approved by the Board of Directors of the Issuer in good faith.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary of the Issuer to be an Unrestricted Subsidiary; provided that:

(1)	any Guarantee by the Issuer or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed an Incurrence of Indebtedness by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of Indebtedness”;

(2)	the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Issuer or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) and any commitments to make any such Investments will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3)	such Subsidiary does not hold any Liens on any property of the Issuer or any Restricted Subsidiary thereof;

(4)	the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that could have been obtained at the time the agreement, contract, arrangement or understanding was entered into from Persons who are not Affiliates of the Issuer (other than any such agreement, contract, arrangement or understanding permitted under the covenant described under the caption “— Certain Covenants — Transactions with Affiliates”), and

(b) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(5)	no Default or Event of Default would be in existence following such designation.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the applicable Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indentures and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Indentures, the Issuer will be in default under the Indentures.

The Board of Directors of the Issuer may at any time designate any Person that is about to become a Subsidiary of the Issuer as an Unrestricted Subsidiary, and may designate any newly created Subsidiary as an Unrestricted Subsidiary, if at the time that Subsidiary is created it contains no assets, other than the de minimis amount of assets then required by law for the formation of corporations, and Subsidiaries of the Issuer that are not designated by the Board of Directors as Restricted or Unrestricted will be deemed to be Restricted Subsidiaries.

The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness”;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Subsidiary Guarantees

The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Issuer or any Subsidiary Guarantor unless such Restricted Subsidiary is a Subsidiary Guarantor or simultaneously executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary, which Subsidiary Guarantee will be pari passu with or, if such other Indebtedness is subordinated to the Notes or any Subsidiary Guarantees, senior to such Subsidiary’s Guarantee of such other Indebtedness.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than, in the case of a Subsidiary Guarantor, the Issuer or another Subsidiary Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia or Luxembourg or any other country that is a member country of the European Union or the same jurisdiction as the relevant Subsidiary Guarantor and assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the Trustee and the Registration Rights Agreement; or

(b) such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “— Repurchase at the option of holders — Asset sales.”

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Issuer, if the sale of all such Capital Stock of that Subsidiary Guarantor complies with the covenant described above under the caption “— Repurchase at the option of holders — Asset sales”;

(2) if the Issuer properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture;

(3) upon legal or covenant defeasance or satisfaction and discharge of the Notes as permitted under the Indenture; or

(4) solely in the case of a Note Guarantee created pursuant to the first paragraph of this covenant, upon release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantees.

Business Activities

The Issuer will not, and will not permit any Restricted Subsidiary thereof to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole. The Issuer shall be a holding company substantially all of the assets of which will consist of the Capital Stock of and loans to its Subsidiaries and cash and Cash Equivalents.

Payments for Consent

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indentures or the Notes unless such consideration is offered to be paid and is paid to all Holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

The Issuer will furnish to the Trustee and, upon written request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations (including all applicable extension periods):

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if it were required to file such Forms, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if it were required to file such reports.

Whether or not required by the Commission, the Issuer will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. To the extent such filings are made, the reports will be deemed to be furnished to the Trustee and the Holders of the Notes. The Issuer agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Issuer’s filings for any reason, the Issuer, will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Issuer were required to file those reports with the Commission (including all applicable extension periods).

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant will include a summary presentation, either on the face of the financial statements or in the footnotes thereto, or in “Management’s discussion and analysis of financial condition and results of operations,” of the revenues, net income, total assets and total liabilities of the Issuer and its Restricted Subsidiaries separate from the revenues, net income, total assets and total liabilities of the Unrestricted Subsidiaries of the Issuer, provided that the foregoing will not apply if the Subsidiaries that the Issuer has designated as Unrestricted Subsidiaries in the aggregate do not constitute a “Significant Subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X under the Exchange Act.

Notwithstanding the foregoing, so long as Parent is a Guarantor, the reports, information and other documents required to be filed and provided by the Issuer as described above will be satisfied by those of Parent, so long as such filings would satisfy the Commission’s requirements.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under “Events of Default and Remedies” until 120 days after the date any report hereunder is due.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on (or any additional amounts as provided or referred to under “— Payment of Additional Amounts” above), with respect to, the Notes;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption, required repurchase or otherwise) of the principal of (or any additional amounts as provided or referred to under “— Payment of Additional Amounts” above), or premium, if any on the Notes;

(3)	failure by the Issuer or any Restricted Subsidiaries for 30 days after written notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” or “— Repurchase at the Option of Holders — Asset Sales,” (in each case other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above) or the failure by the Issuer to comply with the provisions described under “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4)	failure by the Issuer or any Restricted Subsidiary for 60 days after written notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding to comply with any of the other agreements in the Indentures;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of the Issuer (or the payment of which is Guaranteed by the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of the Issuer) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and,

in each case, such default shall not have been rescinded or such Indebtedness shall not have been discharged within 10 days and the amount of any such Indebtedness, together with the amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more;

(6)	failure by the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of the Issuer to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier) aggregating in excess of $50 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the Indentures, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8)	certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary of the Issuer.

In the case of an Event of Default under clause (8), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all Exchange Notes to be due and payable immediately by notice in writing to the Issuer specifying the Event of Default.

Holders of Notes may not enforce the Indentures or the Notes except as provided in the Indentures. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of Notes waive any existing Default or Event of Default and its consequences under the applicable Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the applicable Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such indemnifying direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indentures or the Notes unless:

(1)	the Holder gives the Trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 25% in aggregate principal amount of then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or interest on or additional amounts related to such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.

The Issuer is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indentures. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default, and in any event, no later than 5 Business Days.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indentures, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, or additional amounts on such Notes when such payments are due from the trust referred to below;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and any Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indentures.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the its Restricted Subsidiaries released with respect to certain covenants that are described in the Indentures (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium or additional amounts on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default will have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6)	the Issuer must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Issuer or any Subsidiary Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Issuer or any Subsidiary Guarantor under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7)	the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer, any Guarantor or others;

(8)	if the Notes are to be redeemed prior to their Stated Maturity, the Issuer must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9)	the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indentures or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indentures or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) amend, change or modify the obligation of the Issuer to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption “Repurchase at the Option of Holders — Asset Sales” after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “Repurchase at the Option of Holders — Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(4) reduce the rate of or change the time for payment of interest on any Note;

(5) waive a Default or Event of Default in the payment of principal of, or interest or premium on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(6) make any Note payable in money other than U.S. dollars;

(7) make any change in the provisions of the Indentures relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium on, the Notes;

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indentures, except in accordance with the terms of the applicable Indenture;

(9) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or any Note Guarantee;

(10) except as otherwise permitted under the covenants described under the captions “— Certain Covenants — Merger, Consolidation and Sale of Assets” and “— Certain Covenants — Subsidiary Guarantees,” consent to the assignment or transfer by the Issuer or any Subsidiary Guarantor of any of their rights or obligations under the Indentures;

(11) contractually subordinate in right of payment the Notes or any Note Guarantee to any other Indebtedness; or

(12) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the Indentures or the Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuer’s or any Subsidiary Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Subsidiary Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indentures of any such Holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act;

(6)	to comply with the provisions described under “— Certain Covenants — Subsidiary Guarantees”;

(7)	to evidence and provide for the acceptance of appointment by a successor Trustee;

(8)	to provide for the issuance of Additional Notes in accordance with the Indentures; or

(9)	to conform the text of an Indenture or the Notes to any provision of the “Description of Exchange Notes”.

Satisfaction and Discharge

The applicable Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Subsidiary Guarantor is a party or by which the Issuer or any Subsidiary Guarantor is bound;

(3) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the applicable Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under the applicable Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indentures and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indentures provide that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Listing

Application has been made to the Irish Stock Exchange for the Exchange Notes to be admitted to the Official List and to trade on the Global Exchange Market of the Irish Stock Exchange. There can be no assurance that the application will be accepted and settlement is not conditioned on obtaining this listing. If and so long as the Exchange Notes are listed on the Irish Stock Exchange, the Company will maintain a listing agent in Ireland.

Book-Entry, Delivery and Form

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that Notes may be issuable in denominations less than $1,000 solely to the extent necessary to accommodate book-entry positions created in such amounts by DTC. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form, except in the circumstances described below. See “— Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear and Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interest in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indentures for any purpose.

Payments in respect of the principal of, and interest (including additional amounts) and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indentures. Under the terms of the Indentures, the Issuer, the Guarantors and the Trustee will treat the Persons in whose names Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Guarantors, the Trustee nor any agent of the Issuer, the Guarantors or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee, the Issuer or the Guarantors. Neither the Issuer, the Guarantors nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer, the Guarantors and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under Exchange Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such certificated Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuer, the Guarantors nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Issuer fails to appoint a successor depositary;

(2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Issuer that, in such event, under its current practices, DTC would notify its Participants of the Issuer’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC Participant); or

(3) there will have occurred and be continuing a Default or Event of Default with respect to Exchange Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indentures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or merges with or into the Issuer or any of its Restricted Subsidiaries or which is assumed by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Acquisition and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition. The term “Acquired Indebtedness” does not include Indebtedness of a Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 5% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such Note at February 15, 2017 (such redemption price being described under “— Optional Redemption of the 11.375% Exchange Notes” or “— Optional Redemption of the 7.875% Exchange Notes” as applicable) plus (2) all remaining required interest payments due on such Note through February 15, 2017 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such Note.

“Asset Acquisition” means:

(1)	an Investment by the Issuer or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Issuer or any of its Restricted Subsidiaries but only if such Person’s primary business is a Permitted Business, or

(2)	an acquisition by the Issuer or any of its Restricted Subsidiaries of the property and assets of any Person other than the Issuer or any of its Restricted Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person but only if the property and assets so acquired is a Permitted Business.

“Asset Disposition” means the sale or other disposition by the Issuer or any of its Restricted Subsidiaries, other than to the Issuer or another Restricted Subsidiary, of (a) all or substantially all of the Capital Stock of any Restricted Subsidiary or (b) all or substantially all of the assets that constitute a division, operating unit or line of business of the Issuer or any of its Restricted Subsidiaries.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets, other than a transaction governed by the provisions of the Indentures described above under the caption “— Repurchase at the option of holders — Change of control” and/or the provisions described above under the caption “— Certain covenants — Merger, consolidation or sale of assets”; and

(2)	(a) the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or (b) the sale by the Issuer or any Restricted Subsidiary thereof of any Equity Interests it owns in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $15 million;

(2)	a transfer of assets or Equity Interests between or among the Issuer and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary;

(4)	the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business in compliance with the provisions under “— Certain covenants — Transactions with affiliates”;

(5)	the sale or other disposition of Cash Equivalents;

(6)	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7)	a Restricted Payment that is permitted by the covenant described above under the caption “— Certain covenants — Restricted payments” and any Permitted Investment;

(8)	any sale or disposition of any property or equipment that has become damaged, worn out or obsolete;

(9)	the creation of a Lien not prohibited by the Indentures;

(10)	the licensing of intellectual property or other general intangibles (other than Wireless Licenses) to third persons on terms approved by the Board of Directors of the Issuer in good faith and in the ordinary course of business;

(11)	the sale or other disposition of transmission towers and related equipment and assets in one or more Sale and Leaseback Transactions, in an aggregate amount not to exceed $100 million;

(12)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(13)	any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets or exercise of termination rights under any lease, license, concession or other agreement.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d) (3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control,” a duly authorized committee thereof;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or of the sole member or of the managing member thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Issuer (or any individual performing similar functions directly or indirectly on behalf of such Person under Luxembourg law, including any manager of the Issuer’s manager), to have been duly adopted by the Board of Directors of the Issuer, and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	(a) United States dollars; and (b) in the case of the Issuer or any Restricted Subsidiary of the Issuer, the local currency of the country in which it or any of its Restricted Subsidiaries operates;

(2)	readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), having maturities, unless such securities are deposited to defease any Indebtedness, of not more than one year from the date of acquisition thereof;

(3)	demand deposits, certificates of deposit, overnight deposits and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States and at the time of acquisition thereof has capital and surplus in excess of $500 million (or the foreign currency equivalent thereof) and a rating of P-1 or better from Moody’s or A-1 or better from S&P or, with respect to a commercial bank organized outside of the United States, a local market credit rating of at least “BBB-” (or the then equivalent grade) by S&P and the equivalent rating by Moody’s, or with government owned financial institution that is organized under the laws of any of the countries in which the Issuer’s Restricted Subsidiaries conduct business;

(4)	commercial paper outstanding at any time issued by any Person that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States and rated P-1 or better from Moody’s or A-1 or better from S&P or, with respect to Persons organized outside of the United States, a local market credit rating at least “BBB-” (or the then equivalent grade) by S&P and the equivalent rating by Moody’s and in each case with maturities of not more than 360 days from the date of acquisition thereof;

(5)	securities with final maturities of not more than one year from the date of acquisition thereof issued or fully guaranteed by any state, territory or municipality of the United States of America or by any political subdivision, taxing authority, agency or instrumentality thereof or any country recognized by the United States, which securities are rated at the time of acquisition at least A by S&P or A by Moody’s;

(6)	insured demand deposits made in the ordinary course of business and consistent with the Issuer’s or its Subsidiaries’ customary cash management policy in any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof;

(7)	repurchase obligations with a term of not more than 360 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(8)	local currency denominated investments in government issued instruments with a term of not more than 360 days from the date of acquisition, but only to the extent the country’s credit rating is at least “BBB-” (or the then equivalent grade) by S&P and the equivalent rating by Moody’s; and

(9)	investments, classified in accordance with GAAP as current assets of the Issuer or any of its Restricted Subsidiaries, in money market funds or investment programs registered under the Investment Company Act of 1940 or similar provision under foreign law, at least 90% of the portfolios of which are limited to Investments of the character, quality and maturity described in clauses (1) through (8) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) (3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such “person” or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Parent or any Subsidiary of Parent, becomes the Beneficial Owner, directly or indirectly, of 35% or more of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right to the extent that such option right is exercisable within 60 days after the date of determination);

(4)	the first day on which a majority of the members of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer are not Continuing Directors;

(5)	the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer, or such Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(6)	Parent ceases to own, directly or indirectly, 100% of the Equity Interests of the Issuer (unless Parent and the Issuer are merged); provided that no Change of Control shall be deemed to occur if the Notes are rated Baa3 or better by Moody’s and BBB- or better by Standard & Poor’s (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Issuer as a replacement agency) for a period of at least 90 consecutive days, beginning on the date of such event, which period will be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrading by the applicable rating agency.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (including withholding taxes), to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (including, without limitation, minority interest expense and foreign exchange losses and excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income, such other non-cash expenses to include, without limitation, impairment charges associated with goodwill, wireless licenses, other indefinite-lived assets and long-lived assets, and stock- based compensation awards; minus

(4)	non-cash items increasing such Consolidated Net Income (including, without limitation, foreign exchange gains) for such period, other than the accrual of revenue consistent with past practice;

(5)	in each case, on a consolidated basis and determined in accordance with GAAP; provided that for as long as the Issuer remains a direct or indirect wholly-owned Subsidiary of the Parent, the Consolidated Cash Flow of the Issuer and its Restricted Subsidiaries shall mean the Consolidated Cash Flow of the Parent that is attributable to the Parent’s ownership and operation of the Issuer and its Restricted Subsidiaries.

(6)	Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Issuer (a) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Issuer and (b) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(i) of paragraph (A) of “Certain covenants — Limitation on restricted payments,” only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Issuer by such Restricted Subsidiary without any prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or holders of its Capital Stock, unless such restriction has been legally waived or is contained in any agreement governing Indebtedness that is permitted by the covenant described under “Certain covenants — Dividend and other payment restrictions affecting restricted subsidiaries,” provided, that the restrictions on the declaration or payment of dividends or similar distributions contemplated by this clause (b) shall not include approvals required by the Board of Directors or shareholders of the Restricted Subsidiary, the requirement to obtain audited financial statements and any other requirements that are administrative in nature and in the good faith judgment of the Issuer would be satisfied; provided further, that amounts shall not be excluded by this clause (b) to the extent they are paid or could be paid in cash to the specified Person or a Restricted Subsidiary thereof by dividend, distribution or other payment (including, without limitation, making loans, repaying indebtedness or paying under intercompany arrangements).

“Consolidated Leverage Ratio” means on any Transaction Date, the ratio of:

(1)	the aggregate amount of Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date, to

(2)	the aggregate amount of Consolidated Cash Flow of the Issuer and its Restricted Subsidiaries for the Four Quarter Period.

In determining the Consolidated Leverage Ratio:

(1)	pro forma effect shall be given to any Indebtedness that is to be incurred or repaid on the Transaction Date;

(2)	pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period;

(3)	pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of the Issuer or has been merged with or into the Issuer or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period. To the extent that pro forma effect is given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed of for which financial information is available, and Consolidated Cash Flow will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(i) of paragraph (A) of “Certain covenants — Limitation on restricted payments,” the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or holders of its Capital Stock, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or is contained in any agreement governing Indebtedness that is permitted by the covenant described under “Certain covenants — Dividend and other payment restrictions affecting restricted subsidiaries,” provided, that the restrictions on the declaration or payment of dividends or similar distributions contemplated by this clause (2) shall not include approvals required by the Board of Directors or shareholders of the Restricted Subsidiary, the requirement to obtain audited financial statements and any other requirements that are administrative in nature and in the good faith judgment of the Issuer would be satisfied; provided further, that the Net Income of a Restricted Subsidiary shall not be excluded by this clause (2) to the extent it is paid or could be paid in cash to the specified Person or a Restricted Subsidiary thereof by dividend, distribution or other payment (including, without limitation, making loans, repaying indebtedness or paying under intercompany arrangements).

(3)	the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	any interest on Subordinated Intercompany Funding will be excluded; and

(6)	notwithstanding clause (1) above, the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer, as applicable who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or, in the case of the Issuer, was nominated for election or elected by the Parent.

“Credit Facilities” means, one or more debt facilities, commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; provided that any notes issued by the Issuer or any Subsidiary Guarantor pursuant to this definition shall be contractually subordinated to the Notes and the Note Guarantees and have a Stated Maturity no earlier than the 191st day following the Stated Maturity of the Notes.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain covenants — Restricted payments.” The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private placement of Capital Stock (other than Disqualified Stock) of the Issuer or, to the extent proceeds therefrom are contributed to the Issuer, any direct or indirect parent of the Issuer (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Issuer or any direct or indirect parent of the Issuer) to any Person other than any Subsidiary of the Issuer.

“Existing NII Aviation Aircraft Lease” means the capital lease described under “Corporate Aircraft Lease” in Note 5 to the consolidated financial statements of Parent included in Parent’s annual report on Form 10-K for the year ended December 31, 2011.

“Existing NII Capital Notes” means the 10.000% Senior Notes due 2016, 8.875% Senior Notes due 2019 and 7.625% Senior Notes due 2021 of NII Capital Corp. outstanding on the Issue Date.

“Existing NII Capital 2016 Notes” means the 10.000% Senior Notes due 2016 outstanding on the Issue Date.

“Existing NII Capital 2021 Notes Issue Date” means March 29, 2011.

“Existing NII Holdings Indebtedness” means the Indebtedness represented by the Existing NII Aviation Aircraft Lease and the Existing NII Capital Notes, including, in each case, any Indebtedness of Parent or any Subsidiary of Parent (other than Indebtedness issued by, or recourse to, the Issuer or any Restricted Subsidiary of the Issuer) refinancing (x) such Indebtedness or (y) any such refinancing Indebtedness thereof; provided that (1) the amount of such refinancing Indebtedness does not exceed the amount so refinanced (plus any reasonable premiums, fees and expenses) and (2) such refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness so refinanced.

“Existing Subordinated Intercompany Loan” means the $644.0 million principal amount subordinated intercompany loan from NII Capital Corp. to the Issuer outstanding on the Issue Date.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by an Officer of the Issuer or by the Board of Directors of the Issuer, evidenced by an Officers’ Certificate or Board Resolution, as applicable.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding any interest expense with respect to Subordinated Intercompany Funding, but otherwise including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period (but excluding any capitalized interest on Subordinated Intercompany Funding); plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or Disqualified Stock or Preferred Stock of any of its Restricted Subsidiaries other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (if such Person is part of a consolidated group, then such tax rate shall be computed on a standalone basis for such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; plus

(5)	any of the Fixed Charges described in clauses (1) through (4) above of NII Capital or any Existing NII Capital Notes Guarantor for such period with respect to the Existing NII Holdings Indebtedness.

“Four Quarter Period” means, with respect to any specified Transaction Date, the four fiscal quarters immediately prior to the Transaction Date for which internal financial statements of the Issuer are available.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the Issue Date.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1)	the Initial Guarantor; and

(2)	any Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of the applicable Indenture; and their respective successors and assigns until released from their obligations under the Note Guarantee and the applicable Indenture in accordance with the terms of that Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3)	foreign exchange contracts, currency swap agreements, currency option agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Issuer and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Issuer or its Restricted Subsidiaries as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (other than Subordinated Intercompany Funding), whether or not contingent and without duplication:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	in respect of Capital Lease Obligations and Attributable Debt;

(5)	in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

(6)	representing Hedging Obligations;

(7)	representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(8)	in the case of a Subsidiary of such Person, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

(9)	In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indentures.

(10)	The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Initial Guarantor” means the Parent.

“Initial Purchasers” means, for the 11.375% Outstanding Notes issued February 19, 2013, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC, Citigroup Global Markets, Inc., HSBC Securities (USA) Inc. and Santander Investment Securities Inc.; for the 11.375% Outstanding Notes issued April 15, 2013, J.P. Morgan Securities LLC; and for the 7.875% Outstanding Notes J.P. Morgan Securities LLC and Goldman, Sachs & Co.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means the date of original issuance of the Notes under the applicable Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management and Royalty Fees” means the management fees, royalty fees, compensation and other overhead chargebacks and similar fees and charges payable by the Issuer or any of its Restricted Subsidiaries to any direct or indirect parent of the Issuer or any Subsidiary of such parent that is not a Restricted Subsidiary of the Issuer for management services, use of trademarks and trade names, compensation, corporate overhead and similar items, including all amounts payable under the arrangements described in this prospectus under “Intercompany Arrangements — Management and Royalty Arrangements” and any similar arrangements.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Issuer, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Issuer or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Issuer or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Issuer or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

“Note Guarantee” means a Guarantee of the Notes pursuant to the applicable Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person (or any individual performing similar functions directly or indirectly on behalf of such Person under Luxembourg law, including any manager of the Issuer’s manager).

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by at least two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer (or any individual performing similar functions directly or indirectly on behalf of such Person under Luxembourg law, including any manager of the Issuer’s manager), that meets the requirements of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Issuer or any of its Restricted Subsidiaries) that meets the requirements of the Indenture.

“Outstanding Notes” means the Issuer’s original unregistered 11.375% Senior Notes due 2019 that were issued in a private offering on February 19, 2013 and April 15, 2013 and the Issuer’s original unregistered 7.875% Senior Notes due 2019 that were issued in a private offering on May 23, 2013.

“Parent Level Subsidiary” means any Subsidiary of Parent that is not a Subsidiary of the Issuer.

“Permitted Business” means the telecommunications business and related activities and services including any business conducted or proposed to be conducted (as described in the prospectus) by the Issuer and its Restricted Subsidiaries on the Issue Date, (which include, without limitation, the delivery or distribution of wireless telecommunications services (including voice, data or video services) and the acquisition, holding or exploitation of any license relating to the delivery of such wireless telecommunications services) and other businesses related, ancillary or complementary thereto.

“Permitted Investments” means:

(1)	any Investment in the Issuer or a Restricted Subsidiary of the Issuer;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Issuer; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

provided that such Person’s primary business is a Permitted Business;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the option of holders — Asset sales”;

(5)	Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests (other than Disqualified Stock) of, the Issuer; provided that the amount of any such Equity Interests or net proceeds that are utilized for any such acquisition or exchange will be excluded from clause (3)(ii) of paragraph (A) of the covenant described above under the caption “— Certain covenants — Restricted payments”;

(6)	Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)	stock, obligations or securities received in satisfaction of judgments;

(8)	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(9)	commission, payroll, travel and similar advances to officers and employees of the Issuer or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(10)	loans and advances to employees, officers or directors of the Issuer or any of its Restricted Subsidiaries made in the ordinary course of business, provided that such loans and advances do not exceed $5 million at any one time outstanding;

(11)	Investments existing on the Existing NII Capital 2021 Notes Issue Date;

(12)	other Investments in any Person primarily engaged in a Permitted Business (including joint ventures and Unrestricted Subsidiaries) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other outstanding Investments made pursuant to this clause (12) since August 18, 2009, not to exceed 20% of consolidated total assets of the Issuer (determined as of the end of the most recent fiscal quarter of the Issuer for which internal financial statements of the Issuer are available); and

(13)	other Investments, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other outstanding Investments made pursuant to this clause (13) since August 18, 2009, not to exceed $350 million.

“Permitted Liens” means:

(1)	Liens on the assets securing Indebtedness Incurred under clause (1) of the second paragraph of the covenant described above under the caption “— Incurrence of Indebtedness”;

(2)	Liens in favor of the Issuer or any Subsidiary Guarantor;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary Guarantor; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or other event and do not extend to any assets other than those of the Person that is merged into or consolidated with the Issuer or the Subsidiary Guarantor, as the case may be;

(4)	Liens on property existing at the time of acquisition thereof by the Issuer or any Subsidiary Guarantor, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Issuer or such Subsidiary Guarantor;

(5)	Liens securing the Notes and any Note Guarantee;

(6)	Liens existing on the Existing NII Capital 2021 Notes Issue Date (other than any Liens securing Indebtedness Incurred under clause (1) of the second paragraph of the covenant described under the caption “Certain covenants — Incurrence of indebtedness”) and any renewals or extension thereof, provided that property or assets covered thereby is not expanded in connection with such renewal or extension;

(7)	Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8)	Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (a) the Incurrence of such Indebtedness was not prohibited by the applicable Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the applicable Indenture;

(9)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “Certain covenants — Incurrence of Indebtedness”; provided that any such Lien (a) covers only the assets acquired, constructed or improved with such Indebtedness and (b) is created within 365 days of such acquisition, construction or improvement;

(10)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(11)	Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(12)	survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Issuer or any of its Restricted Subsidiaries;

(13)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14)	Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(15)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Subsidiary thereof on deposit with or in possession of such bank;

(16)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(17)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(18)	Liens arising from precautionary financing statements or similar documents regarding operating leases or consignments;

(19)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(20)	Liens on cash collateral not in excess of $150 million in the aggregate at any time securing letters of credit;

(21)	carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided, however, that any reserve or other appropriate provision as will be required to conform with GAAP will have been made for that reserve or provision.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or any Note Guarantee, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes and is subordinated in right of payment to the Notes or such Note Guarantee, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantee, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantee; and

(5)	if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is (a) the Issuer or a Subsidiary Guarantor, such Indebtedness is incurred by the Issuer or a Subsidiary Guarantor or (b) a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness may be Incurred by the Issuer or any of its Restricted Subsidiaries.

“Permitted Subordinated Indebtedness” means Indebtedness of the Issuer or any Subsidiary Guarantor that is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantee and that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, no earlier than on or after the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Indebtedness of the Issuer or any Subsidiary Guarantor that would not constitute Permitted Subordinated Indebtedness solely because the holders thereof have the right to require the Issuer or any Guarantor to repurchase such Indebtedness upon the occurrence of a change of control or an asset sale will nonetheless constitute Permitted Subordinated Indebtedness if the terms of such Indebtedness provide that the Issuer or the Subsidiary Guarantor, as the case may be, may not repurchase or redeem any such Indebtedness pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain covenants — Restricted payments.”

“Person” means any individual, corporation, partnership, joint venture, association, joint- stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Reference Period” means, with respect to any specified Transaction Date, the period beginning on the first day of the Four Quarter Period and ending on such Transaction Date.

“Replacement Assets” means (1) capital expenditures or other non-current assets that will be used or useful in a Permitted Business, (2) substantially all the assets of a Permitted Business or (3) Voting Stock of any Person engaged in a Permitted Business that, when taken together with all other Voting Stock of such Person owned by the Issuer and its Restricted Subsidiaries, constitutes a majority of the Voting Stock of such Person and such Person will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, any reference to “Restricted Subsidiary” shall be a reference to a Restricted Subsidiary of the Issuer.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person, whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Intercompany Funding” means, the Existing Subordinated Intercompany Loan and any future funds provided to the Issuer by any direct or indirect parent of the Issuer, or any Subsidiary of such parent, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by such parent or Subsidiary, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Intercompany Funding; provided, however, that such Subordinated Intercompany Funding:

(1)	does not (including upon the happening of any event) mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Issuer or any funding meeting the requirements of this definition);

(2)	does not (including upon the happening of any event) require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3)	contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (in each case, prior to the first anniversary of the Stated Maturity of the Notes) or the payment of any amount as a result of any such action or provision;

(4)	is unsecured and does not benefit from a Guarantee of any Subsidiary of the Issuer; and

(5)	pursuant to its terms is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are not materially less favorable to the holders of the Notes than those contained in the documentation for the Existing Subordinated Intercompany Loan as in effect on the Issue Date; provided that any event or circumstance that results in such subordinated obligation ceasing to qualify as Subordinated Intercompany Funding, including it ceasing to be held by any direct or indirect parent of the Issuer or any Subsidiary of such parent, shall constitute an Incurrence of such Indebtedness by the Issuer; and provided further for the avoidance of doubt, that any voluntary payment by the Issuer in respect of Subordinated Intercompany Funding shall be permitted if it is a Restricted Payment that complies with the Indentures.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means any Note Guarantee of a Subsidiary Guarantor.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Issuer that guarantees the Issuer’s Obligations under the Notes in accordance with the terms of the Indenture, and its successors and assigns, until released from its obligations under such Guarantee and the Indenture in accordance with the terms of the Indenture.

“Transaction Date” means, with respect to the incurrence of any Indebtedness by the Issuer or any of its Restricted Subsidiaries, the date such Indebtedness is to be incurred, with respect to any Restricted Payment, the date such Restricted Payment is to be made, and with respect to the incurrence of any Lien by the Issuer or any of its Restricted Subsidiaries, the date such Lien is to be incurred.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to February 15, 2017; provided, however, that if the then remaining term of the Notes to February 15, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to February 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain covenants — Designation of restricted and unrestricted subsidiaries,” and any Subsidiary of such Subsidiary and (ii) Nextel Chile S.A. and any Subsidiary thereof, unless designated as a Restricted Subsidiary in accordance with the Indenture after the Issue Date.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wireless Licenses” means broadband personal communications service licenses or other licenses for the provision of wireless telecommunications services or operation of wireless telecommunications systems issued from time to time by the applicable government agency or other authority in the jurisdictions where the Issuer and its Restricted Subsidiaries operate.

CERTAIN TAX CONSIDERATIONS

Material Luxembourg Tax Considerations

The following summary is general in nature and does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase or sell of Exchange Notes. It is based on the laws, regulations and administrative and judicial interpretations presently in force in Luxembourg, though it is not intended to be, nor should it be construed to be, legal or tax advice. This information does not take into account the specific circumstances of particular investors. Prospective investors should consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg tax law, to which they may be subject.

Please be aware that the residence concept used in the sub-headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature refers only to Luxembourg tax law and/or concepts. Also, please note that a reference to Luxembourg income tax generally encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi), as well as personal income tax (impôt sur le revenu). Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Taxation of the Holders of Notes

Withholding Tax

In principle, Luxembourg does not levy a withholding tax on at-arm’s-length interest, except for interest on certain profit sharing bonds or similar instruments and interest paid as a profit share under certain silent partnership type arrangements.

Individuals

All payments of interest and principal by the Issuers in the context of the holding, disposal, redemption or repurchase of Exchange Notes can be made free of withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by Luxembourg or any political subdivision or taxing authority thereof or therein in accordance with applicable law, subject however to:

(i) the application of the Luxembourg laws of June 21, 2005 (the “Laws”) implementing the E.U. Savings Directive (as defined below) and several agreements (the “Agreements”) concluded with certain dependent or associated territories and providing for the possible application of a withholding tax on interest paid to certain non-Luxembourg resident investors (individuals and certain types of entities called “residual entities”) in the event that the relevant Issuer appoints a paying agent in Luxembourg within the meaning of the E.U. Savings Directive (for more information, please refer to the paragraph below entitled “European savings directive”) or Agreements; and

(ii) the application of the Luxembourg law of December 23, 2005 as amended by the law of July 17, 2008 introducing a (withholding) tax on certain payments of interest made to certain Luxembourg resident individuals (the “Law”).

Under the E.U. Savings Directive and the Laws, a Luxembourg based paying agent (within the meaning of the E.U. Savings Directive) may be required to withhold tax on interest and other similar income (within the meaning of the Laws) paid by it to (or under certain circumstances, for the benefit of) an individual resident in another Member State of the European Union or a Residual Entity established in another Member State of the European Union, unless the beneficiary of the interest payments or the Residual Entity (where applicable) elects for an exchange of information or provides a specific tax certificate to the Luxembourg paying agent. The same regime applies to payments by a Luxembourg based paying agent to individuals or Residual Entities resident in any of the following non-EU countries (Switzerland, Andorra, Liechtenstein, Monaco and San Marino) and certain dependent or associated territories (Anguilla, Aruba, Jersey, Guernsey, Isle of Man, Turks and Caicos Islands, Montserrat, British Virgin Islands, as well as the former Netherlands Antilles (i.e., Curaçao, Saba, Saint Eustatius, Bonaire, St. Maarten)).

The current tax rate is 35%. The tax system will apply only during a transitional period, the ending of which depends on the conclusion of certain agreements relating to information exchange with certain other countries.

On April 10, 2013, the Luxembourg government officially announced its intention to abolish the withholding system, effective January 1, 2015, in favor of automatic information exchange under the E.U. Savings Directive. The final necessary amending laws and regulations will need to be passed before that date.

Investors should note that the European Commission announced proposals to amend the Directive. If implemented, the proposed amendments would, inter alia, extend the scope of the Directive to (i) payments made through certain intermediate structures (whether or not established in a Member State) for the ultimate benefit of an E.U. resident individual, and (ii) a wider range of income similar to interest.

Under the Law, payment of interest or similar income on debt instruments made or deemed made by a paying agent (within the meaning of the Law) established in Luxembourg to or for the benefit of an individual Luxembourg resident for tax purposes who is the beneficial owner of such payment may be subject to a tax at a rate of 10%. Such tax will be in full discharge of income tax if the individual beneficial owner acts in the course of the management of his/her private wealth. Responsibility for the withholding and payment of the tax lies with the Luxembourg paying agent.

An individual beneficial owner of interest or similar income who is a resident of Luxembourg and acts in the course of the management of his/her private wealth may opt in accordance with the Law for a final tax of 10% when he receives or is deemed to receive such interest or similar income from a paying agent established in another E.U. Member State, in a Member State of the European Economic Area that is not an E.U. Member State, or in a State that has concluded a treaty directly in connection with the E.U. Savings Directive. The individual resident that is the beneficial owner of interest is responsible for the declaration and the payment of the 10% final tax.

Corporations

There is no Luxembourg withholding tax for Luxembourg resident and non-resident corporations holders of Exchange Notes on payments of interest (including accrued but unpaid interest), except for interest paid on certain profit-sharing bonds and, arguably, profit-sharing interest paid on loans, which is subject to 15% withholding tax unless on the basis of the tax treaty, concluded with Luxembourg and the country in which the corporation is tax resident, a lower tax rate or an exemption is available.

Income taxation

Non-resident holders of Exchange Notes

Non-resident holders of Exchange Notes, not having a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg to which Exchange Notes or income therefrom are attributable, are not subject to Luxembourg income taxes on income accrued or received, redemption premiums or issue discounts, under Exchange Notes nor on capital gains realized on the disposal or redemption of Exchange Notes. Non-residents holders who have a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg to which Exchange Notes or income therefrom are attributable are subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under Exchange Notes and on any gains realized upon the sale or disposal of Exchange Notes.

Resident holders of Exchange Notes

Individuals

A resident individual acting in the course of the management of a professional or business undertaking must include any interest accrued or received, any redemption premium or issue discount, as well as any gain realized on the sale or disposal, in any form whatsoever, of Exchange Notes, in its taxable income for Luxembourg income tax assessment purposes.

A resident holder of Exchange Notes, acting in the course of the management of his/her private wealth, is subject to Luxembourg income tax in respect of interest received, redemption premiums or issue discounts, under Exchange Notes, except if tax has been levied on such payments in accordance with the Law.

Any gain realized by an individual holder of Exchange Notes, acting in the course of the management of his/her private wealth, upon the sale or disposal, in any form whatsoever, of Exchange Notes is not subject to Luxembourg income tax, provided this sale or disposal took place more than 6 months after Exchange Notes were acquired. However, any portion of such gain corresponding to accrued but unpaid interest income is subject to Luxembourg income tax, except if tax has been levied on such interest in accordance with the Law.

Corporations

A resident holder of Exchange Notes that is not exempt from income taxation must include any interest accrued or received, any redemption premium or issue discount, as well as any gain realized on the sale or disposal, in any form whatsoever, of Exchange Notes, in its taxable income for Luxembourg income tax assessment purposes.

Net Wealth Taxation

An individual holder of Exchange Notes, whether he/she is resident of Luxembourg or not, is not subject to Luxembourg wealth tax on such Exchange Notes.

A resident corporate holder of Exchange Notes or non-resident corporate holder of Exchange Notes that maintains a permanent establishment, permanent representative or a fixed place of business in Luxembourg to which such Exchange Notes are attributable may be subject to Luxembourg wealth tax on such Exchange Notes, except if such holder is a Private Family Asset Holding Company (“Société de gestion de patrimoine familial”) introduced by the law of 11 May 2007 (as amended), an undertaking for collective investment governed by the Law of December 17, 2010 (as amended), a securitization vehicle governed by and compliant with the Law of March 22, 2004 (as amended) on securitization, a company governed by and compliant with the Law of June 15, 2004 (as amended) on venture capital vehicles, or a specialized investment fund governed by the Law of 13 February, 2007 (as amended).

Value Added Tax

There is no Luxembourg value added tax payable in respect of payments in consideration for the issue of Exchange Notes nor in respect of the payment of interest or principal under Exchange Notes or a transfer of Exchange Notes.

Other Taxes

Neither the issuance nor the transfer of Exchange Notes will give rise to any Luxembourg stamp duty, issuance tax, registration tax, transfer tax or similar taxes or duties, provided that the relevant issue or transfer agreement is not registered in Luxembourg, which is not mandatory.

Where a holder of Exchange Notes is a resident of Luxembourg for tax purposes at the time of his/her death, Exchange Notes are included in his/her taxable estate for inheritance tax assessment purposes.

Gift tax may be due on a gift or donation of Exchange Notes if embodied in a Luxembourg deed or registered in Luxembourg.

European savings directive

On June 3, 2003, the EU Council of Economic and Finance Ministers adopted the EU Council Directive 2003/48/EC on the taxation of savings income (“E.U. Savings Directive”) effective from July 1, 2005. Under the E.U. Savings Directive, each Member State is required to provide to the tax authorities of another Member State details of payments of interest within the meaning of the E.U. Savings Directive or other similar income paid by a paying agent within the meaning of the E.U. Savings Directive, to an individual resident or certain types of entities called “residual entities”, within the meaning of the E.U. Savings Directive (the “Residual Entities”), established in that other Member State (or certain dependent or associated territories). For a transitional period, however, Luxembourg is permitted to apply a withholding tax system whereby if a beneficial owner, within the meaning of the E.U. Savings Directive, does not opt for exchange of information or does not provide a specific tax certificate reporting, the relevant Member State will levy a withholding tax on payments to such beneficial owner. The tax rate of the withholding is 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

On April 10, 2013, the Luxembourg government officially announced its intention to abolish the withholding system, effective January 1, 2015, in favor of automatic information exchange under the E.U. Savings Directive. The necessary amending laws and regulations will need to be passed before that date.

As from January 1, 2010, Belgium applies for the regime of exchange of information described above. See “European Union Directive on Taxation of Savings Income in the Form of Interest Payments” (Council Directive 2003/48/EC).

Also with effect from July 1, 2005, a number of non-EU countries (Switzerland, Andorra, Liechtenstein, Monaco and San Marino) and certain dependent or associated territories (including Jersey, Guernsey, Isle of Man, Montserrat, British Virgin Islands, Aruba, Cayman Islands, Turks and Caicos Islands and Anguilla as well as the former Netherlands Antilles (i.e., Curaçao, Saba, Saint Eustatius, Bonaire, St. Maarten)) have agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a paying agent (within the meaning of the E.U. Savings Directive) within its jurisdiction to, or collected by such a paying agent for, an individual resident or a Residual Entity established in a Member State. In addition, Luxembourg has entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a paying agent (within the meaning of the E.U. Savings Directive) in Luxembourg to, or collected by such a paying agent for, an individual resident or a Residual Entity established in one of those territories.

The European Commission has announced on November 13, 2008 proposals to amend the E.U. Savings Directive. If implemented, the proposed amendments would, inter alia, (i) extend the scope of the E.U. Savings Directive to payments made through certain intermediate structures (whether or not established in a EU Member State) for the ultimate benefit of EU resident individuals and (ii) provide for a wider definition of interest subject to the E.U. Savings Directive. The European Parliament approved an amended version of this proposal on April 24, 2009. Discussions are still ongoing at Council level, building on unanimous conclusions adopted on December 2, 2008 and on June 9, 2009. Investors who are in any doubt as to their position should consult their professional advisers.

Material United States Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences of the exchange of Outstanding Notes for the Exchange Notes pursuant to this exchange offer.

This summary does not discuss all of the aspects of U.S. federal income taxation which may be relevant to investors in light of their particular circumstances. In addition, this summary does not discuss any state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax consequences of the exchange of the Outstanding Notes for the Exchange Notes or the ownership or disposition of the Exchange Notes. The statements set forth below are not binding on the Internal Revenue Service or on any court. Thus, we can provide no assurance that the statements set forth below will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

The discussion below deals only with the Exchange Notes held as capital assets within the meaning of the Code, and does not address holders of the Exchange Notes that may be subject to special rules. Holders that may be subject to special rules include:

•	some U.S. expatriates;

•	banks, thrifts or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	insurance companies;

•	tax-exempt entities;

•	S Corporations;

•	broker-dealers or dealers in securities or currencies;

•	traders in securities;

•	holders whose functional currency is not the U.S. dollar;

•	persons that hold the Exchange Notes as part of a straddle, hedge, conversion or other risk reduction or constructive sale transaction; and

•	persons subject to the alternative minimum tax provisions of the Code.

If a partnership or other entity taxable as a partnership holds the Exchange Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership owning and disposing of the Exchange Notes.

You should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of exchanging the Outstanding Notes for the Exchange Notes.

The Exchange

The exchange of the Outstanding Notes for the Exchange Notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes, because the Exchange Notes will not be considered to differ materially in kind or extent from the Outstanding Notes. Accordingly, the exchange of Outstanding Notes for Exchange Notes will not be a taxable event to holders for federal income tax purposes. Moreover, the Exchange Notes will have the same tax attributes as the Outstanding Notes and the same tax consequences to holders as the Outstanding Notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis, original issue discount and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. NII International has agreed that, beginning on the date of consummation of the exchange offer and ending on the close of business 180 days after the consummation of the exchange offers, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the consummation of the exchange offers, NII International will promptly send a reasonable number of additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. NII International has agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters under U.S. law relating to the Exchange Notes offered hereby will be passed upon for NII Holdings and NII International by Williams Mullen, Richmond, Virginia. Certain matters under the law of Luxembourg relating to the Exchange Notes will be passed upon by Hogan Lovells (Luxembourg) LLP, counsel to the Issuer.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of NII Holdings, Inc. for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

NII International Telecom S.C.A. — a Luxembourg partnership limited by shares

General Liability Principles for Managers of a Luxembourg société en commandite par actions (“S.C.A.”)

The managers of an S.C.A. are liable in accordance with the general provisions on directors’/ managers’ liability. Article 59, first paragraph of the Luxembourg law of 10 August 1915 on commercial companies, as amended (which article also applies to managers of an S.C.A.), provides that managers are liable to the company, in accordance with the general provisions of Luxembourg law, for the execution of the mandate for which they have been appointed and for the faults committed during their management. In addition and pursuant to article 59, second paragraph, the managers are jointly and severally liable either to the company or to third parties for all damages resulting from infringements of the law or of the company’s articles of association. Furthermore and under article 495 of the Luxembourg Commercial Code, managers may be declared personally bankrupt if (i) they abusively pursued, for their interest, a non-profitable business which resulted in the company becoming insolvent or (ii) they disposed of corporate assets in the same manner as if those had been their own personal assets or (iii) they carried out business on behalf of the company for their personal interest.

In addition to the above general liability principles, the managers of an S.C.A. may be at the same time general partners of the S.C.A. In their capacity as general partners of the S.C.A., they incur personal and unlimited liability for the debts and obligations of the S.C.A.

The Articles of Association of NII International (the “NII International Articles”) do not contain any indemnification provisions with respect to its manager.

Liability and Indemnification of the Members of the Supervisory Board of a Luxembourg S.C.A.

The audit of the annual accounts of NII International is entrusted to a supervisory board composed of three statutory auditors.

Insofar as the liability of the statutory auditors results from their duties of supervision and control, their liability shall be determined according to the same general rules as those applicable to the liability of managers.

The statutory auditors do not assume, by reason of their position, any personal liability in relation to commitments properly made by them in the name of NII International. They are authorized agents only and are therefore merely responsible for the execution of their mandate.

The NII International Articles do not contain any indemnification provisions with respect to the statutory auditors.

NII Holdings, Inc. — a Delaware corporation

NII Holdings’ Amended and Restated Certificate of Incorporation (the “NII Certificate”) and Fourth Amended and Restated Bylaws (the “NII Bylaws”) provide for indemnification of officers and directors of NII Holdings and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

NII Holdings may maintain insurance for the benefit of its directors, officers, employees, agents and certain other persons, insuring such persons against any expense, liability, or loss, including liability under the securities law.

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 21.	Exhibits and Financial Statement Schedules.

See the “Exhibit Index” following the signature pages hereto.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NII International Telecom S.C.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax County, Commonwealth of Virginia, on February 28, 2014.

NII INTERNATIONAL TELECOM S.C.A.

by NII International Holdings S.a r.l., its sole manager

By:	/S/ SHANA C. SMITH
Class B Manager

POWER OF ATTORNEY

Each of the undersigned hereby appoints, Juan R. Figuereo, Gary Begeman and Shana C. Smith and each of them individually, as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Nicola Foley Nicola Foley	Class A Manager of the Sole Manager	February 28, 2014

/s/ Hugo Froment Hugo Froment	Class A Manager of the Sole Manager	February 28, 2014

/s/ Daniel E. Freiman Daniel E. Freiman	Class B Manager of the Sole Manager	February 28, 2014

/s/ Shana C. Smith Shana C. Smith	Class B Manager of the Sole Manager	February 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NII Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax County, Commonwealth of Virginia, on February 28, 2014.

NII HOLDINGS, INC.

By:	/s/ ESTEBAN NARANJO
Vice President, Corporate Controller and Principal Accounting Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints, Juan R. Figuereo, Gary Begeman and Shana C. Smith and each of them individually, as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Steven M. Shindler Steven M. Shindler	Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2014

/s/ Juan R. Figuereo Juan R. Figuereo	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	February 28, 2014

/s/ Esteban Naranjo Esteban Naranjo	Vice President, Corporate Controller and Principal Accounting Officer (Principal Accounting Officer)	February 28, 2014

/s/ Kevin L. Beebe Kevin L. Beebe	Chairman of the Board of Directors	February 28, 2014

/s/ Donald Guthrie Donald Guthrie	Director	February 28, 2014

/s/ Charles M. Herington Charles M. Herington	Director	February 28, 2014

/s/ Carolyn Katz Carolyn Katz	Director	February 28, 2014

/s/ Ricardo Knoepfelmacher Ricardo Knoepfelmacher	Director	February 28, 2014

/s/ Rosendo G. Parra Rosendo G. Parra	Director	February 28, 2014

/s/ Paulino do Rego Barros Paulino do Rego Barros	Director	February 28, 2014

/s/ John W. Risner John W. Risner	Director	February 28, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Indenture governing the 11.375% senior notes due 2019, dated February 19, 2013, among NII International Telecom S.C.A., NII Holdings, Inc. and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.1 to NII Holdings, Inc. Form 8-K filed on February 19, 2013).

4.2	First Supplemental Indenture governing the 11.375% senior notes due 2019, dated April 15, 2013, among NII International Telecom S.C.A., NII Holdings, Inc. and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.2 to NII Holdings, Inc. Form 8-K filed on April 15, 2013).

4.3	Registration Rights Agreement related to the 11.375% senior notes due 2019, dated April 15, 2013, among NII International Telecom S.C.A., NII Holdings, Inc. and J.P. Morgan Securities LLC (incorporated by reference to Exhibit 4.3 to NII Holdings, Inc. Form 8-K filed on April 15, 2013).

4.4	Indenture governing the 7.875% senior notes due 2019, dated May 23, 2013, among NII International Telecom S.C.A., NII Holdings, Inc. and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.1 to NII Holdings, Inc. Form 8-K filed on May 23, 2013).

4.5	Registration Rights Agreement related to the 7.875% senior notes due 2019, dated May 23, 2013, among NII International Telecom S.C.A., NII Holdings, Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 4.2 to NII Holdings, Inc. Form 8-K filed on May 23, 2013).

5.1	Opinion of Williams Mullen*

5.2	Opinion of Hogan Lovells (Luxembourg), LLP*

8.1	Opinion of Williams Mullen as to certain tax matters*

8.2	Opinion of Hogan Lovells (Luxembourg), LLP as to certain tax matters (included in Exhibit 5.2)

12.1	Statement of Computation of Ratios of Earnings to Fixed Charges*

23.1	Consent of Williams Mullen (included in Exhibit 5.1)

23.2	Consent of Hogan Lovells (Luxembourg), LLP (included in Exhibit 5.2)

23.3	Consent of Williams Mullen (included in Exhibit 8.1)

23.4	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney for NII International Telecom S.C.A. (See page II-4 of this Registration Statement)*

24.2	Power of Attorney for NII Holdings, Inc. (See page II-5 of this Registration Statement)*

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust National Association, as the Trustee under the Indentures*

99.1	Form of Letter of Transmittal relating to the 11.375% Senior Notes due 2019.*

99.2	Form of Letter of Transmittal relating to the 7.875% Senior Notes due 2019.*

99.3	Form of Letter to Depository Trust Company Participants relating to the 11.375% Senior Notes due 2019.*

99.4	Form of Letter to Depository Trust Company Participants relating to the 7.875% Senior Notes due 2019.*

99.5	Form of Letter to Clients from Broker-Dealers relating to the 11.375% Senior Notes due 2019.*

99.6	Form of Letter to Clients from Broker-Dealers relating to the 7.875% Senior Notes due 2019.*

99.7	Form of Notice of Guaranteed Delivery relating to the 7.875% Senior Notes due 2019.*

99.8	Form of Notice of Guaranteed Delivery relating to the 11.375% Senior Notes due 2019.*

*	Filed herewith.

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